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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-113951

PROSPECTUS

20,000,000 Shares

AXIS Capital Holdings Limited

Common Shares

This is a public offering of common shares of AXIS Capital Holdings Limited. All of the common shares are being sold by the selling shareholders in this offering. AXIS Capital Holdings Limited will not receive any of the proceeds from the sale of common shares by the selling shareholders.

Our common shares are listed on the New York Stock Exchange under the symbol "AXS." The last reported sale price of our common shares on the New York Stock Exchange on April 15, 2004 was $27.91 per share.

Investing in our common shares involves risks. See "Risk Factors" beginning on page 10.

PRICE $27.91 A SHARE

	Per Share	Total
Price to public	$27.91	$558,200,000
Underwriting discount	$0.91	$18,200,000
Proceeds, before expenses, to the selling shareholders	$27.00	$540,000,000

The selling shareholders have granted the underwriters the right to purchase up to an additional 3,000,000 common shares to cover over-allotments.

Neither the Securities and Exchange Commission, state securities regulators, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about April 21, 2004.

MORGAN STANLEY	CITIGROUP

JPMORGAN
CREDIT SUISSE FIRST BOSTON	DEUTSCHE BANK SECURITIES	MERRILL LYNCH & CO.
COCHRAN, CARONIA & CO.	FOX-PITT, KELTON	WACHOVIA SECURITIES

April 15, 2004

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. The selling shareholders are not making, nor will they make, an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares.

        Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the "BMA") must approve all issuances and transfers of securities of a Bermuda exempted company. The BMA has issued its permission for the free transferability of our common shares, as long as the common shares are listed on the New York Stock Exchange ("NYSE") or other appointed stock exchanges, to and among persons who are non-residents of Bermuda for exchange control purposes and up to 20% of the common shares to and among persons who are residents of Bermuda for exchange control purposes. Any other transfers remain subject to approval by the BMA. The BMA accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        Neither we nor the selling shareholders have authorized any offer of the common shares being offered pursuant to this prospectus to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995, as amended (the "Regulations"). Common shares may not lawfully be offered or sold to persons in the United Kingdom except in circumstances that do not result in an offer to the public in the United Kingdom within the meaning of the Regulations or otherwise in compliance with all applicable provisions of the Regulations.

        This document is for distribution only to persons who (1) are outside the United Kingdom, (2) have professional experience in matters relating to investments, (3) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") or Article 60 ("participation in employee share schemes") of The Financial Services and Markets Act 2000 (Financial

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Promotion) Order 2001 (as amended) or (4) are persons to whom this document may otherwise lawfully be issued or passed on to (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

        This prospectus does not constitute a prospectus for the purposes of the Irish Companies Acts, 1963 to 2003 and has not been registered with the Registrar of Companies in Ireland. Neither we nor the selling shareholders will make (and have not authorised any person to make) any offer or sale of common shares to the public (within the meaning of the above Acts) wherever situated. Common shares may be offered for sale only to a person whose ordinary business is to buy or sell shares or debentures (whether as principal or agent).

        The common shares being offered pursuant to this prospectus shall not be offered, transferred or sold in the Netherlands to any person other than to natural or legal persons who trade or invest in securities in the conduct of their profession or trade within the meaning of section 2 of the Exemption Regulation pursuant to The Netherlands Securities Market Supervision Act 1995 ("Vrijstellingsregeling Wet toezicht effectenverkeer 1995"), which includes banks, securities intermediaries (including dealers and brokers), insurance companies, central governments, large international and supernational institutions, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly invest in securities in the conduct of a business or a profession.

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PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. While we have highlighted what we believe is the most important information about us and this offering in this summary, you should read the entire prospectus carefully, including the "Risk Factors" and "Forward-Looking Statements" sections and our consolidated financial statements and the notes to those consolidated financial statements before making an investment decision. In this prospectus, references to the "Company," "we," "us" or "our" refer to the consolidated operations of AXIS Capital Holdings Limited ("AXIS Capital") and its direct and indirect subsidiaries and branches, including AXIS Specialty Limited ("AXIS Specialty"), AXIS Re Limited ("AXIS Re"), AXIS Specialty Europe Limited ("AXIS Specialty Europe"), AXIS Reinsurance Company ("AXIS Reinsurance"), AXIS Specialty Insurance Company ("AXIS Insurance"), AXIS Surplus Insurance Company ("AXIS Surplus"), AXIS Re Europe and AXIS Speciality London, unless the context suggests otherwise. References in this prospectus to "dollars" or "$" are to the lawful currency of the United States of America, unless the context otherwise requires. Unless otherwise stated, all figures assume no exercise of the underwriters' over-allotment option. For your convenience, we have provided a Glossary, beginning on page G-1, of selected reinsurance, insurance and investment terms and have printed these terms in boldfaced type the first time they are used in this prospectus.

THE COMPANY

Overview

        We provide specialty lines insurance and treaty reinsurance on a global basis, with headquarters in Bermuda. Through our operating subsidiaries and branches based in Bermuda, Ireland, the United States, the United Kingdom and Switzerland, we focus on writing coverage for specialized classes of risk through our team of highly skilled and experienced underwriters. Since our founding in November 2001, we have successfully assembled a strong management team of proven leaders with significant industry experience, established a global underwriting infrastructure and built a broad product portfolio. In 2002, our first full year of operation, we wrote $1.1 billion of gross premiums, generated $265.1 million of net income, produced a combined ratio of 70.7% and earned a return on average equity of 14.7%. In 2003, we wrote $2.3 billion of gross premiums, generated $532.3 million of net income, produced a combined ratio of 73.7% and earned a return on average equity of 22.3%. As of December 31, 2003, we had $2.82 billion of shareholders' equity. We believe that we have established a recognized franchise in the insurance and reinsurance industry and are well-positioned to provide our products to our customers.

        The insurance and reinsurance industry has experienced severe dislocation as a result of an unprecedented impairment of capital, which has caused a substantial contraction in global underwriting capacity. We believe this impairment has been caused primarily by the following factors:

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  Record loss events in 2001 and 2002;

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  Continued adverse loss development from industry legacy issues;

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  An adverse investment environment;

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  Exit of key players from some markets; and

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  A significant number of ratings downgrades.

        We believe that from the beginning of 2001 through the end of 2002, capital available to write property and casualty insurance and reinsurance has been impaired by an estimated $243 to $253 billion in potential and realized underwriting and investment losses. This amount is 35% to 36% of the approximately $700 billion in available capital at the end of 2000. At the same time that capacity has declined, we believe the demand for commercial insurance and reinsurance has increased as insureds have become increasingly aware of their risk exposures. These industry developments have provided new companies such as ours with an opportunity to provide much needed underwriting capacity at attractive rates in conjunction with improved terms and conditions. During 2003, many companies operating in our markets were recovering from a prolonged period of excess underwriting capacity, which generally produces favorable pricing, terms and conditions for the risks that we underwrite. We believe we will benefit from continued underwriting discipline in most lines of business and from insureds seeking to move their business from insurers and reinsurers with legacy balance sheet issues and reserving shortfalls to financially stronger insurers and reinsurers.

        In forming the Company, our strategy was to establish an entity with a solid capital base, a strong management team, a globally diversified product portfolio and a cost-effective underwriting platform capable of allowing us to react quickly to changing market dynamics. We believe the ability to execute this strategy in the current market without the burden of historical losses relating to the tragic events of September 11, 2001, asbestos, environmental or other legacy exposures differentiates us from many incumbent insurers and reinsurers. We believe we have begun to successfully execute this strategy, and we are committed to capitalizing on the opportunities created by ongoing market dislocations.

        We seek to use our management's extensive expertise, experience and long-standing market relationships to identify and underwrite attractively priced risks while delivering innovative insurance and reinsurance solutions to our customers. Our underwriters are focused on constructing a portfolio of risks that utilizes our capital while optimizing the risk-reward characteristics of the portfolio. For our global insurance segment, we have designed our corporate and underwriting structure to create an operating platform that utilizes new procedures and technologies, which we believe provides us with a competitive advantage. We intend to continue to exercise highly disciplined underwriting practices and manage a diverse book of business while seeking to maximize our profitability and generate superior returns on equity.

        In 2002, our business consisted of two underwriting segments: specialty lines and treaty reinsurance. With effect from January 1, 2003, we added two new segments following our acquisitions of AXIS Reinsurance and AXIS Surplus. Our business now consists of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance. During the year ended December 31, 2003, we wrote gross premiums of $980.7 million in our global insurance segment, $462.9 million in our global reinsurance segment, $625.9 million in our U.S. insurance segment and $204.1 million in our U.S. reinsurance segment. During the year ended December 31, 2003, we established a European reinsurance office in Zurich and hired a team of underwriters. During the first three months of 2004, this office principally wrote European trade credit and bond reinsurance, motor and general liability reinsurance and property catastrophe reinsurance. We anticipate that this unit will provide growth within our global reinsurance segment in 2004.

        Our global insurance segment principally consists of specialty lines business that is sourced outside of the United States but covers exposures throughout the world, including:

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  Specialty Risks (including Terrorism, Marine and Aviation War Risk, Political Risk and Professional Lines);

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  Onshore and Offshore Energy;

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  Aviation and Aerospace;

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  Commercial Property; and

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  Marine.

        Our global reinsurance segment principally consists of treaty reinsurance business that is sourced outside of the United States but covers exposures throughout the world, including:

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  Property (catastrophe-based);

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  Workers' Compensation, Personal Accident and Life (catastrophe-based);

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  Aviation and Crop;

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  Trade Credit and Bond; and

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  Motor and General Liability.

        Our U.S. insurance segment primarily consists of specialty lines business that is sourced in the United States and covers exposures in the United States, including:

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  Commercial Property;

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  Professional Lines; and

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  Commercial Liability.

        Our U.S. reinsurance segment principally consists of treaty reinsurance business that is sourced in the United States and covers exposures in the United States, including:

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  Professional Lines;

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  Liability;

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  Property; and

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  Marine and Aviation.

        We produce our business almost exclusively through insurance and reinsurance brokers worldwide who receive a brokerage commission generally equal to a percentage of gross premiums. Our management and underwriting team have longstanding relationships with key insurance and reinsurance brokers, such as Marsh Inc. ("Marsh"), including its subsidiary, Guy Carpenter & Company, Inc. ("Guy Carpenter"), Aon Corporation ("Aon"), Willis Group Holdings Ltd. ("Willis") and Benfield Group ("Benfield"), and with many ceding companies.

Competitive Strengths

        We believe our competitive strengths have enabled, and will continue to enable, us to capitalize on the significant dislocation in the insurance and reinsurance marketplace. These strengths include:

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  Experienced Management and Underwriting Team with Proven Track Record.  The extensive depth and knowledge of our management and underwriting teams provide us with the ability to successfully select and price complex risks.

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  Long-Standing Market Relationships.  Our underwriters have well-established personal relationships with our insureds, cedents and brokers.

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  Demonstrated Ability to Attract High Quality Talent.  From inception, we have successfully targeted and hired high quality management and underwriting talent.

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  Disciplined Approach to Underwriting and Risk Management.  Our disciplined, conservative approach to underwriting utilizing peer review processes, combined with our strict management of global aggregate exposures across products and sophisticated modeling capabilities, allow us to realize attractive prices, favorable terms and risk diversification.

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  Low-Cost International Infrastructure and Versatile Underwriting Platform.  Our international presence, centralized coordination and proprietary technologies provide us with the flexibility to adapt to market conditions in real time and practice a highly opportunistic underwriting approach.

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  Superior Financial Strength.  Our insurance subsidiaries are rated "A" (Strong) by Standard & Poor's and "A" (Excellent) by A.M. Best. These ratings are intended to assist policyholders and reflect opinions of our financial strength and our ability to pay policyholder claims and are not applicable to the securities offered in this prospectus.

Strategy

        Our corporate objective is to generate superior returns on capital that appropriately reward us for risks we assume and to increase our revenue only when we deem it profitable, while establishing ourselves as a global leader in providing specialty lines insurance and treaty reinsurance products to our customers. We intend to achieve this objective by executing the following strategies:

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  Establish Global Leadership in Key Business Lines by Leveraging Management's Significant Experience and Relationships.  We rely on our senior management team's extensive customer relationships to take advantage of the current dislocation in the insurance market, generate new business and establish ourselves as a leading writer of specialty lines and treaty reinsurance.

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  Opportunistically Manage a Diverse Portfolio of Specialty Risks.  We are opportunistic and selective participants in business lines that have been or may be most affected by the significant contraction in global underwriting capacity.

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  Continue Commitment to Highly Disciplined Underwriting Practices.  We utilize our disciplined underwriting approach to minimize risk and reduce the volatility of our operating results.

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  Maintain a Conservative Balance Sheet and Superior Financial Ratings.  We are committed to maintaining our excellent capitalization, financial strength and ratings over the long-term.

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  Realize Increased Profitability by Maintaining Our Efficient, Low-Cost Infrastructure.  We maintain the flexibility provided by our low-cost infrastructure to selectively participate in new business opportunities, or retrench from existing business lines, without incurring significant additional costs.

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  Manage Capital Prudently.  We manage our capital prudently relative to our risk exposure to maximize profitability and long-term growth in shareholder value.

Risks Relating to Our Company

        As part of your evaluation of the Company, you should take into account the risks we face in our business. These risks include:

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  Limited Operating History.  We began our business in November 2001 and, as a result, there is limited historical financial and operating information available to help you evaluate our performance or an investment in our common shares.

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  Exposure to Natural and Man-Made Disasters.  We have substantial exposure to unexpected losses resulting from natural and man-made disasters and other catastrophic events, the incidence and severity of which are inherently unpredictable.

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  Uncertainty of Loss Reserves.  To the extent actual claims exceed our expectations, this could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital.

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  Failure of Loss Limitation Methods.  We cannot be sure that the loss limitation methods we employ will be effective to mitigate the effect on our financial condition or results of operations from one or more catastrophic or other events.

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  Emerging Claims and Coverage Issues.  Unexpected and unintended issues related to claims and coverage may emerge as practices and conditions change both inside and outside of the insurance and reinsurance industry.

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  Risk Associated with Reinsurance Underwriting.  In our reinsurance business, we do not separately evaluate each of the individual risks assumed under reinsurance treaties and are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

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  Loss of Key Employees.  If we were to lose the services of members of our management team, our business could be adversely affected.

        For more information about these and other risks, see "Risk Factors" beginning on page 10. You should carefully consider these risk factors together with all the other information included in this prospectus.

Corporate History and Organization

        We were founded with $1.7 billion of capital and began operations in November 2001 as AXIS Specialty. AXIS Specialty and its subsidiaries became wholly owned subsidiaries of AXIS Capital pursuant to an exchange offer consummated on December 31, 2002 (the "Exchange Offer"). On July 7, 2003, we completed an initial public offering of 15.4 million newly issued common shares and 9.3 million common shares offered by selling shareholders.

        Set forth below is our corporate organization chart that shows our operating insurance companies and branches:

        Our principal executive offices are located at 106 Pitts Bay Road, Pembroke HM 08, Bermuda, and our telephone number at that location is (441) 296-2600.

Recent Developments

        On March 25, 2004, we renewed our existing credit facility by entering into a three-year $750 million credit facility with a syndicate of commercial banks led by JPMorgan Chase Bank, as administrative agent and lender. Under the terms of this new credit facility, up to $750 million may be used by AXIS Capital, AXIS Specialty, AXIS Re and AXIS Specialty Europe to issue letters of credit and up to $300 million may be used for general corporate purposes, with total borrowings not to exceed $750 million. In addition, we anticipate that AXIS Reinsurance, AXIS Insurance and AXIS Surplus will become parties to this credit facility upon receipt of regulatory approvals from each of their respective state insurance authorities. The new credit facility also contains various loan covenants with which we must comply, including limitations on the incurrence of future indebtedness, future liens, fundamental changes, investments and certain transactions with affiliates.

THE OFFERING

Common shares offered by selling shareholders	20,000,000 common shares
Common shares to be outstanding after the offering	154,892,341 common shares
Over-allotment shares offered by selling shareholders	3,000,000 common shares
Use of proceeds	We will not receive any of the proceeds from the sale of common shares by the selling shareholders.
Dividend policy
We paid dividends of $0.07 per common share to all common shareholders of record on September 30, 2003 and December 31, 2003. We paid a dividend of $0.125 per common share to all common shareholders of record on March 31, 2004. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.
NYSE symbol	"AXS"

        The number of shares shown to be outstanding after the offering excludes:

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  19,584,904 common shares that may be issued pursuant to warrants outstanding as of March 31, 2004 at an exercise price of $12.50 per share;

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  5,758,012 common shares that may be issued pursuant to options that had been granted as of March 31, 2004 at a weighted average exercise price of $16.46 per share; and

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  7,287,850 additional common shares available for future issuance under our stock option and incentive plans as of March 31, 2004.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our summary consolidated financial information for the periods ended and as of the dates indicated. AXIS Specialty was incorporated on November 8, 2001 and commenced operations on November 20, 2001. AXIS Capital was incorporated on December 9, 2002. On December 31, 2002, AXIS Specialty and its subsidiaries became wholly owned subsidiaries of AXIS Capital pursuant to the Exchange Offer. In the Exchange Offer, the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in AXIS Capital. Following the Exchange Offer, AXIS Specialty distributed all of its wholly-owned subsidiaries to AXIS Capital. The Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost. As a result, the summary consolidated financial information presented gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001.

        The summary statement of operations data for the years ended December 31, 2003 and 2002 and for the period from inception (November 8, 2001) through December 31, 2001 and the summary balance sheet data as of December 31, 2003 and December 31, 2002 are derived from our audited consolidated financial statements included within the consolidated financial statements and notes included elsewhere in this prospectus, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and have been audited by Deloitte & Touche, our independent auditors.

        The following summary consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31, 2003	Year Ended December 31, 2002	Period Ended December 31, 2001(1)
	($ in thousands, except share and per share amounts)
Summary Statement of Operations Data:
Gross premiums written	$2,273,645	$1,108,003	$26,746
Net premiums written	1,908,387	1,018,277	26,746
Net premiums earned	1,436,230	536,850	1,884
Net investment income	73,961	71,287	4,763
Net realized gains	22,567	26,070	394
Net losses and loss expenses	734,019	229,265	963
Acquisition costs	229,712	103,703	832
General and administrative expenses	94,589	46,521	2,566
Income tax recovery	678	1,430	—
Net income	532,350	265,119	2,680
Per Share Data:
Basic earnings per share	$3.69	$1.96	$0.03
Diluted earnings per share	$3.42	$1.91	$0.03
Basic weighted average shares outstanding	144,262,881	135,442,240	105,103,400
Diluted weighted average shares outstanding	155,690,763	138,480,623	105,103,400
Summary U.S. GAAP Ratios:
Net loss and loss expense ratio(2)	51.1%	42.7%	51.1%
Acquisition cost ratio(3)	16.0	19.3	44.2
General and administrative expense ratio(4)	6.6	8.7	136.2

Combined ratio(5)	73.7%	70.7%	231.5%

	As of December 31, 2003	As of December 31, 2002	As of December 31, 2001
	($ in thousands, except share and per share amounts)
Summary Balance Sheet Data:
Cash and cash equivalents	$605,175	$729,296	$761,670
Investments at fair market value	3,385,576	1,702,990	1,079,686
Total assets	5,172,273	2,948,321	1,877,773
Reserve for losses and loss expenses	992,846	215,934	963
Unearned premiums	1,143,447	555,962	24,862
Total shareholders' equity	2,817,148	1,961,033	1,649,552
Per Share Data:
Book value per share(6)	$18.48	$14.19	$12.21

(1)
The financial information for this period reflects our results from November 8, 2001, the date of incorporation of AXIS Specialty, to December 31, 2001.

(2)
The net loss and loss expense ratio is calculated by dividing net losses and loss expenses by net premiums earned.

(3)
The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.

(4)
The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5)
The combined ratio is the sum of the net loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio.

(6)
Book value per share is based on total shareholders' equity divided by basic shares outstanding of 152,474,011 as of December 31, 2003, 138,168,520 as of December 31, 2002 and 135,122,688 as of December 31, 2001.

RISK FACTORS

        An investment in our common shares involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common shares. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition and a corresponding decline in the market price of our common shares. You could lose all or part of your investment.

Risks Related to the Company

Our future performance is difficult to predict because we have a limited operating history.

        We began our business in November 2001 and have a limited operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our performance or an investment in our common shares. Because we are in the initial stages of development, we face substantial business and financial risks and may suffer significant losses. We must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct our intended business activities. It is possible that we will not be successful in implementing our business strategy or accomplishing these necessary tasks. In addition, because we have not experienced any substantial claims to date, our historical financial results may not accurately indicate our future performance.

Our financial condition could be adversely affected by the occurrence of natural and man-made disasters.

        We have substantial exposure to unexpected losses resulting from natural disasters, man-made catastrophes and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, explosions, severe winter weather, fires, war, acts of terrorism, political instability and other natural or man-made disasters. In addition, we have written and will continue to write policies explicitly covering war, acts of terrorism and political risk. The incidence and severity of catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of claims from catastrophic events is likely to result in substantial volatility in our results of operations or financial condition for any fiscal quarter or year. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. Increases in the values and concentrations of insured property may increase the severity of these occurrences in the future. Although we attempt to manage our exposure to such events, a single catastrophic event could affect multiple geographic zones or the frequency or severity of catastrophic events could exceed our estimates. As a result, the occurrence of one or more catastrophic events could have a material adverse effect on our results of operations or financial condition and our ability to write new business.

If actual claims exceed our loss reserves, our financial results could be significantly adversely affected.

        Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. To the extent actual claims exceed our expectations, we will be required to immediately recognize the less favorable experience. This could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital. To date, we have not been required to make any of these adjustments. However, it is early in our history, and the number and size of reported claims has been small. We expect that in the future the number of claims will increase, and their size could exceed our expectations.

        We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Our operating history is too limited and our loss history is insufficient to allow us currently to extrapolate reserves directly. Instead, our current loss reserves are based on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred but not reported ("IBNR"). We utilize actuarial models and historical insurance industry loss development patterns to establish appropriate loss reserves, as well as estimates of future trends in claims severity, frequency and other factors. Establishing an appropriate level of loss reserves is an inherently uncertain process. Accordingly, actual claims and claim expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements.

        If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency is rectified. It is possible that claims in respect of events that have occurred could exceed our loss reserves and have a material adverse effect on our results of operations or financial condition.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our results of operations or financial condition.

        We seek to mitigate our loss exposure by writing a number of our insurance and reinsurance contracts on an excess of loss basis. In addition, we limit program size for each client and purchase reinsurance for our own account. In the case of proportional reinsurance treaties, we seek per occurrence limitations or loss and loss expense ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. Various provisions of our policies, such as limitations or exclusions from coverage or choice of forum negotiated to limit our risks may not be enforceable in the manner we intend. As a result of these risks, one or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our results of operations or financial condition.

The effects of emerging claim and coverage issues on our business are uncertain.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. One recent example of an emerging claims and coverage issue is larger settlements and jury awards against professionals and corporate directors and officers covered by professional liability and directors' and officers' liability insurance.

The risk associated with reinsurance underwriting could adversely affect us.

        In our reinsurance business, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. This is common among reinsurers. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

We could be adversely affected by the loss of one or more key executives or by an inability to attract and retain qualified personnel.

        Our success depends on our ability to retain the services of our existing key executives and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executives or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business. We do not maintain key man life insurance policies with respect to our employees, except for our Chief Executive Officer and President, John R. Charman. Under Bermuda law, non-Bermudians (other than spouses of Bermudians, holders of a permanent resident's certificate or holders of a working resident's certificate) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government only upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian, holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standard requirements for the advertised position. In 2001, the Bermuda government announced a new immigration policy limiting the duration of work permits to between six and nine years, with specified exemptions for "key" employees. If work permits are not obtained or renewed for our key executives in Bermuda, we could lose their services, which could adversely affect our ability to conduct our business.

Our operating subsidiaries are rated by Standard & Poor's and A.M. Best, and a decline in these ratings could affect our standing among brokers and customers and cause our sales and earnings to decrease.

        Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. Standard & Poor's maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). Our insurance subsidiaries have been rated "A" (Strong) by Standard & Poor's, which is the sixth highest of twenty-one rating levels, and "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels. The objective of Standard & Poor's and A.M. Best's rating systems is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Our ratings reflect Standard & Poor's and A.M. Best's opinions of our financial strength, are not evaluations directed to investors in our common shares and are not recommendations to buy, sell or hold our common shares.

        Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, Standard & Poor's and/or A.M. Best. If our ratings are reduced from their current levels by either Standard & Poor's or A.M. Best, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade, therefore, could result in a substantial loss of business as insureds, ceding companies and brokers that place such business move to other insurers and reinsurers with higher ratings. In addition, we will be in default of our credit facility if any of AXIS Specialty, AXIS Re or AXIS Specialty Europe fails to maintain a rating of at least B++ from A.M. Best.

Since we depend on a few brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

        We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. Marsh, including its subsidiary Guy Carpenter, Aon, Willis and Benfield provided 33.7%, 19.3%, 11.5% and 4.0% (for a total of 68.5%), respectively, of our gross premiums written in the year ended December 31, 2003. We believe these brokers also have, or may in the future acquire, ownership interests in insurance and reinsurance companies that may compete with us, and these brokers may favor their own insurers or reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

Our reliance on brokers subjects us to their credit risk.

        In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. Although the law is unsettled and depends upon the facts and circumstances of the particular case, in some jurisdictions, if a broker fails to make such a payment, we might remain liable to the insured or ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the insured or ceding insurer pays premiums for these policies to brokers for payment over to us, these premiums might be considered to have been paid and the insured or ceding insurer will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with brokers with whom we transact business. However, due to the unsettled and fact-specific nature of the law, we are unable to quantify our exposure to this risk. To date, we have not experienced any material losses related to such credit risks.

If we choose to purchase reinsurance, we may be unable to do so, and if we successfully purchase reinsurance, we may be unable to collect.

        We purchase reinsurance for our own account in order to mitigate the volatility of losses upon our financial condition. A reinsurer's insolvency, or inability or refusal to make payments under the terms of its reinsurance agreement with us, could have a material adverse effect on us because we remain liable to the insured.

        From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. For example, following the tragic events of September 11, 2001, terms and conditions in the reinsurance and retrocessional markets generally became less attractive. Accordingly, we may not be able to obtain our desired amounts of reinsurance or retrocessional reinsurance. In addition, even if we are able to obtain such reinsurance or retrocessional reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or obtain such reinsurance or retrocessional reinsurance from entities with satisfactory creditworthiness.

Our investment performance may affect our financial results and ability to conduct business.

        Our funds are invested by several professional investment advisory management firms under the direction of our management team in accordance with detailed investment guidelines set by us. See "Business — Investments." Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. In particular, the volatility of our claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. Investment losses could significantly decrease our asset base, thereby affecting our ability to conduct business. For the year ended December 31, 2003, 6.2% or $96.5 million of our total revenues was derived from our invested assets. This represented 18.1% of our net income.

We may be adversely affected by interest rate changes.

        Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate sensitive-instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, funds reinvested will earn less than expected.

        In addition, our investment portfolio includes mortgage-backed securities. As of December 31, 2003, mortgage-backed securities constituted approximately 28.2% of our invested assets (assets under management by third party investment managers). As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

        Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. We may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Our operating results may be adversely affected by currency fluctuations.

        Our functional currency is the U.S. dollar. For the year ended December 31, 2003, 9.4% of our gross premiums were written in currencies other than the U.S. dollar and we generally expect that a similar proportion will be written in currencies other than the U.S. dollar in 2004. A portion of our loss reserves and investments are also in non-U.S. currencies. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S. currencies, which could adversely affect our operating results.

        We have no currency hedges in place, nor are we currently aware of any material exposures to loss payments that will be paid in non-U.S. currencies. We intend to consider the use of hedges when we are advised of known or probable significant losses that will be paid in non-U.S. currencies. However, it is possible that we will not successfully structure those hedges so as to effectively manage these risks.

The regulatory system under which we operate, and potential changes thereto, could have a material adverse effect on our business.

        General.    Our insurance and reinsurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations in locales where we currently engage in business or in new locales, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business. In addition, changes in the laws or regulations to which our insurance and reinsurance subsidiaries are subject could have a material adverse effect on our business.

        AXIS Specialty.    AXIS Specialty is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes and regulations and policies of the BMA require AXIS Specialty to maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards and submit to periodic examinations of its financial condition and restrict payments of dividends and reductions of capital. These statutes, regulations and policies may, in effect, restrict AXIS Specialty's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

        The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws or regulations regulating offshore insurers or reinsurers could have a material adverse effect on our business. In addition, although AXIS Specialty does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries into or challenges to AXIS Specialty's insurance or reinsurance activities may still be raised in the future.

        AXIS U.S. Subsidiaries.    AXIS Reinsurance is organized in New York and is licensed to write certain lines of insurance and reinsurance in New York and elsewhere throughout the United States. AXIS Insurance and AXIS Surplus are organized and licensed to write certain lines of insurance in Connecticut and Illinois, respectively, and are eligible to write certain lines of insurance in certain other U.S. jurisdictions on an excess or surplus lines basis (AXIS Reinsurance, AXIS Insurance and AXIS Surplus are collectively referred to as the "AXIS U.S. Subsidiaries"). The AXIS U.S. Subsidiaries are subject to the laws and regulations of their respective states of domicile and other jurisdictions in which they are licensed or otherwise eligible to engage in business. These laws and regulations, among other things, subject some affiliate transactions between such entities and other members of our holding company system to regulatory authority and require them to maintain minimum levels of capital, surplus and liquidity and comply with applicable risk-based capital requirements. In addition, they impose restrictions on the payment of dividends and distributions and in some cases require them to file insurance premium rates and policy forms. These rules and regulations may have the effect of restricting the ability of the AXIS U.S. Subsidiaries to write new business or distribute assets to AXIS Capital. The purpose of the state insurance laws and regulations is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders.

        In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

        AXIS Specialty Europe.    AXIS Specialty Europe is a non-life insurance company incorporated under the laws of Ireland and as such is subject to the regulation and supervision of the Irish Financial Services Regulatory Authority pursuant to the Irish Insurance Acts 1909 to 2000, Regulations relating to insurance business and the Central Bank and Financial Services Authority of Ireland Act 2003 (together "the Insurance Acts and Regulations"). The Insurance Acts and Regulations establish a single regulatory authority for the financial services industry in Ireland and, with effect from May 1, 2003, responsibility for the regulation and supervision of the insurance and reinsurance industries in Ireland passed to the Irish Financial Services Regulatory Authority (the "Irish Regulatory Authority"). Without the consent of the Irish Regulatory Authority, AXIS Specialty Europe is not permitted to reduce the level of its capital, may not make any dividend payments, may not make intercompany loans and must maintain a minimum solvency margin. Additionally, AXIS Specialty Europe has agreed with the Irish Regulatory Authority to limit the level of any reinsurance business that it writes. These rules and regulations may have the effect of restricting the ability of AXIS Specialty Europe to write new business or distribute assets to AXIS Capital.

        AXIS Re.    AXIS Re is a reinsurance company incorporated under the laws of Ireland. Under Irish law, a reinsurance company such as AXIS Re is required to maintain a minimum level of paid up share capital. As a general matter, AXIS Re is not subject to the same level of regulation in Ireland as AXIS Specialty Europe. However, the Insurance Acts and Regulations provide that the Irish Regulatory Authority may create regulations that cause the general insurance laws and regulations in Ireland to apply to reinsurance companies that carry on the type of business that AXIS Re carries on. If any regulations were adopted, such regulations could require AXIS Re to apply to the Irish Regulatory Authority to be authorized to carry on its business, which authorization would likely contain conditions with which AXIS Re would then have to comply, such as in regard to capitalization, maintenance of reserves, reserving policy, investment policy, solvency requirements and the filing of returns. If such an application for authorization were not successful or if AXIS Re were unable to comply with such conditions as might be attached to such authorization, it would not be lawful for it to continue to carry on its business and it would have to cease operations.

        The Irish Regulatory Authority has the power under Section 22 of the Insurance Act, 1989 (as inserted by Section 5 of the Insurance Act, 2000) to direct AXIS Re to cease writing business indefinitely or for a specified period for, among other grounds, inadequate capitalization, unsuitable directors and/or management or insufficient staff based in Ireland.

        In addition, the European Commission is currently finalizing a draft directive to establish a harmonized framework for reinsurance supervision in the European Union (the "EU"). Once implemented, the directive will permit a reinsurer licensed in one EU member state to carry on business in any other EU member state without requiring further authorization. In its consultation paper dated September 17, 2003, the European Commission indicated that the supervisory regime for reinsurers would be largely based on existing rules for direct insurers with some modifications. Once the reinsurance supervision directive is implemented in Ireland, AXIS Re will be required to apply to the Irish Regulatory Authority to be authorized to carry on its business. Any such authorization would almost certainly contain conditions with which AXIS Re would have to comply regarding matters such as capitalization, maintenance of reserves, reserving policy, investment policy, solvency requirements and the filing of returns. If such an application for authorization were not successful or if AXIS Re were unable to comply with the conditions that might be attached to the authorization, it would not be lawful for it to continue to carry on its business and it would have to cease operations.

        Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations.

Our inability to obtain the necessary credit could affect our ability to offer reinsurance in certain markets.

        AXIS Specialty is not licensed or admitted as an insurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, our reinsurance clients typically require AXIS Specialty to post letters of credit or other collateral. We expect that our credit facility will be used for this purpose. However, if this facility is not sufficient or if we are unable to renew this facility or are unable to arrange for other types of security on commercially reasonable terms, AXIS Specialty could be limited in its ability to write business for certain of our clients.

Our ability to pay dividends may be constrained by our holding company structure.

        AXIS Capital is a holding company and has no direct operations of its own. AXIS Capital does not expect to have any significant operations or assets other than its ownership of the shares of its operating insurance and reinsurance subsidiaries, AXIS Specialty, AXIS Re, AXIS Specialty Europe, AXIS Reinsurance, AXIS Insurance and AXIS Surplus (collectively, our "Insurance Subsidiaries"). Dividends and other permitted distributions from our Insurance Subsidiaries are expected to be our primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends to our shareholders. Our Insurance Subsidiaries (with the exception of AXIS Re) are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of our Insurance Subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and our ability to pay dividends to our shareholders. For more information regarding restrictions on the payment of dividends by our Insurance Subsidiaries, see "Dividend Policy" and "Regulation."

Our ability to pay dividends and make other payments may be constrained by certain regulatory and other constraints.

        AXIS Capital is subject to Bermuda regulatory constraints that will affect its ability to declare and pay dividends on its common shares and make other payments. Under the Bermuda Companies Act 1981, as amended (the "Companies Act"), AXIS Capital and AXIS Specialty may declare or pay a dividend or make a distribution out of contributed surplus only if it has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Furthermore, our ability to pay dividends is limited under our new credit facility, which provides that we cannot pay cash dividends to our shareholders in excess of $150 million in the aggregate for any fiscal year during the period that any commitments or obligations are outstanding thereunder. Furthermore, in order to reduce its total statutory capital by 15% or more, Axis Specialty would require the prior approval of the BMA. For more information regarding restrictions on the payment of dividends and the making of other payments by AXIS Capital, see "Dividend Policy" and "Regulation."

Our founding shareholders and some of our directors may have conflicts of interest with us.

        Our founding shareholders and some of our directors hold positions, engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. Of our directors, Mr. Charles Davis is Chairman and Chief Executive Officer of MMC Capital, Inc. and the Chairman and a director of Marsh & McLennan Companies, Inc., Mr. Thomas Forrester is the Chief Financial Officer of The Progressive Corporation, Mr. Donald Greene is a director of AXA Financial, Equitable Life Assurance and Associated Electric & Gas Insurance Services Limited, and Mr. Frank Tasco is a director of Travelers Property Casualty Corp. In addition, we derive a significant portion of our business through insurance and reinsurance relationships and other arrangements in which Marsh or its affiliates have acted as a broker or insurance or reinsurance intermediary. Our directors have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which may compete with us. They have also entered into or may in the future enter into, agreements with companies that may compete with us. We do not have any agreement or understanding with any of these parties regarding the resolution of potential conflicts of interest. We may not be in a position to influence any party's decision to engage in activities that would give rise to a conflict of interest. These parties may take actions that are not in our shareholders' best interests.

Risks Related to Our Industry

We operate in a highly competitive environment.

        The insurance and reinsurance industry is highly competitive. We compete on an international and regional basis with major U.S., Bermuda, European and other international insurers and reinsurers and with underwriting syndicates, some of which have greater financial, marketing and management resources than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, capital market participants have recently created alternative products that are intended to compete with reinsurance products. Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse effect on our growth and profitability. See "Business — Competition."

The insurance and reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable premium rates.

        The insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. An increase in premium levels is often offset by an increasing supply of insurance and reinsurance capacity, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly. For a more detailed discussion of the cyclicality of the insurance and reinsurance industry, please see "Industry Background."

Risks Related to Our Common Shares

Future sales of common shares may affect their market price and the future exercise of options and warrants will result in immediate and substantial dilution.

        We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market following this public offering, or the perception that such sales could occur, could adversely affect the market price of our common shares and may make it more difficult for you to sell your common shares at a time and price which you deem appropriate. See "Description of Share Capital — Shareholders Agreement" and "Shares Eligible for Future Sale" for further information regarding circumstances under which additional common shares may be sold.

        Upon completion of this public offering, there will be 154,892,341 common shares outstanding (whether or not the underwriters exercise their over-allotment option). Moreover, an additional 22,177,779 common shares will be issuable upon the full exercise or conversion of outstanding vested options and warrants. In the event that any outstanding options or warrants to purchase common shares are exercised, you will suffer immediate and substantial dilution of your investment.

        We and those shareholders who are a party to our shareholders agreement have agreed, subject to certain exceptions, for a period beginning 14 days prior to the effective date of the registration statement of which this prospectus forms a part and ending 90 days after such date, that we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any of our common shares. Following this offering, some of our existing shareholders and their transferees will continue to have the right to require us to register their common shares under the Securities Act of 1933, as amended (the "Securities Act") subject to the lock-up described above. Upon the sale of shares pursuant to any such registration statement, such shares will be freely transferable. In addition, we, our directors, executive officers and the selling shareholders in this offering have also agreed, subject to limited exceptions, to restrictions similar to those included in the shareholders agreement, including restrictions on the exercise of registration rights, until the date that is 90 days after the date of the final prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. on behalf of the underwriters, and the Company.

There are provisions in our charter documents that may reduce or increase the voting rights of our common shares.

        Our bye-laws generally provide that shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, the voting rights exercisable by a shareholder may be limited so that certain persons or groups are not deemed to hold 9.5% or more of the voting power conferred by our common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders. In addition, our board of directors may limit a shareholder's exercise of voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

        Under these provisions, some shareholders may have the right to exercise their voting rights limited to less than one vote per share, while other shareholders may have the right to exercise their voting rights increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of some shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of the applicable voting power exercisable with respect to their common shares prior to any vote to be taken by the shareholders. See "Description of Share Capital — Voting Rights."

        As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder's voting rights.

There are provisions in our bye-laws which may restrict the ability to transfer common shares and which may require shareholders to sell their common shares.

        Our board of directors may decline to register a transfer of any common shares (1) if it appears to the board of directors, in their sole and reasonable discretion, after taking into account the limitations on voting rights contained in our bye-laws, that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer or (2) subject to any applicable requirements of the NYSE, if a written opinion from counsel supporting the legality of the transaction under U.S. securities laws has not been provided or if any required governmental approvals have not been obtained.

        Our bye-laws also provide that if our board of directors determines that share ownership by a person may result in non-de minimis adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders, then we have the option, but not the obligation, to require that shareholder to sell to us or to third parties to whom we assign the repurchase right for fair market value the minimum number of common shares held by such person which is necessary to eliminate the non-de minimis adverse tax, legal or regulatory consequences. See "Description of Share Capital — Restrictions on Transfer of Common Shares or Warrants" and "Description of Share Capital — Acquisition of Common Shares by Us."

Applicable insurance laws may make it difficult to effect a change of control of our company.

        Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of the AXIS U.S. Subsidiaries, the insurance change of control laws of Connecticut, Illinois and New York would likely apply to such a transaction.

        In addition, the Insurance Acts and Regulations in Ireland require that anyone acquiring or disposing of a direct or indirect holding in an insurance company (such as AXIS Specialty Europe) that represents 10% or more of the capital or of the voting rights of such company or that makes it possible to exercise a significant influence over the management of such company, or anyone who proposes to decrease or increase that holding to specified levels, must first notify the Irish Regulatory Authority of their intention to do so. They also require any insurance company that becomes aware of any acquisitions or disposals of its capital involving the specified levels to notify the Irish Regulatory Authority. The specified levels are 20%, 33% and 50% or such other level of ownership that results in the company becoming the acquiror's subsidiary. The Irish Regulatory Authority has three months from the date of submission of a notification within which to oppose the proposed transaction if the Irish Regulatory Authority is not satisfied as to the suitability of the acquiror "in view of the necessity to ensure sound and prudent management of the insurance undertaking." Any person having a shareholding of 10% or more of the issued share capital in AXIS Capital would be considered to have an indirect holding in AXIS Specialty Europe over the 10% limit.

        While our bye-laws limit the voting power of any shareholder to less than 9.5%, there can be no assurance that the applicable regulatory body would agree that a shareholder who owned 10% or more of our common shares did not, because of the limitation on the voting power of such shares, control the applicable Insurance Subsidiary.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of the Company, including transactions that some or all of our shareholders might consider to be desirable.

A few large shareholders may be able to influence shareholder decisions.

        Immediately upon completion of this offering, we expect to have at least five beneficial owners each of whom owns beneficially common shares representing 5.0% or more of the voting power of our common shares. As a result of their ownership position, these shareholders voting together may have the ability to significantly influence matters requiring shareholder approval, including the election of directors and amalgamations, consolidations, changes of control of the Company and sales of all or substantially all of our assets.

U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

        The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. These differences include the manner in which directors must disclose transactions in which they have an interest, the rights of shareholders to bring class action and derivative lawsuits and the scope of indemnification available to directors and officers. For more information on the difference between Bermuda and Delaware corporate laws, see "Description of Share Capital — Differences in Corporate Law."

Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.

        Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

        For example, our bye-laws contain the following provisions that could have such an effect:

  •
  election of our directors is staggered, meaning that the members of only one of three classes of our directors are selected each year;

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  shareholders have limited ability to remove directors;

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  the total voting power of any shareholder owning 9.5% or more of our common shares will be reduced to less than 9.5% of the total voting power of our common shares;

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  our directors may decline to record the transfer of any common shares on our share register if it appears to the board of directors, in their sole and reasonable discretion, after taking into account the limitations on voting rights contained in our bye-laws, that any non-deminimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders would result from such transfer; and

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  subject to any applicable requirements of the NYSE, our directors may decline to approve or to register any transfer of any common shares on our share register: (1) if a written opinion from counsel acceptable to us has not been obtained to the effect that registration of such shares under the Securities Act is not required and (2) if the transferee shall not have been approved by applicable governmental authorities if such approval is required.

AXIS Capital is a Bermuda company and it may be difficult for you to enforce judgments against it or its directors and executive officers.

        AXIS Capital is incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

Risks Related to Taxation

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given each of AXIS Capital and AXIS Specialty an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to AXIS Capital, AXIS Specialty or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations — Taxation of AXIS Capital and Subsidiaries — Bermuda." Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

We may be subject to U.S. tax that may have a material adverse effect on our results of operations and your investment.

        If AXIS Capital or any of its non-U.S. subsidiaries were considered to be engaged in a trade or business in the United States, it could be subject to U.S. corporate income and additional branch profits taxes on the portion of its earnings effectively connected to such U.S. business, in which case its results of operations and your investment (irrespective of the number of shares you own) could be materially adversely affected. Further, if AXIS Capital or any of its subsidiaries were considered a personal holding company and subject to U.S. tax on a portion of its U.S. income, its results of operations and your investment (irrespective of the number of shares you own) could be materially adversely affected.

        AXIS Capital and AXIS Specialty are Bermuda companies, AXIS Specialty Holdings Ireland Limited ("AXIS Ireland Holdings"), AXIS Re and AXIS Specialty Europe are Irish companies, AXIS Specialty UK Limited ("AXIS UK") and AXIS Specialty UK Holdings Limited ("AXIS UK Holdings") are U.K. companies and AXIS Specialty (Barbados) Limited ("AXIS Barbados") is a Barbados company. See "Business — Overview" for a description of these companies. We intend to manage our business so that each of these companies will operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on certain U.S. source investment income), because none of these companies should be treated as engaged in a trade or business within the United States. However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service ("IRS") will not contend successfully that any of AXIS Capital or its non-U.S. subsidiaries is/are engaged in a trade or business in the United States. See "Material Tax Considerations — Taxation of AXIS Capital and Subsidiaries — United States."

        AXIS Capital or a subsidiary might be subject to U.S. tax on a portion of its income if AXIS Capital or such subsidiary is considered a personal holding company ("PHC"), for U.S. federal income tax purposes. This status will depend on whether 50% or more of our shares could be deemed to be owned (pursuant to certain constructive ownership rules) by five or fewer individuals and whether 60% or more of AXIS Capital's income, or the income of any of its subsidiaries, as determined for U.S. federal income tax purposes, consists of "personal holding company income." We believe based upon information made available to us regarding our existing shareholder base that neither AXIS Capital nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither AXIS Capital nor any of its subsidiaries should be considered a PHC. However, because of legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base and our gross income and other circumstances, we cannot be certain that AXIS Capital and/or any of its subsidiaries will not be considered a PHC or that the amount of U.S. tax that would be imposed if it were the case would be immaterial. See "Material Tax Considerations — Taxation of AXIS Capital and Subsidiaries — United States — Personal Holding Companies."

We may be subject to U.K. tax that may have a material adverse effect on our results of operations.

        None of our companies, except for AXIS UK and AXIS UK Holdings, is incorporated in the United Kingdom. Accordingly, none of our companies, other than AXIS UK and AXIS UK Holdings, should be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. We intend to manage our affairs so that none of our companies, other than AXIS UK and AXIS UK Holdings, is resident in the United Kingdom for tax purposes.

        A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom, but the charge to U.K. corporation tax is limited to profits (including revenue profits and chargeable (i.e., capital gains) connected with such permanent establishment.

        We intend to operate in such a manner so that none of our companies, other than AXIS UK and AXIS UK Holdings (which are resident in the United Kingdom by virtue of being incorporated there), AXIS Ireland Holdings (which has a permanent establishment in the United Kingdom) and AXIS Specialty Europe (which also has a permanent establishment in the United Kingdom), carries on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend successfully that any of our companies, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, are/is trading in the United Kingdom through a permanent establishment in the United Kingdom.

        The definition of "permanent establishment" under UK law is consistent with various internationally recognized characteristics commonly used to define a "permanent establishment" for the purposes of the United Kingdom's double tax treaties, if any of the U.S. subsidiaries qualifying for benefits under the tax treaty between the United Kingdom and the United States were trading in the United Kingdom through a permanent establishment, they would be subject to U.K. corporation tax to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        If AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe were trading in the U.K. through a permanent establishment and they were entitled to the benefits of the tax treaty between Ireland and the United Kingdom, they would be subject to U.K. corporation tax on the profits which were attributable to that permanent establishment in the United Kingdom. AXIS Ireland Holdings has a permanent establishment in the United Kingdom and the profits attributable to that permanent establishment (which have been calculated by the company on the basis of cost plus 10%) are subject to U.K. corporation tax. AXIS Specialty Europe also has a permanent establishment in the United Kingdom and the profits attributable to that permanent establishment will be subject to U.K. corporation tax.

        The United Kingdom has no income tax treaty with Bermuda.

        There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a permanent establishment, but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

        If any of our companies, other than AXIS UK and AXIS UK Holdings, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us, other than AXIS Ireland Holdings and AXIS Specialty Europe, were to be treated as carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom, our results of operations and your investment could be materially adversely affected.

We may be subject to Irish tax that may have a material adverse effect on our results of operations.

        Companies resident in Ireland are generally subject to Irish corporation tax on their worldwide income and capital gains. None of us, except for AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, is incorporated in Ireland. As such, none of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, should be treated as being resident in Ireland unless our central management and control is exercised in Ireland. The concept of central management and control is indicative of the highest level of control of a company, and is wholly a question of fact. We intend to operate in such a manner so that the central management and control of each of our companies, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, is exercised outside of Ireland. Nevertheless, because central management and control is a question of fact to be determined based on a number of different factors, the Irish Revenue Commissioners might contend successfully that the central management and control of any of our companies, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, is exercised in Ireland. Should this occur, such company will be subject to Irish corporation tax on their worldwide income and capital gains.

        The trading income of a company not resident in Ireland for Irish tax purposes can also be subject to Irish corporation tax if it carries on a trade through a branch or agency in Ireland. We intend to operate in such a manner so that none of our companies, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, carry on a trade through a branch or agency in Ireland. Nevertheless, because neither case law nor Irish legislation definitively defines the activities that constitute trading in Ireland through a branch or agency, the Irish Revenue Commissioners might contend successfully that any of our companies, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, is trading through a branch or agency in Ireland. Should this occur, such companies will be subject to Irish corporation tax on profits attributable to that branch or agency.

        If any of our companies, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, were treated as resident in Ireland for Irish corporation tax purposes, or as carrying on a trade in Ireland through a branch or agency, our results of operations and your investment could be materially adversely affected.

If corporate tax rates in Ireland increase, our business and financial results could be adversely affected.

        Trading income derived from the insurance and reinsurance businesses carried on in Ireland by AXIS Specialty Europe and AXIS Re is generally taxed in Ireland at a rate of 12.5%. Over the past number of years, various EU member states have, from time to time, called for harmonization of corporate tax rates within the EU. Ireland, along with other member states, has consistently resisted any movement towards standardized corporate tax rates in the EU. The Government of Ireland has also made clear its commitment to retain the 12.5% rate of corporation tax until at least the year 2025. If, however, tax laws in Ireland change so as to increase the general corporation tax rate in Ireland, our business and financial results could be materially adversely affected.

If investments held by AXIS Specialty Europe or AXIS Re are determined not to be integral to the insurance and reinsurance businesses carried on by those companies, additional Irish tax could be imposed and our business and financial results could be adversely affected.

        Based on administrative practice, taxable income derived from investments made by AXIS Specialty Europe and AXIS Re is generally taxed in Ireland at the rate of 12.5% on the grounds that such investments either form part of the permanent capital required by regulatory authorities, or are otherwise integral to the insurance and reinsurance businesses carried on by those companies. AXIS Specialty Europe and AXIS Re intend to operate in such a manner so that the level of investments held by such companies does not exceed the amount that is integral to the insurance and reinsurance businesses carried on by AXIS Specialty Europe and AXIS Re. If, however, investment income earned by AXIS Specialty Europe or AXIS Re exceeds these thresholds, or if the administrative practice of the Irish Revenue Commissioners changes, Irish corporations tax could apply to such investment income at a higher rate (currently 25%) instead of the general 12.5% rate, and our results of operations could be materially adversely affected.

If you acquire 10% or more of AXIS Capital's shares, you may be subject to taxation under the "controlled foreign corporation" ("CFC") rules.

        If you are a "10% U.S. Shareholder" of a foreign corporation (defined as a U.S. Person (as defined in "Material Tax Considerations — Taxation of Shareholders — United States Taxation") who owns (directly, indirectly through foreign entities or "constructively" (as defined below)) at least 10% of the total combined voting power of all classes of stock entitled to vote of a foreign corporation) that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and you own shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, you must include in your gross income for U.S. federal income tax purposes your pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed, in which case your investment could be materially adversely affected. "Subpart F income" of a foreign insurance corporation typically includes foreign base company sales and services income and foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC's country of incorporation. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Internal Revenue Code of 1986, as amended (the "Code") (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of that foreign corporation, or the total value of all stock of that corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

        We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. Person who acquires shares of AXIS Capital in this offering directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of shares of AXIS Capital, or any of its non-U.S. subsidiaries (these provisions are described in "Description of Share Capital"). It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. See "Material Tax Considerations — Taxation of Shareholders — United States Taxation — Classification of AXIS Capital or Its Non-U.S. Subsidiaries as Controlled Foreign Corporations."

U.S. Persons who hold common shares may be subject to U.S. federal income taxation at ordinary income rates on their proportionate share of our "related party insurance income" ("RPII").

        If the RPII of any of AXIS Specialty, AXIS Re and AXIS Specialty Europe (each a "Non-U.S. Insurance Subsidiary") were to equal or exceed 20% of that company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to those insureds) own directly or indirectly through entities 20% or more of the voting power or value of AXIS Capital then a U.S. Person who owns any shares of AXIS Capital (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such company's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed, in which case your investment could be materially adversely affected. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by a Non-U.S. Insurance Subsidiary (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of common shares or any person related to such holder) will depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by the Non-U.S. Insurance Subsidiary. We believe that the gross RPII of each Non-U.S. Insurance Subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of each such company's gross insurance income, and we do not expect the direct or indirect insureds of each Non-U.S. Insurance Subsidiary (and persons related to such insureds) to directly or indirectly own 20% or more of either the voting power or value of our common shares, but we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

U.S. Persons who dispose of our common shares may be subject to U.S. federal income taxation at ordinary income rates on a portion of their gain, if any.

        The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as a dividend to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of common shares because AXIS Capital will not itself be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us is uncertain. See "Material Tax Considerations — Taxation of Shareholders — United States Taxation — The RPII CFC Provisions."

U.S. Persons who hold common shares will be subject to adverse tax consequences if we are considered to be a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes.

        If AXIS Capital is considered a PFIC for U.S. federal income tax purposes, a U.S. Person who owns any shares of AXIS Capital will be subject to adverse tax consequences, including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed, in which case your investment could be materially adversely affected. In addition, if AXIS Capital were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. federal income tax laws. We believe that we are not, have not been, and currently do not expect to become, a PFIC for U.S. federal income tax purposes. We cannot assure you, however, that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See "Material Tax Considerations — Taxation of Shareholders — United States Taxation — Passive Foreign Investment Companies."

U.S. Persons who hold common shares will be subject to adverse U.S. federal income tax consequences if we or any of our non-U.S. subsidiaries are considered to be a Foreign Personal Holding Company ("FPHC") for U.S. federal income tax purposes.

        If we were considered an FPHC it could have material adverse tax consequences for you if you are subject to U.S. federal income taxation, including subjecting you to a greater tax liability than might otherwise apply and subjecting you to tax on amounts in advance of when tax would otherwise be imposed. In addition, if AXIS Capital were considered an FPHC, upon the death of any U.S. individual owning ordinary shares, such individual's heirs or estate may not be entitled to a "step-up" in the tax basis of the common shares which might otherwise be available under U.S. federal income tax laws. AXIS Capital and/or any of its non-U.S. subsidiaries could be considered to be an FPHC for U.S. federal income tax purposes if more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and 60% (or 50% in taxable years subsequent to characterization as an FPHC) or more of AXIS Capital income, or that of any of its non-U.S. subsidiaries, consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe based upon information made available to us regarding our existing shareholder base that neither AXIS Capital nor any of its non-U.S. subsidiaries should be considered an FPHC for any prior year of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither AXIS Capital nor any of its non-U.S. subsidiaries should be considered an FPHC. However, because of the legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base and our gross income and other circumstances, we cannot be certain that AXIS Capital and/or any of its non-U.S. subsidiaries will not be considered an FPHC. See "Material Tax Considerations — Taxation of Shareholders — United States Taxation — Foreign Personal Holding Companies."

U.S. tax-exempt organizations who own our common shares may recognize unrelated business taxable income.

        A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization, which generally would be the case if either we are a CFC and the tax-exempt shareholder is a U.S. 10% Shareholder or there is RPII, certain exceptions do not apply and the tax-exempt organization owns any shares of AXIS Capital. Although we do not believe that any U.S. Persons should be allocated such insurance income, we cannot be certain that this will be the case. See "Material Tax Considerations — Taxation of Shareholders — United States Taxation — Classification of AXIS Capital or Its Non-U.S. Subsidiaries as Controlled Foreign Corporations" and "Material Tax Considerations — Taxation of Shareholders — United States Taxation — The RPII CFC Provisions." Potential U.S. tax-exempt investors are advised to consult their own tax advisors.

Changes in U.S. federal income tax law could materially adversely affect an investment in our common shares.

        Legislation has been introduced in the U.S. Congress intended to eliminate some perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United

States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision that permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

        Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, FPHC or PHC or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

The United States could override or renegotiate the income tax treaty between the United States and Barbados.

        Legislation has been introduced in the U.S. Congress that would override the United States income tax treaty with Barbados (the "Barbados Treaty"). We cannot predict whether this proposed legislation or other similar legislation will be enacted. In addition, the U.S. Treasury Department and Barbados are currently discussing revisions to the Barbados Treaty. Under the current treaty, dividends paid to AXIS Barbados by AXIS U.S. Holdings are subject to a reduced withholding tax rate of 5%. However, possible changes to the treaty may result in the inability of AXIS Barbados to continue to enjoy the reduced rate, in which case dividends paid to AXIS Barbados by AXIS U.S. Holdings would be subject to withholding tax at a rate of 30%. Accordingly, no assurances can be given as to the availability of benefits under the Barbados Treaty in the future.

The impact of Bermuda's letter of commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

        The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated April 18, 2002 and updated as of December 2003, Bermuda was not listed as an uncooperative tax haven jurisdiction because it had previously committed itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes. Barbados was not included in the list because it has long-standing information exchange arrangements with other countries, which have been found by its treaty partners to operate in an effective manner.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward looking statements within the meaning of the U.S. federal securities laws. We intend these forward looking statements to be covered by the safe harbor provisions for forward looking statements in the federal securities laws. In some cases, these statements can be identified by the use of forward looking words such as "may," "will," "should," "could," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" and "intend." Forward looking statements contained in this prospectus include, among other things, our business strategy, information regarding the proportion of our premiums written in non-U.S. currencies, the growth of our U.S. reinsurance segment due to renewals on contracts from multi-year deals, the growth of our global reinsurance segment due to our European operations, the expansion of our U.S. insurance segment into the errors and omissions market, improvements in the casualty reinsurance market and its effects on our U.S. insurance segment, the benefits from continued underwriting discipline and from insureds seeking to move their business to financially stronger insurers and reinsurers, the changes in the mix of our business, the growth in gross premiums written in Europe, the increase in net earned premiums in our U.S. reinsurance segment, the reduction in the percentage of allocated personnel expenses for underwriters in our U.S. reinsurance segment, the projected amount of our capital expenditures, managing interest rate and foreign currency risks, valuations of potential interest rate shifts, foreign currency rate changes and measurements of potential losses in fair market values of our investment portfolio. Forward looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4), failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedents to adequately evaluate risks, (7), the loss of one or more key executives, (8) a decline in our ratings with Standard & Poor's and A.M. Best, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition, (12) general economic conditions and (13) the other matters set forth under "Risk Factors." We undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        All of the common shares offered hereby are being sold by the selling shareholders. We will not receive any proceeds from the sale of such shares in this offering.

PRICE RANGE OF COMMON SHARES

        Our common shares have been traded on the NYSE under the symbol "AXS" since our initial public offering in July 2003. Prior to that time, there was no trading market for our common shares.

        On April 15, 2004, the last reported sales price of our common shares was $27.91 per share, as reported on the NYSE. As of March 31, 2004 there were 250 common shareholders of record. These figures do not include shareholders with shares held in nominee name, which are estimated to be in excess of 3,500.

        The following table sets forth the high and low prices of our common shares for each quarter of 2003 and 2004 as reported on the NYSE, for each of the periods listed below:

	High	Low
2003
Third Quarter	$27.75	$22.50
Fourth Quarter	$29.42	$23.50
2004
First Quarter	$32.95	$27.75
Second Quarter (through April 15, 2004)	$30.95	$27.40

DIVIDEND POLICY

        We paid dividends of $0.07 per common share to all common shareholders of record on September 30, 2003 and December 31, 2003. We paid a dividend of $0.125 per common share to all common shareholders of record on March 31, 2004. Any determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

        We are a holding company and have no direct operations. Our ability to pay dividends depends, in part, on the ability of our Insurance Subsidiaries to pay dividends to us. Our Insurance Subsidiaries (with the exception of AXIS Re) are subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

        Additionally, we are subject to Bermuda regulatory constraints that will affect our ability to declare and pay dividends on our common shares and make other payments. Under the Companies Act, AXIS Capital and AXIS Specialty may declare or pay a dividend or make a distribution out of contributed surplus only if it has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

        As of December 31, 2003, the maximum amount of distributions that our subsidiaries could pay to AXIS Capital under applicable laws and regulations without prior regulatory approval was approximately $727.4 million.

        We have entered into a $750 million credit facility dated as of March 25, 2004 with a syndicate of banks led by JPMorgan Chase Bank, as administrative agent and lender. Pursuant to the terms of our credit facility, we cannot pay cash dividends to our shareholders in excess of $150 million in the aggregate for any fiscal year during the period that any commitments or obligations are outstanding thereunder.

        For more information regarding restrictions on the payment of dividends by us and our Insurance Subsidiaries, see "Regulation."

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of December 31, 2003.

        You should read this table in conjunction with "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 31, 2003
(in thousands, except share numbers)
Debt Outstanding:
Revolving credit facility(1)	$—
Shareholders' Equity:
Share capital ($0.0125 par value: 800,000,000 common shares authorized, 152,474,011 common shares issued and outstanding)	1,906
Additional paid-in capital	2,000,731
Accumulated other comprehensive gain	25,164
Retained earnings	789,347

Total shareholders' equity	2,817,148

Total Capitalization	$2,817,148

(1)
Consists of a $550 million credit facility, dated as of March 27, 2003. As of December 31, 2003, $127.3 million of letters of credit were outstanding under such credit facility. On March 25, 2004, we renewed our existing credit facility by entering into a $750 million credit facility with a syndicate of commercial banks led by JPMorgan Chase Bank, as administrative agent and lender.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. AXIS Specialty was incorporated on November 8, 2001 and commenced operations on November 20, 2001. AXIS Capital was incorporated on December 9, 2002. On December 31, 2002, AXIS Specialty and its subsidiaries became wholly owned subsidiaries of AXIS Capital pursuant to the Exchange Offer. In the Exchange Offer, the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in AXIS Capital. Following the Exchange Offer, AXIS Specialty distributed all of its wholly-owned subsidiaries to AXIS Capital. The Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost. As a result, the selected consolidated financial information presented gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001.

        The selected statement of operations data for the years ended December 31, 2003 and 2002 and the period from inception (November 8, 2001) through December 31, 2001 and the selected balance sheet data as of December 31, 2003 and December 31, 2002 are derived from our audited consolidated financial statements included within the consolidated financial statements and notes included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP and have been audited by Deloitte & Touche, our independent auditors. These historical results are not necessarily indicative of results to be expected from any future period. Due to our limited operating history, the ratios presented may not be indicative of our future performance.

        The following selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31, 2003	Year Ended December 31, 2002	Period Ended December 31, 2001(1)
	($ in thousands, except share and per share amounts)
Selected Statement of Operations Data:
Gross premiums written	$2,273,645	$1,108,003	$26,746
Net premiums written	1,908,387	1,018,277	26,746
Net premiums earned	1,436,230	536,850	1,884
Net investment income	73,961	71,287	4,763
Net realized gains	22,567	26,070	394
Net losses and loss expenses	734,019	229,265	963
Acquisition costs	229,712	103,703	832
General and administrative expenses	94,589	46,521	2,566
Income tax recovery	678	1,430	—
Net income	532,350	265,119	2,680
Per Share Data:
Basic earnings per share	$3.69	$1.96	$0.03
Diluted earnings per share	$3.42	$1.91	$0.03
Basic weighted average shares outstanding	144,262,881	135,442,240	105,103,400
Diluted weighted average shares outstanding	155,690,763	138,480,623	105,103,400
Selected U.S. GAAP Ratios:
Net loss and loss expense ratio(2)	51.1%	42.7%	51.1%
Acquisition cost ratio(3)	16.0	19.3	44.2
General and administrative expense ratio(4)	6.6	8.7	136.2

Combined ratio(5)	73.7%	70.7%	231.5%

(footnotes appear on following page)

	As of December 31, 2003	As of December 31, 2002	As of December 31, 2001
	($ in thousands, except share and per share amounts)
Selected Balance Sheet Data:
Cash and cash equivalents	$605,175	$729,296	$761,670
Investments at fair market value	3,385,576	1,702,990	1,079,686
Total assets	5,172,273	2,948,321	1,877,773
Reserve for losses and loss expenses	992,846	215,934	963
Unearned premiums	1,143,447	555,962	24,862
Total shareholders' equity	2,817,148	1,961,033	1,649,552
Per Share Data:
Book value per share(6)	$18.48	$14.19	$12.21

(1)
The financial information for this period reflects our results from November 8, 2001, the date of incorporation of AXIS Specialty, to December 31, 2001.

(2)
The net loss and loss expense ratio is calculated by dividing net losses and loss expenses by net premiums earned.

(3)
The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.

(4)
The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(5)
The combined ratio is the sum of the net loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio.

(6)
Book value per share is based on total shareholders' equity divided by basic shares outstanding of 152,474,011 as of December 31, 2003, 138,168,520 as of December 31, 2002 and 135,122,688 as of December 31, 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information involving risks and assumptions that could cause actual results to differ materially from management's expectations. See "Forward-Looking Information" included elsewhere in this prospectus.

Business Overview

        We underwrite insurance and reinsurance on a global basis. In 2002, our business consisted of two underwriting segments: specialty lines and treaty reinsurance. With effect from January 1, 2003, we added two new segments following our acquisitions of AXIS Reinsurance and AXIS Surplus. Our business now consists of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance. On July 7, 2003, we completed an initial public offering of 15.4 million newly issued common shares and 9.3 million common shares offered by selling shareholders. Net proceeds to us from the offering were $316.0 million.

        The markets in which we operate have historically been cyclical. During periods of excess underwriting capacity, as defined by availability of capital, competition can result in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of reduced underwriting capacity, pricing and policy terms and conditions are generally more favorable. Historically, underwriting capacity has been impacted by several factors, including industry losses, catastrophes, changes in legal and regulatory guidelines, investment results and the ratings and financial strength of competitors. During 2003, many companies operating in our markets were recovering from a prolonged period of excess underwriting capacity, which generally produced favorable pricing, terms and conditions for the risks we underwrite. We believe that we will benefit from continued underwriting discipline in most lines of business and from insureds seeking to move their business from insurers and reinsurers with legacy balance sheet issues and reserving shortfalls to financially stronger insurers and reinsurers.

        We derive our revenues primarily from the sale of our insurance policies and reinsurance contracts. Insurance and reinsurance premiums are a function of the number and type of contracts we write, as well as prevailing market prices.

        Renewal dates for our business segments depend upon the underlying line of business. For the majority of business in our global insurance and U.S. insurance segments, gross premiums are written throughout the year. An exception to this is the business written in our aviation and aviation war accounts, which is predominantly written in the last quarter of the calendar year. For our global reinsurance segment, a significant portion of our gross premiums is written in the first quarter of the calendar year, with the remainder primarily split between the second and third quarters. For the majority of business written in our U.S. reinsurance segment, gross premiums are written primarily in the first and third quarters of the calendar year.

        Our premium income is supplemented by the income we generate from our investment portfolio. Our investment portfolio consists entirely of fixed income investments that are held as available for sale. Under U.S. GAAP, these investments are carried at fair market value and unrealized gains and losses on the investments are not included in our statement of operations. Rather, these unrealized gains and losses are included on our balance sheet in accumulated other comprehensive gain/(loss) as a separate component of shareholders' equity. Our current investment strategy seeks to preserve principal and maintain liquidity while trying to maximize investment return through a high-quality, diversified portfolio. The volatility of claims and the interest rate environment can affect the returns we generate on our investment portfolio.

        Our expenses primarily consist of net losses and loss expenses, acquisition costs and general and administrative expenses. Net losses and loss expenses are management's best estimate of the ultimate cost of claims incurred during a reporting period. Many aspects of our business have loss experience characterized as low frequency and high severity, which may introduce volatility to our results of operations from period to period. Also, we have substantial exposure to unexpected losses resulting from natural disasters, man-made catastrophes and other catastrophic events. The incidence and occurrence of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. Although we attempt to manage our exposure to such events across the organization in a variety of ways, including transfer of risk to other reinsurers, a single catastrophic event could affect multiple geographic zones or the frequency or severity of a catastrophic event could exceed our estimates.

        Acquisition costs relate to the fees, commissions and taxes paid to obtain business. Typically, these are based on a percentage of the premium written and will vary by each line of business that we underwrite. In addition, we include the personnel expenses of our underwriters in acquisition costs.

        General and administrative expenses consist primarily of personnel expenses (except those allocated to acquisition costs) and general operating expenses. With the exception of acquisition costs, we do not allocate general and administrative operating expenses to our segments and instead record these costs at the corporate level.

        Our ultimate objective as an insurance and reinsurance company is to generate superior returns on capital that appropriately reward us for the risks we assume and to grow revenue only when we deem it profitable. To achieve this objective, we must be able to accurately assess the potential losses associated with the risks that we insure and reinsure across the organization, to manage our investment portfolio risk appropriately and to control acquisition costs and infrastructure throughout the organization. Two financial measures that are meaningful in analyzing our performance are return on equity and combined ratio. Our return on equity calculation is based on the level of net income generated from the average of the opening and closing shareholders' equity during the period. The combined ratio is a formula used by insurance and reinsurance companies to relate net premiums earned during a period to incurred losses and loss expenses and underwriting expenses, including commissions, during a period. A combined ratio above 100 per cent indicates that a company is incurring more in net losses and loss expenses, acquisition costs and general and administrative expenses than it is earning in net premiums. We consider the combined ratio an appropriate indicator of our underwriting performance, particularly given the shorter tail orientation of our overall portfolio of risks. The following table details our key performance indicators:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Period Ended December 31, 2001
	($ in thousands, except share and per share amounts)
Gross premiums written	$2,273,645	$1,108,003	$26,746
Net premiums earned	1,436,230	536,850	1,884
Net income	532,350	265,119	2,680
Net loss and loss expense ratio	51.1%	42.7%	51.1%
Acquisition cost ratio	16.0	19.3	44.2
General and administrative expense ratio	6.6	8.7	136.2

Combined ratio	73.7%	70.7%	231.5%

Return on average equity	22.3%	14.7%	Not meaningful

        Because we have a limited operating history, period to period comparisons of our results of operations may not be meaningful. This may result in volatility in both our results of operations and financial condition. In addition, the amount of premiums written with respect to any particular segment or line of business may vary from quarter to quarter and year to year as a result of changes in market conditions.

Acquisition History

        On October 2, 2002, we completed the purchase of the Connecticut Specialty Insurance Company, a surplus lines-eligible carrier in 38 states and the District of Columbia, which was subsequently renamed AXIS Specialty Insurance Company. We paid a purchase price of $17.4 million. On November 27, 2002, we completed the purchase of Royal & SunAlliance Personal Insurance Company, which is licensed in all 50 states, the District of Columbia and Puerto Rico, and was subsequently renamed AXIS Reinsurance Company. We paid a purchase price of $23.1 million. See note 4 to the consolidated financial statements included elsewhere in this prospectus for a further discussion regarding contingent liabilities related to our acquisitions.

        On February 28, 2003, we completed the acquisition of Sheffield Insurance Corporation for $34.7 million and subsequently renamed it AXIS Surplus Insurance Company. At the time of purchase, Sheffield Insurance Company was licensed to write insurance in Illinois and Alabama and eligible to write surplus lines insurance in 39 states and the District of Columbia. In addition, we added a team of insurance professionals from Combined Specialty Group, Inc. In the first half of 2003, we acquired the renewal rights to a book of directors' and officers' liability insurance and related lines business written by the Financial Insurance Solutions Group ("FIS") of Kemper Insurance Companies ("Kemper") in exchange for an agreement to make an override payment. The override payment is based on a percentage of gross written premiums of all FIS accounts that are renewed by the Company. We purchased this company and agreed to acquire these rights as the foundation for commencing our U.S. insurance operations.

Critical Accounting Policies

        There are certain accounting policies that we consider to be critical due to the amount of judgment and uncertainty inherent in the application of those policies. In calculating financial statement estimates, the use of different assumptions could produce materially different estimates. We believe the following critical accounting policies affect significant estimates used in the preparation of our consolidated financial statements.

        Reserve for losses and loss expenses.    For most insurance and reinsurance companies, the most significant judgment made by management is the estimation of the reserve for losses and loss expenses, which we also refer to as loss reserves. Our loss reserves are estimated by management and are reviewed every quarter by our independent actuarial consultants, based on generally accepted actuarial principles. The reserve for unpaid reported losses and loss expenses is established based upon our estimate of the total cost of claims that were reported to us but not yet paid ("case reserves"), the costs of additional case reserves on known events but not yet reported to us and claims reported to us but not considered to be adequately reserved ("ACR"), and the anticipated cost of claims IBNR.

        For reported losses, we establish case reserves within the parameters of the coverage provided in the insurance or reinsurance contracts. In addition, where there is the possibility of a claim on a particular contract, but no formal advice of reserve has been received, ACR's are sometimes established before official reserve notifications but in the same manner as reported claim reserves.

        Our IBNR is estimated by independent actuaries using actuarial methods. Our estimate of IBNR is initially derived using the Bornhuetter-Ferguson method although the initial expected loss ratio and chain ladder ("loss emergence") methods are also utilized for some lines of business. The Bornhuetter-Ferguson method is typically used by companies with limited loss experience. This method takes as a starting point an assumed ultimate loss and loss expense ratio and blends in the loss and loss expense ratio implied by the experience to date. We also include in IBNR claims exposures estimated by the claims team, based on identified events, but from which claims have not yet been notified to us ("specific IBNR").

        For our global insurance and U.S. insurance segments, the assumed ultimate loss and loss expense ratios are based on benchmarks derived from the independent actuary's wider market experience together with our limited historical data. These benchmarks are then adjusted for rate increases and changes in terms and conditions in the market and in our business. For our global reinsurance segment, the assumed ultimate loss and loss expense ratios are based on contract-by-contract initial expected loss ratios derived during pricing together with benchmarks derived from the independent actuary's wider market experience. For our U.S. reinsurance segment, the assumed ultimate loss and loss expense ratios are based on a review carried out by the independent actuaries of the pricing loss ratios on a contract-by-contract basis together with benchmarks derived from the independent actuary's wider market experience. Under U.S. GAAP, we are not permitted to establish loss reserves with respect to our catastrophe reinsurance until an event that gives rise to a loss occurs. Within our catastrophe line of business, on some contracts that respond to highly visible, major catastrophes, we are not holding any general IBNR (although in certain cases we are holding specific IBNR where potential exposure has been identified).

        By applying these loss and loss expense ratios to our earned premium, we derive the estimated baseline ultimate cost of the losses from which we deduct paid losses and reported case reserves to generate our baseline IBNR. The actuarial methodologies used to derive our baseline estimate can not fully allow for all uncertainties within our business. To account for some of these uncertainties, our independent actuaries perform, in conjunction with management, an analysis of additional factors to be considered when establishing our IBNR. These uncertainties may vary over time, but generally contemplate matters such as the timing and emergence of claims or short term market trends that might alter our consistent baseline approach. A combination of the baseline estimate of IBNR and the reserves for the additional uncertainties constitutes management's and the actuaries' best estimate of IBNR.

        The following table provides a breakdown of loss and loss expense reserves by segment by type of exposure as of December 31, 2003 and December 31, 2002:

	As of December 31, 2003	As of December 31, 2002
	($ in millions)
Marine, aviation and aerospace	$148.5	$55.3
Onshore and offshore energy and commercial property	251.5	56.6
Other specialty risks	81.7	20.6

Total — Global Insurance	$481.7	$132.5

Catastrophe (property and non-property)	$165.6	$44.4
Other	61.7	39.0

Total — Global Reinsurance	$227.3	$83.4

Commercial property	$49.4	—
Professional lines and commercial liability	174.4	—

Total — U.S Insurance	$223.8	$—

Professional lines and commercial liability	$48.7	—
Property, marine and aviation	11.3	—

Total — U.S Reinsurance	$60.0	$—

Total loss and loss expense reserves	$992.8	$215.9

        As of December 31, 2003, the reserve for IBNR accounted for $813.0 million, or 82%, of our total loss reserves. The reserve for IBNR losses accounted for $155.0 million, or 72%, of our total loss reserves at December 31, 2002.

        As of December 31, 2003, a 5% change in the reserve for IBNR losses would equate to a $40.6 million change in loss reserves, which change would represent 7.6% of net income and 1.4% of shareholders' equity. As of December 31, 2002, a 5% change in the reserve for IBNR losses would equate to a $7.8 million change in loss reserves, which change would represent 2.9% of net income and 0.4% of shareholders' equity.

        The methodology of estimating loss reserves is reviewed each quarter to evaluate whether the assumptions made continue to be appropriate. Any adjustments that result from this review are recorded in the quarter in which they are identified.

        Our reserving practices and the establishment of any particular reserve reflect management's judgment concerning sound financial practice and do not represent any admission of liability with respect to any claims made against us. No assurance can be given that actual claims made and related payments will not be in excess of the amounts reserved. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates.

        In assessing the adequacy of these reserves it must be noted that the actual final costs of settling claims outstanding is uncertain as it depends upon future events. There is necessarily a range of possible outcomes and the eventual outcome will almost certainly differ from the projections currently made. This uncertainty is heightened by the short time in which we have operated, thereby providing limited claims loss emergence patterns specifically for the Company. This has necessitated the use of benchmarks in deriving IBNR which, despite management's and the independent actuary's care in selecting them, could differ materially from actual experience.

        Premiums.    Our revenue is generated primarily by gross premiums written from our underwriting operations. The basis for the amount of gross premiums recognized varies by the type of contract we write.

        For the majority of our insurance business, we receive a flat premium which is identified in the policy and which is recorded as unearned premium on the inception date of the contract. This premium will only adjust if the underlying insured values adjust. We actively monitor underlying insured values and record adjustment premiums in the period in which amounts are reasonably determinable.

        We also write business on a line slip basis, under which we assume a fixed percentage of the premiums and losses on a particular risk or group of risks along with numerous other unrelated insurers. Statement of Financial Accounting Standard ("FAS") No. 60 "Accounting and Reporting By Insurance Enterprises" requires that if the ultimate premium is reasonably estimable, the estimated ultimate premium should be recognized as revenue over the period of the contract. Although a premium estimate is not contractually stated for business written on a line slip basis, we believe that the premium is reasonably estimable because we receive an initial estimate of the expected premiums written from the broker. This estimate has been derived by reference to one or more of the following: the historical premium volume experienced by the line slip; historical premium volume of similar line slips; and industry information on the underlying business. We may, if we believe appropriate, adjust the initial estimates provided by the broker to reflect management's best judgments and expectations. This is most likely where the underwriter believes that the estimate is not prudent. Under these circumstances, we will generally recognize as revenue a lower than advised premium written estimate. We actively monitor the development of actual reported premium to the estimates made; where actual reported premium deviates from the estimate, we carry out an analysis to determine the cause and may, if necessary, adjust the estimated premium in the period in which the determination was made. During the years ended December 31, 2003 and December 31, 2002, line slip premiums accounted for 7% and 6%, respectively, of total gross premiums written.

        For our reinsurance business, we write contracts on both an excess of loss basis and a proportional basis. For excess of loss contracts, the amount of premium is usually contractually documented at inception and no management judgment is necessary. For most such contracts, a deposit premium is generally contractually specified and is payable during the contract period. After the contract has expired, a premium adjustment is calculated, which is based on the underlying exposure of the ceded business. We record the deposit premium at the inception of the contract and record adjustments in the periods in which they are reasonably determinable.

        For business written under a proportional reinsurance contract, similar to our line slip business, we are able to reasonably estimate the premium written by reference to an initial estimate of expected ceded premium received from our clients. In most cases, the treaties are not new and the client can use historical experience to estimate the amount of premium. We may adjust the initial estimate of premium, and any adjustment is usually a result of the underwriter's prior experience with a client. We actively monitor the development of actual premium data and, if an adjustment in the premium estimate is warranted, it will be recorded in the period during which the adjustment is determined. During the year ended December 31, 2003 and December 31, 2002, proportional premiums accounted for 7% and 8%, respectively, of total gross premiums written.

        Our premiums are earned over the period during which we are exposed to the insured or reinsured risk. Generally, this period equates to the contract period, except for contracts written on a line slip or proportional basis. For line slip and proportional business, the earning period is generally twice the contract period due to the fact that some of the underlying exposures may attach towards the end of our contracts, and such underlying exposures generally have a one year coverage period.

        Derivative Contracts.    We underwrite some contracts that have been determined to meet the definition of a derivative under FAS 133, and are therefore recorded at their fair value. The fair values of these contracts are modeled on prevailing market conditions and on the terms and the structure of the contract. When data is not readily available from the market, we seek to use data from independent counterparties. These processes can be highly subjective. The change resulting from a movement in fair value of such contracts is included in the statement of operations and comprehensive income in other insurance related income. There is volatility in the fair value change of these contracts given their underlying nature.

Results of Operations

  Years ended December 31, 2003 and 2002

        Premiums.    In the year ended December 31, 2003, gross premiums written were $2.3 billion compared with $1.1 billion for the year ended December 31, 2002, an increase of $1.2 billion. Of this increase, 71.2% was generated by our U.S. insurance and reinsurance segments, which began underwriting business at the start of our 2003 calendar year and produced gross premiums written of $625.9 million and $204.1 million, respectively. In addition, we experienced an increase in gross premiums written of $186.9 million from our global insurance segment and $148.7 million from our global reinsurance segment. We expect the mix of business within and between our segments to change over time based on market conditions and our view of the long term profit potential of individual lines of business.

        Premiums ceded for the year ended December 31, 2003 were $365.3 million compared with $89.7 million for the year ended December 31, 2002, an increase of $275.6 million. We purchase reinsurance to reduce our exposure to risk of loss on some lines of business written primarily within our global insurance and U.S. insurance segments. The increase in ceded premiums was primarily generated by our U.S. insurance segment.

        Net premiums earned for the year ended December 31, 2003 were $1.4 billion compared with $536.9 million for the year ended December 31, 2002, an increase of $899.4 million. This increase was caused by two factors. Firstly, we increased the volume of premiums written during the year ended December 31, 2003 over 2002. Secondly, as the year ended December 31, 2002 was our first full underwriting year, premiums were earned only on contracts written following the commencement of operations in November of 2001 through the end of December 2002. For the year ended December 31, 2003, we earned premiums on contracts written in both 2003 and 2002.

        Net Investment Income and Net Realized Gains (Losses).    Net investment income, including realized gains, for the year ended December 31, 2003 was $96.5 million compared with $97.4 million for the year ended December 31, 2002, a decrease of $0.9 million.

        Net Investment Income. Net investment income for the year ended December 31, 2003 was $74.0 million compared with $71.3 million for the year ended December 31, 2002, an increase of $2.7 million. This was primarily due to higher investment balances partially offset by lower interest rates and an increase in the amortization expense on our mortgage-backed securities portfolio. Net investment income consisted primarily of interest on fixed income securities that was partially offset by investment management, accounting and custody fees of $5.8 million for the year ended December 31, 2003 compared with $3.7 million for the year ended December 31, 2002. The higher fees were a result of an increase in our assets managed by third party portfolio managers.

        The annualized effective yield (calculated by dividing the net investment income generated from invested assets by the average balance of the assets managed by our portfolio managers) for the year ended December 31, 2003 was 2.6% compared with 4.0% for the year ended December 31, 2002. The reduction in the effective yield was primarily due to lower U.S. interest rates and a larger allocation to shorter duration investments during part of the year.

        Net Realized Gains. Net realized gains for the year ended December 31, 2003 were $22.6 million compared with $26.1 million for the year ended December 31, 2002, a decrease of $3.5 million. We invest our portfolios to produce a total return. In assessing returns under this approach, we include investment income, realized gains and losses and unrealized gains and losses generated by the investment portfolios. As a result, there can be significant changes in the levels of our net realized gains (losses) from year to year.

        With effect from July 1, 2003, we adopted FAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." As a result, some of our mortgage-backed securities are required to be classified as derivatives and the unrealized gains (losses) associated with these securities that were previously recorded in accumulated other comprehensive income are now recorded in net realized gains (losses). At December 31, 2003, there were no mortgage-backed securities classified as derivatives held in the investment portfolio. For the year ended December 31, 2003, included within net realized gains are $5.0 million in realized losses, and no unrealized gains or losses relating to these securities.

        The total return for our investment portfolio (calculated using beginning and ending market portfolio values, adjusted for external cash flows) for the year ended December 31, 2003 was 3.5% compared with 7.5% for the year ended December 31, 2002. The total return for an investment portfolio consists of price and income return. Our total return was lower in 2003 due to a combination of lower absolute yields achieved resulting in lower income return and a lower price return achieved due to the volatile interest rate environment in 2003.

        Other Insurance Related Income (Loss).    Other insurance related income for the year ended December 31, 2003 was $25.0 million compared with a loss of $0.6 million for the year ended December 31, 2002, an increase of $25.6 million. This income related to the movement in the fair value of our insurance and reinsurance contracts that meet the definition of a derivative. We did not record any other insurance related income in the year ended December 31, 2002.

        Net Losses and Loss Expenses.    Net losses and loss expenses for the year ended December 31, 2003 were $734.0 million compared to $229.3 million for the year ended December 31, 2002, an increase of $504.7 million. This increase was a result of the increase in the volume of net premiums earned and a change in the mix of business with the launch of our U.S. operations. The net loss and loss expense ratio for the year ended December 31, 2003 was 51.1% compared to 42.7% for the year ended December 31, 2002.

        Acquisition Costs.    Acquisition costs for the year ended December 31, 2003 were $229.7 million compared to $103.7 million for the year ended December 31, 2002, an increase of $126.0 million. This increase was a result of the increase in the volume of net premiums earned. The acquisition cost ratio for the year ended December 31, 2003 was 16.0% compared to 19.3% for the year ended December 31, 2002. This decrease resulted primarily from the effects of a change in business mix; our U.S. insurance segment, which began underwriting in 2003, has a lower acquisition cost ratio than our other segments due to the receipt of ceding commissions on some ceded contracts that are recorded as an offset to acquisition costs.

        We also allocate the personnel expenses of our underwriters to acquisition costs. Included within the acquisition cost ratio was 3.1 percentage points for the year ended December 31, 2003 and 2.3 percentage points for the year ended December 31, 2002 relating to the allocation of personnel expenses of our underwriters.

        General and Administrative Expenses.    General and administrative expenses for the year ended December 31, 2003 were $94.6 million, compared to $46.5 million for the year ended December 31, 2002, an increase of $48.1 million. This increase was primarily driven by the addition of operations and employees in the U.S. and Europe. The general and administrative expense ratio for the year ended December 31, 2003 was 6.6% compared to 8.7% for the year ended December 31, 2002. The reduction in the ratio was caused by an increase in the volume of net premiums earned.

        Foreign Exchange Gains.    Our functional currency is the U.S. dollar; however, some of our business is written in other currencies. For the year ended December 31, 2003, we experienced a gain of $32.2 million compared to a gain of $9.6 million for the year ended December 31, 2002, an increase of $22.6 million. This increase was principally made on asset balances denominated in Euros and Sterling. The Euro and Sterling appreciated by 20.2% and 10.9%, respectively, against the U.S. dollar from January 1, 2003 to December 31, 2003.

        Income Tax Recovery.    The income tax recovery for the year ended December 31, 2003 was $0.7 million and for the year ended December 31, 2002 was $1.4 million.

        Net Income.    Net income for the year ended December 31, 2003 was $532.3 million compared to $265.1 million, an increase of $267.2 million. Net income for the year ended December 31, 2003 consisted of net underwriting income of $402.9 million, net investment income and net realized gains of $96.5 million, foreign exchange gains of $32.2 million and tax recovery of $0.7 million. Net income for the year ended December 31, 2002 consisted of net underwriting income of $156.7 million, net investment income and net realized gains of $97.4 million, foreign exchange gains of $9.6 million and an overall tax benefit of $1.4 million.

        Comprehensive Income.    Comprehensive income for the year ended December 31, 2003 was $532.0 million compared to $291.1 million for the year ended December 31, 2002, an increase of $240.9 million. Comprehensive income represents net income adjusted for changes in the unrealized position in our investment portfolio. For the year ended December 31, 2003, we experienced a negligible net decrease in the unrealized position in our investment portfolio compared to an increase of $25.9 million during the year ended December 31, 2002.

  Period ended December 31, 2001

        We commenced operations as AXIS Specialty on November 20, 2001. During the period ended December 31, 2001, we wrote $26.7 million of gross premiums, which was primarily derived from the aviation and aviation war lines of business within our global insurance segment. Due to the short duration of the period, gross and net premiums earned were $1.9 million. Net investment income was $4.8 million for the period and net realized gains were $0.4 million.

        Net losses and loss expenses were $1.0 million, and acquisition costs were $0.8 million. General and administrative expenses were $2.6 million for the period ended December 31, 2001, which includes start up costs of $1.1 million. Net income for the period ended December 31, 2001 was $2.7 million, and comprehensive income was $2.2 million.

Underwriting Results by Segment

        Our business consists of four underwriting segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance.

        We evaluate the performance of each underwriting segment based on underwriting results. Other items of revenue and expenditure are not evaluated at the segment level. In addition, management does not allocate its assets by segment as it considers the underwriting results of each segment separately from the results of its investment portfolio. For more information on our segments, see the notes to the consolidated financial statements included elsewhere in this prospectus.

Global Insurance

        Our global insurance segment principally consists of specialty lines business sourced outside of the U.S. but covering exposures throughout the world. In this segment, we offer clients tailored solutions in order to respond to their distinctive risk characteristics. Since most of the lines in this segment are for physical damage and related perils and not for liability coverage, the segment is principally short to medium tail business. This means that claims are generally made and settled earlier than in long tail business, which facilitates our reserving process for this segment.

  Years ended December 31, 2003 and December 31, 2002

        The following table summarizes the underwriting results and ratios for the years ended December 31, 2003 and December 31, 2002:

	Year ended December 31, 2003	Year ended December 31, 2002	Change
	($ in thousands)
Revenues:
Gross premiums written	$980,661	$793,759	$186,902
Net premiums written	939,909	704,033	235,876
Net premiums earned	763,339	314,613	448,726
Other insurance related income	24,467	(639)	25,106
Expenses:
Net losses and loss expenses	387,953	137,848	250,105
Acquisition costs	115,359	56,683	58,676

Underwriting profit (loss) (before general and administrative expenses)	$284,494	$119,443	$165,051

Ratios:
Net loss and loss expense ratio	50.8%	43.8%	7.0%
Acquisition cost ratio	15.1%	18.0%	(2.9%)

        Premiums.    In the year ended December 31, 2003, gross premiums written were $980.7 million compared to $793.8 million for the year ended December 31, 2002, an increase of $186.9 million. The table below shows gross premiums written by line of business:

	Year ended December 31, 2003	Year ended December 31, 2002
	($ in thousands)
Marine	$81,362	$50,551
Onshore and Offshore Energy	219,386	168,432
Aviation and Aerospace	178,442	114,708
Commercial Property	124,135	104,927
Specialty Risks	377,336	355,141

Total	$980,661	$793,759

        During the year ended December 31, 2003, gross premiums written increased in all lines of business. These increases were partially the result of the addition of underwriting staff in the second quarter of 2002, which enabled us to improve our market penetration at key renewal dates in 2003. In addition, insureds seeking to move their business from insurers with legacy balance sheet issues and reserving shortfalls to financially stronger insurers led to improved market penetration.

        Our marine book generated an increase in gross premiums written of $30.8 million. This was primarily derived from the marine liability business where we experienced an increase in the number of contracts and improvements in rates. Gross premiums written in our onshore and offshore energy book increased by $51.0 million. This was partially generated by the expiration of multi-year deals with other carriers, which allowed us to participate in new contracts in 2003. Our aviation and aerospace book experienced an increase in gross premiums written of $63.7 million. This was generated from our core aviation risks, which include hull and liability risks for passenger and cargo airlines and privately owned aircraft, and two large product liability accounts. Rates within the airline market stabilized at a level meeting or exceeding our return requirements in the last quarter of 2003 driven by a withdrawal of capacity from the market. Gross premiums written within our property line of business increased by $19.2 million partially due to greater penetration, which resulted in the addition of several new property accounts. Our specialty risks books generated an increase of $22.2 million in gross premiums written primarily due to an increase in the level of political risk business following a rise in the level of direct foreign investment and improved market share in our aviation war liability book. This improved market share was a direct result of our ability to cross-sell this product with our aviation hull and liability products. This increase offset the reduction in our terrorism book caused by the effects of the Terrorism Risk Insurance Act ("TRIA") and heightened competition for the business outside of TRIA.

        Premiums ceded for the year ended December 31, 2003 were $40.8 million compared to $89.7 million for the year ended December 31, 2002, a decrease of $48.9 million. The decrease was due to the timing of a significant reinsurance policy which incepted in the third quarter of 2002, which had a sixteen month coverage period and which renewed in the first quarter of 2004.

        The following table shows the derivation of net premiums earned for the years ended December 31, 2003 and December 31, 2002:

	Year ended December 31, 2003	Year ended December 31, 2002
	($ in thousands)
Gross premiums earned	$832,023	$354,667
Ceded premiums amortized	(68,684)	(40,054)

Net premiums earned	$763,339	$314,613

        Gross premiums are earned over the period of the insured risk. Consequently, the level of earned premium increased in 2003 as premiums written throughout 2002 continued to be earned in 2003.

        Ceded premiums are amortized over the contract term. Consequently, the level of amortized ceded premium increased in 2003 as premiums ceded in 2002 continued to be amortized in 2003.

        Other Insurance Related Income (Loss).    Other insurance related income was $24.5 million compared to a loss of $(0.6) million for the year ended December 31, 2002, an increase of $25.1 million. Other insurance related income (loss) related to the movement in the fair value of our insurance contracts that meet the definition of a derivative. These contracts typically insure a portfolio of sovereign debt securities against the risk of default. During the year ended December 31, 2003, other insurance related income resulted from an improvement in some of the insured sovereigns' credit ratings.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $388.0 million for the year ended December 31, 2003 compared to $137.8 million for the year ended December 31, 2002, an increase of $250.2 million. The following table shows the breakdown of net losses and loss expenses incurred:

	Year ended December 31, 2003	Year ended December 31, 2002
	($ in thousands)
Losses paid	$50,530	$8,398
Change in reported case reserves	75,032	38,143
Change in IBNR	272,165	93,010
Reinsurance recoveries	(9,774)	(1,703)

Net losses and loss expenses	$387,953	$137,848

        The net loss and loss expense ratio for the year ended December 31, 2003 was 50.8% compared to 43.8% for the year ended December 31, 2002. During the year ended December 31, 2003, we experienced positive development on our 2002 underwriting year of $27.7 million, which effected a reduction in the net loss ratio of 3.6 percentage points. This reduction was primarily generated by our marine, aviation war, energy and property lines of business. We use the Bornhuetter-Ferguson method to estimate the ultimate cost of losses; it takes as a starting point an assumed ultimate loss and loss expense ratio and blends in the loss and loss expense ratio implied by the experience to date. During the year ended December 31, 2003, the lack of reported claims on our marine, aviation war, energy and property lines of business produced a favorable impact on our experience to date, which caused a reduction in the ultimate losses for these lines of business. A comparison of the net loss ratios for the year ended December 31, 2003 and December 31, 2002 is distorted by the significant change in the mix of business written within our global insurance segment. In addition, our loss experience benefited from the lack of major catastrophes during the years ended December 31, 2003 and December 31, 2002.

        Acquisition Costs.    Acquisition costs for the year ended December 31, 2003 were $115.4 million compared to $56.7 million for the year ended December 31, 2002, an increase of $58.7 million. The acquisition cost ratio for the year ended December 31, 2003 was 15.1% compared with 18.0% for the year ended December 31, 2002. The reduction in the acquisition cost ratio was due to a change in the mix of the business written within our global insurance book. Included within our acquisition costs are allocated personnel expenses for underwriters, which were 2.1 percentage points for the year ended December 31, 2003 and 1.9 percentage points for the year ended December 31, 2002.

  Period ended December 31, 2001

        During the period ended December 31, 2001, we wrote $24.5 million of gross premiums. Due to the short duration of the period, net premiums earned were $1.7 million for the period. Net losses and loss expenses were $0.9 million, and acquisition costs were $0.3 million.

Global Reinsurance

        Our global reinsurance segment principally consists of treaty reinsurance business sourced outside of the United States but covering exposures throughout the world and provides severity-driven products, primarily for catastrophic risks. This business is short tail in nature, which typically allows us to determine the ultimate loss experience within a relatively short period of time after a contract has expired. Our contracts can be written on either an excess of loss basis or a pro-rata basis, also known as proportional.

  Years ended December 31, 2003 and 2002

        The following table summarizes the underwriting results and ratios for the years ended December 31, 2003 and December 31, 2002:

	Year ended December 31, 2003	Year ended December 31, 2002	Change
	($ in thousands)
Revenues:
Gross premiums written	$462,938	$314,244	$148,694
Net premiums written	453,568	314,244	139,324
Net premiums earned	418,235	222,237	195,998
Other insurance related income	552	—	552
Expenses:
Net losses and loss expenses	174,391	91,417	82,974
Acquisition costs	71,090	47,020	24,070

Underwriting profit (loss) (before general and administrative expenses)	$173,306	$83,800	$89,506

Ratios:
Net loss and loss expense ratio	41.7%	41.1%	0.6%
Acquisition cost ratio	17.0%	21.2%	(4.2%)

        Premiums.    In the year ended December 31, 2003, gross premiums written were $462.9 million compared to $314.2 million for the year ended December 31, 2002, an increase of $148.7 million. The table below shows gross premiums written by line of business:

	Year ended December 31, 2003	Year ended December 31, 2002
	($ in thousands)
Catastrophe	$339,137	$230,741
Property Pro Rata	61,003	53,916
Property Per Risk	50,681	16,721
Other	12,117	12,866

Total	$462,938	$314,244

        During the year ended December 31, 2003, the increase in gross premiums written was primarily a result of better penetration of our existing client base and the addition of new customer relationships. We diversified our catastrophe book of business by substantially increasing our underwriting of other catastrophe related products, such as workers' compensation, personal accident and life covers. In addition, we diversified our property mix of business by taking selected positions on property per risk treaties. During 2004, we expect to increase the volume of gross premiums written in Europe following the establishment of our European reinsurance office in Zurich.

        Premiums ceded for the year ended December 31, 2003 were $9.4 million. Prior to 2003, we had not purchased reinsurance for this segment. Due to the increase in our catastrophe exposures, we have bought some coverages aimed at providing reinsurance protection in the event of a large industry loss.

        The following table shows the derivation of net premiums earned for the years ended December 31, 2003 and December 31, 2002:

	Year ended December 31, 2003	Year ended December 31, 2002
	($ in thousands)
Gross premiums earned	$426,252	$222,237
Ceded premiums amortized	(8,017)	—

Net premiums earned	$418,235	$222,237

        Gross premiums are earned over the period of the insured risk. Consequently, the level of earned premiums increased in 2003 as premiums written throughout 2002 continued to be earned in 2003.

        Ceded premiums are amortized over the contract term.

        Other Insurance Related Income.    Other insurance related income of $0.6 million for the year ended December 31, 2003 related to the movement in the fair value of a reinsurance contract that meets the definition of a derivative. We did not record any other insurance related income in the year ended December 31, 2002.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $174.4 million for the year ended December 31, 2003 compared to $91.4 million for the year ended December 31, 2002, an increase of $83.0 million. The following table shows the breakdown of net losses and loss expenses incurred:

	Year ended December 31, 2003	Year ended December 31, 2002
	($ in thousands)
Losses paid	$32,308	$8,560
Change in reported case reserves	16,437	21,852
Change in IBNR	125,646	61,005
Reinsurance recoveries	—	—

Net losses and loss expenses	$174,391	$91,417

        The net loss and loss expense ratio for the year ended December 31, 2003 was 41.7% compared to 41.1% for the year ended December 31, 2002. We incurred claims from several catastrophe events during the year ended December 31, 2003, most notably from the California fires in October and from tornadoes that affected Oklahoma in May. During the year ended December 31, 2003, we experienced positive development of $28.1 million on our 2002 underwriting year, which generated a reduction in the net loss ratio of 6.7 percentage points. This reduction was primarily experienced in our catastrophe and other books of business. We use the Bornhuetter-Ferguson method to estimate the ultimate cost of losses; it takes as a starting point an assumed ultimate loss and loss expense ratio and blends in the loss and loss expense ratio implied by the experience to date. During the year ended December 31, 2003, the lack of reported claims produced a favorable impact on our experience to date, which caused a reduction in the ultimate losses for these lines of business. Our global reinsurance segment has loss experience categorized as low frequency but high severity in nature and, therefore, our loss experience can be volatile. During the year ended December 31, 2003 and December 31, 2002, our loss experience benefited from the lack of major catastrophes.

        Acquisition Costs.    Acquisition costs for the year ended December 31, 2003 were $71.1 million compared to $47.0 million for the year ended December 31, 2002, an increase of $24.1 million. The acquisition cost ratio for the year ended December 31, 2003 was 17.0% compared with 21.2% for the year ended December 31, 2002. This decrease was primarily due to a change in the mix of business, with a lower proportion of property pro rata business written and a reduction in the level of allocated personnel expenses. Included within the ratio was 1.3 percentage points relating to allocated personnel expenses for underwriters for the year ended December 31, 2003 compared to 2.9 percentage points for the year ended December 31, 2002. The reduction in the ratio was caused by an increase in the volume of net premiums earned.

  Period ended December 31, 2001

        During the period ended December 31, 2001, we wrote $2.3 million of gross premiums in our global reinsurance segment. Due to the short duration of the period, net premiums earned were $0.2 million, net losses and loss expenses were $0.1 million and acquisition costs were $0.5 million.

U.S. Insurance

  Year ended December 31, 2003

        Our U.S. insurance segment principally consists of specialty lines business sourced in the United States and includes the following risk classifications: commercial property, commercial liability and professional lines. There are no comparative results for the period ended December 31, 2002 as we began writing business in this segment in 2003.

        The following table summarizes the underwriting results and ratios for the year ended December 31, 2003:

Year ended December 31, 2003
($ in thousands)
Revenues:
Gross premiums written	$625,898
Net premiums written	314,100
Net premiums earned	168,252
Expenses:
Net losses and loss expenses	108,497
Acquisition costs	21,130

Underwriting profit (loss) (before general and administrative expenses)	$38,625

Ratios:
Net loss and loss expense ratio	64.5%
Acquisition cost ratio	12.6%

        Premiums.    For the year ended December 31, 2003, gross premiums written were $625.9 million. The table below shows gross premiums written by line of business:

Year ended December 31, 2003
($ in thousands)
Commercial Property	$225,508
Commercial Liability	157,808
Professional Lines	242,582

Total	$625,898

        Total gross premiums written for the year ended December 31, 2003 were derived 36% from commercial property insurance, 25.2% from commercial liability insurance and 38.8% from professional lines insurance. Following the acquisition of renewal rights in February 2003, there was a cancel/rewrite process for our professional lines book, which increased our gross premiums written for this line by approximately $65.2 million. Without the cancel/rewrite process that increased the level of gross premiums written, the distribution of premiums written amongst the three lines of business was more even.

        Our commercial property book provides coverage for physical damage and business interruption primarily with respect to commercial properties. Our commercial liability book targets casualty risks in the U.S. excess and surplus lines market. Our professional lines book includes the business we obtained through the acquisition of renewal rights in February 2003. The majority of the professional lines gross premiums written have been derived from directors' and officers' liability coverage.

        Premiums ceded for the year ended December 31, 2003 were $311.8 million. Our U.S. insurance segment purchases significant proportional and excess of loss reinsurance on both a treaty and facultative basis. These reinsurance arrangements are generally designed to reduce the volatility in our severity driven classes of business.

        The following table shows the derivation of net premiums earned:

Year ended December 31, 2003
($ in thousands)
Gross premiums earned	$354,649
Ceded premiums amortized	(186,397)

Net premiums earned	$168,252

        Gross premiums are earned over the period of the insured risk. Consequently, the level of earned premiums generally increases during the year as premiums written throughout the year are earned.

        Ceded premiums are amortized over the contract term. Consequently, the level of ceded premiums amortized generally increases during the year as ceded premiums throughout the year are amortized.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $108.5 million for the year ended December 31, 2003. The following table shows the breakdown of net losses and loss expenses incurred:

Year ended December 31, 2003
($ in thousands)
Losses paid	$13,281
Change in reported case reserves	10,675
Change in IBNR	192,815
Reinsurance recoveries	(108,274)

Net losses and loss expenses	$108,497

        The net loss and loss expense ratio for the year ended December 31, 2003 was 64.5%. This segment purchases significant reinsurance coverage; therefore, we have recorded reinsurance recoveries in our incurred but not reported loss reserves. This resulted in a significant level of reinsurance recoveries within net losses and loss expenses. During the year ended December 31, 2003, our loss experience on our property book benefited from the lack of major catastrophes.

        Acquisition Costs.    Acquisition costs for the year ended December 31, 2003 were $21.1 million. The acquisition cost ratio for the year ended December 31, 2003 was 12.6%. Override commissions received on ceded premiums offset other acquisition costs. During the year ended December 31, 2003, override commissions were $50.0 million, which had a positive impact on the acquisition cost ratio of 29.6 percentage points. Included within the acquisition cost ratio was 11.0 percentage points relating to allocated personnel expenses for underwriters for the year ended December 31, 2003.

U.S. Reinsurance

        Our U.S. reinsurance segment principally consists of reinsurance business sourced in the U.S. and focuses almost exclusively on exposures in the United States. The underlying property and casualty business classes covered by the treaties we write in our United States reinsurance segment include:

professional lines, liability, property, marine and aviation. Our contracts are written on either an excess of loss basis or a proportional basis. There are no comparative results for the period ended December 31, 2002 as we began writing business in this segment in 2003.

  Year Ended December 31, 2003

        The following table summarizes the underwriting results and ratios for the year ended December 31, 2003:

Year ended December 31, 2003
($ in thousands)
Revenues:
Gross premiums written	$204,148
Net premiums written	200,811
Net premiums earned	86,404
Expenses:
Net losses and loss expenses	63,178
Acquisition costs	22,133

Underwriting profit (loss) (before general and administrative expenses)	$1,093

Ratios:
Net loss and loss expense ratio	73.1%
Acquisition cost ratio	25.6%

        Premiums.    In the year ended December 31, 2003, gross and net premiums written were $204.1 million. The table below shows gross premiums written by line of business:

Year ended December 31, 2003
($ in thousands)
Professional Lines	$132,148
Liability	46,035
Property	19,535
Marine and Aviation	6,430

Total	$204,148

        Of the total gross premiums written for the year ended December 31, 2003, approximately 65% was derived from professional lines reinsurance. Professional lines reinsurance provides reinsurance coverage for directors and officers, employment practices liability, medical malpractice and miscellaneous errors and omissions exposures located primarily in the United States.

        Premiums ceded for the year ended December 31, 2003 were $3.3 million related to our professional lines business.

        The following table shows the derivation of net premiums earned:

Year ended December 31, 2003
($ in thousands)
Gross premiums earned	$88,091
Ceded premiums amortized	(1,687)

Net premiums earned	$86,404

        Net premiums are earned over the period of the insured risk. A large portion of premiums are written on a risk-attaching basis; for this business the earning period is twice the underlying contract period. Consequently, we expect the level of net earned premiums to increase over time.

        Net Losses and Loss Expenses.    Net losses and loss expenses were $63.2 million for the year ended December 31, 2003. The following table shows the breakdown of net losses and loss expenses incurred:

Year ended December 31, 2003
($ in thousands)
Losses paid	$4,338
Change in reported case reserves	3,520
Change in IBNR	56,481
Reinsurance recoveries	(1,161)

Net losses and loss expenses	$63,178

        The net loss and loss expense ratio for the year ended December 31, 2003 was 73.1%.

        Acquisition Costs.    Acquisition costs for the year ended December 31, 2003 were $22.1 million. The acquisition cost ratio for the year ended December 31, 2003 was 25.6%. Included within the ratio was 4.3 percentage points relating to allocated personnel expenses for underwriters for the year ended December 31, 2003. We expect the percentage of allocated personnel expenses for underwriters to reduce as the level of net premiums earned increases.

Financial Condition and Liquidity

        We are a holding company and have no substantial operations of our own. Our assets consist primarily of our investments in subsidiaries. At December 31, 2003, we had operating subsidiaries in Bermuda, Ireland and the United States, a branch and representative office in the United Kingdom and a branch in Switzerland. Accordingly, our future cash flows depend upon the availability of dividends or other statutorily permissible payments from our subsidiaries. The ability to pay dividends and make other distributions is limited by the applicable laws and regulations of Bermuda, the United States and Ireland, which subject our insurance subsidiaries (other than AXIS Re) to significant regulatory restrictions. These laws and regulations require, among other things, some of our insurance subsidiaries to maintain minimum solvency requirements and limit the amount of dividends and other payments that these subsidiaries can pay to us, which in turn may limit our ability to pay dividends and make other payments.

        Additionally, we are subject to Bermuda regulatory constraints that affect our ability to pay dividends on our common shares and make other payments. Under the Companies Act, AXIS Capital and AXIS Specialty may declare or pay a dividend or make a distribution out of contributed surplus only if it has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, pursuant to the terms of our credit facility, we cannot pay cash dividends to our shareholders in excess of $150 million in the aggregate for any fiscal year during the period that any commitments or obligations are outstanding thereunder. Furthermore, in order to reduce its total statutory capital by 15% or more, AXIS Specialty would require the prior approval of the BMA.

        At December 31, 2003, the maximum amount of distributions that our subsidiaries could pay to AXIS Capital under applicable laws and regulations without prior regulatory approval was approximately $727.4 million.

  Financial Condition

        At December 31, 2003, total investments at fair market value, accrued interest receivable and cash net of unsettled investment trades were $4.0 billion, compared to $2.4 billion at December 31, 2002.

Approximately $316.0 million of the increase was due to the net proceeds received from our initial public offering in July 2003. Our investment portfolio consisted entirely of fixed income securities at December 31, 2003 and was managed by several external investment management firms. At December 31, 2003, all of these fixed income securities were investment grade, with 81.7% rated Aa3 or AA- or better by an internationally recognized rating agency. The weighted-average rating of our fixed income portfolio was AA+ based on ratings assigned by Standard & Poor's. The net receivable for investments purchased at December 31, 2003 was $3.4 million compared to a net payable of $86.4 million at December 31, 2002. Net receivables/payables are a result of timing differences as investments are accounted for on a trade date basis.

        At December 31, 2003, we had $660.5 million of insurance and reinsurance premium balances receivable compared to $337.7 million at December 31, 2002. This increase was due to the level of premium writings during the year ended December 31, 2003. At December 31, 2003, we had prepaid reinsurance of $165.0 million and $124.9 million of reinsurance recoverables under these contracts. These balances increased since December 31, 2002 by $115.3 million and $123.2 million, respectively, primarily as a result of the commencement of our U.S. insurance operations.

        At December 31, 2003, we had $992.8 million of reserves for loss and loss expenses compared to $215.9 million at December 31, 2002, an increase of $776.9 million. Of this balance, $813.0 million, or 81.9%, was incurred but not reported reserves. This increase was primarily due to the increased level of earned premiums and the normal variability in claim settlements.

        At December 31, 2003, our shareholders' equity was $2,817.1 million compared to $1,961.0 million at December 31, 2002, an increase of 43.7%. This increase was primarily due to net income of $532.3 million for the year ended December 31, 2003, net proceeds of $316.0 million from our initial public offering and an increase of $0.3 million in the unrealized appreciation on our investment portfolio.

  Liquidity

        In the year ended December 31, 2003, we generated a net operating cash inflow of $1.3 billion, primarily relating to premiums received and investment income. During the same period, we paid losses of $100.5 million. We invested a net cash amount of $1.8 billion during the period, and at December 31, 2003 had a cash balance of $605.2 million. For the year ended December 31, 2003, our cash flows from operations provided us with sufficient liquidity to meet our operating requirements.

        In the year ended December 31, 2002, we generated a net operating cash inflow of $660.6 million, primarily relating to premiums received and investment income. During the same period, we paid losses of $17.0 million. We invested a net cash amount of $702.9 million during the period, and at December 31, 2002 had a cash balance of $729.3 million. For the year ended December 31, 2002, our cash flows from operations provided us with sufficient liquidity to meet our operating requirements.

        On an ongoing basis, our sources of funds primarily consist of premiums written, investment income and proceeds from sales and redemptions of investments. Cash is used primarily to pay losses and loss expenses, reinsurance, acquisition costs and general and administrative expenses and to purchase new investments.

        Our cash flows from operations generally represent the difference between: (1) premiums collected and investment earnings realized; and (2) losses and loss expenses paid, reinsurance purchased, underwriting and other expenses paid and investment losses realized. Cash flows from operations may differ substantially, however, from net income. To date, we have invested all cash flows not required for operating purposes. The potential for a large claim under one of our insurance or reinsurance contracts means that substantial and unpredictable payments may need to be made within relatively short periods of time.

        During 2003, we declared two quarterly dividends of $0.07 per common share. The dividends were payable on October 14, 2003 and January 14, 2004. In the first quarter of 2004, we declared a quarterly dividend of $0.125 per common share payable on April 14, 2004 to shareholders of record on March 31, 2004.

        We expect our internally generated funds, together with our new credit facility and our existing capital base, to be sufficient to operate our business. However, there can be no assurance that we will not be required to issue common shares or incur other indebtedness to implement our business strategy or pay claims.

  Capital Resources

        On March 25, 2004, the Company renewed its credit facility by entering into a three-year $750 million credit facility with a syndicate of commercial banks led by JPMorgan Chase Bank, as administrative agent and lender. Under the terms of the new credit facility, up to $750 million may be used by AXIS Capital, AXIS Specialty, AXIS Re and AXIS Specialty Europe to issue letters of credit and up to $300 million may be used by these entities for general corporate purposes, with total borrowings not to exceed $750 million. We anticipate that AXIS Reinsurance, AXIS Insurance and AXIS Surplus will become parties to the new credit facility upon receipt of regulatory approvals from their respective state insurance authorities. The credit facility contains various loan covenants with which we must comply, including limitations on the incurrence of future indebtedness, future liens, fundamental changes, investments and certain transaction with affiliates. The credit facility also requires that we maintain (1) a minimum amount of consolidated shareholders' equity equal to or greater than the sum of $1.975 billion plus (A) 50% of consolidated net income for each fiscal quarter beginning with the fiscal quarter ending March 31, 2005 and (B) 100% of the net cash proceeds received after March 25, 2004 from any issuance of our capital stock and (2) a debt to total capitalization ratio not greater than 0.35:1.00. The credit facility contains restrictions on our ability to make acquisitions, except that we may, among other things, acquire assets and entities in the insurance and reinsurance business for consideration in an aggregate amount not in excess of $250 million. Our ability to pay dividends or make other restricted payments is also limited, except that we may, among other things, pay cash dividends to our shareholders in an amount not exceeding $150 million for any fiscal year and we may repurchase shares of our capital stock for consideration in an aggregate amount not exceeding $500 million. There was no debt outstanding under the credit facility at December 31, 2003 or December 31, 2002. At December 31, 2003, the Company had letters of credit of $127.3 million outstanding under its then existing credit facility. At December 31, 2002, the Company had letters of credit of $10.0 million outstanding under its then existing credit facility. We were in compliance with all covenants of our then existing credit facility at December 31, 2003.

  Commitments

        We did not make any significant capital expenditures during the year ended December 31, 2003. We currently expect capital expenditures for 2004 to be less than $50 million.

        The following table provides an analysis of our contractual obligations at December 31, 2003:

		Payment due by period Expressed in thousands of U.S. dollars
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	$21,888	$4,036	$5,704	$4,277	$7,871

Quantitative and Qualitative Disclosure about Market Risk

        We are exposed to potential loss on our investment portfolio from various market risks, including changes in interest rates and foreign currency exchange rates, and from credit risk. Our investment portfolio consists of fixed income securities denominated in both U.S. and foreign currencies. External investment professionals manage our portfolio under the direction of our management in accordance with detailed investment guidelines provided by us. Our guidelines do not currently permit the use of derivatives other than foreign currency forward contracts. During the first half of 2002, however, we did utilize derivatives, as was permitted under guidelines in effect at the time. In the future, we may change our guidelines to permit the use of derivatives. We do not enter into risk sensitive instruments for trading purposes.

        Interest Rate Risk.    Fluctuations in interest rates have a direct impact on the market valuation of fixed income securities included in our investment portfolio. As interest rates rise, the market value of our fixed income portfolio falls, and the converse is also true. We manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of our insurance and reinsurance liabilities.

        Our current duration target for our investments is two to four years. The duration of an investment is based on the maturity of the security and also reflects the payment of interest and the possibility of early principal payment of such security. We seek to utilize investment benchmarks that reflect this duration target. Management periodically revises our investment benchmarks based on business and economic conditions, including the average duration of our potential liabilities. At December 31, 2003, our invested assets (assets under management by third party investment managers) had an approximate duration of 3.0 years.

        At December 31, 2003, we held $1,012.9 million at fair market value, or 28.2% of our total invested assets, in mortgage-backed securities compared to $734.6 million, or 32.9%, at December 31, 2002. When interest rates decline, these assets are exposed to prepayment risk, which occurs when holders of underlying mortgages increase the frequency with which they prepay the outstanding principal before the maturity date and refinance at a lower interest rate cost. When interest rates increase, these assets are exposed to extension risk, which occurs when holders of underlying mortgages reduce the frequency on which they prepay the outstanding principal before the maturity date and delay any refinancing of the outstanding principal.

        We have calculated the effect that an immediate parallel shift in the U.S. interest rate yield curve would have on our assets under management by third party investment managers at December 31, 2003. The modeling of this effect was performed on each security individually using the security's effective duration and changes in prepayment expectations for mortgage-backed and asset-backed securities. The results of this analysis are summarized in the table below.

Interest Rate Movement Analysis on Market Value of Assets under
Management by Third Party Investment Managers

	Interest Rate Shift in Basis Points
	-100	-50	0	+50	+100	+200
	(Expressed in thousands of U.S. dollars)
Total Market Value	$3,724,359	$3,673,231	$3,620,208	$3,564,839	$3,507,763	$3,391,992
Market Value Change from Base	2.9%	1.5%	0.0%	(1.5)%	(3.1)%	(6.3)%
Change in Unrealized Value	$104,151	$53,023	$0	$(55,369)	$(112,445)	$(228,216)

        Foreign Currency Risk.    Fluctuations in foreign currency exchange rates have a direct impact on the market valuation of fixed income securities included in our investment portfolio that are denominated in those currencies. Therefore, we may attempt to manage our foreign currency risk by seeking to match our liabilities under insurance and reinsurance policies that are payable in foreign currencies with investments that are denominated in such currencies. Furthermore, we may use foreign currency forward contracts in an effort to hedge against movements in the value of foreign currencies relative to the U.S. dollar and to gain exposure to interest rate differentials between differing market rates. A foreign currency forward contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign currency forward contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies but rather allow us to establish a rate of exchange for a future point in time. We do not expect to enter into such contracts with respect to a material amount of our assets. Foreign currency forward contracts purchased are not specifically identifiable against cash, any single security or any groups of securities and, therefore, do not qualify and are not designated as a hedge for financial reporting purposes. All realized gains and losses and unrealized gains and losses on foreign currency forward contracts are recognized in our statements of operations and comprehensive income. At December 31, 2003, the net contractual amount of foreign currency forward contracts was $3.8 million with a negligible fair market value. At December 31, 2002, the net contractual amount of foreign currency forward contracts was $0.4 million with a negligible fair market value.

        At December 31, 2003, we had receivable balances of $660.5 million compared to $327.6 million at December 31, 2002. Of this balance, 95.1% was denominated in U.S. dollars. Of the remaining balance, 1.8% was denominated in Euro and 1.0% in Sterling. A 5% increase or decrease in the value of the Euro and Sterling currencies against the U.S. dollar would produce a gain or loss of approximately $1.0 million, compared to $2.8 million at December 31, 2002.

        Credit Risk.    We have exposure to credit risk primarily as a holder of fixed income securities. Our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. We attempt to limit our credit exposure by purchasing fixed income investments rated BBB-/Baa3 or higher. In addition, we have limited our exposure to any single corporate issuer to 5% or less of our portfolio for securities rated A-/A3 or above and 2% or less of our portfolio for securities rated between BBB-/Baa3 and BBB+/Baa1. At December 31, 2003, we did not have an aggregate exposure to any single issuer of more than 2% of our portfolio, other than with respect to U.S. government and agency securities. In addition, we have credit risk under some contracts where we receive premiums in return for assuming the risk of default on pre-determined portfolios of sovereign and corporate obligations. See note 9(a) to the consolidated financial statements included elsewhere in this prospectus for a further discussion regarding those contracts which meet the definition of a derivative contract under FAS 133.

        Value-at-Risk.    Our management uses Value-at-Risk ("VaR") as one of its tools to measure potential losses in fair market values of our investment portfolio. The VaR calculation is calculated by a third party provider and reviewed by management. VaR uses a Monte Carlo simulation to project many different prices of fixed income securities, derivatives and currencies taking into account, among other things, the volatility and the correlation between security price changes over various forecast horizons. The VaR of our investment portfolio at December 31, 2003 was approximately $174.1 million compared to $70.9 million at December 31, 2002, which represents the potential loss in fair market value of our investment portfolio over a one year time horizon within a 95% confidence level. This increase was primarily due to the higher overall investment balances. The VaR computation is a risk analysis tool and does not purport to represent actual losses in fair market value. We cannot predict actual future movements in market rates and do not present these results to be indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on our future results or financial position.

Effects of Inflation

        We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The anticipated effects on us are considered in our catastrophe loss models. The effects of inflation are also considered in pricing and in estimating reserves for unpaid claims and claim expenses. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled.

INDUSTRY BACKGROUND

        The property and casualty insurance and reinsurance industry has historically been cyclical. During periods of excess underwriting capacity, as defined by availability of capital, competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of reduced underwriting capacity, pricing and policy terms and conditions are generally more favorable. In the past, underwriting capacity has been impacted by several factors, including industry losses, catastrophes, changes in legal and regulatory guidelines, investment results and the ratings and financial strength of competitors.

        We believe the insurance and reinsurance industry is currently recovering from a prolonged period of excess underwriting capacity. A decline in underwriting margins in the late 1980s and incidences of large natural catastrophes led to a recovery in industry profitability in the mid-to-late 1990s. As a result of favorable loss levels and strong investment returns beginning in 1995, the insurance and reinsurance industry entered a cycle of increased competition and industry capacity, driving property and casualty premium rates down. However, significant catastrophic losses in 1999 and the subsequent contraction of capacity in the market fueled improvements in rates, terms and conditions beginning in 2000. Since 2000, we believe several other developments described below have led to an improvement in rates and terms and conditions.

The Bermuda Insurance Industry

        Bermuda has become one of the world's leading insurance and reinsurance markets. Bermuda's position in these markets solidified after the tragic events of September 11, 2001, as approximately $55 billion of new capital was invested in the insurance and reinsurance sector in Bermuda, through December 31, 2003, representing approximately 31% of the new capital raised globally for insurers and reinsurers. A significant portion of this capital was used to fund Bermuda-based start up insurance and reinsurance companies, including AXIS Capital.

        There are a number of factors that make Bermuda an attractive location from which to conduct insurance and reinsurance business, including:

  •
  A favorable regulatory and tax environment;

  •
  Recognition as a highly reputable business center;

  •
  Excellent professional and other business services;

  •
  A well developed captive insurance industry;

  •
  Political and economic stability; and

  •
  Ready access to the global insurance and reinsurance markets.

Recent Industry Developments

        The insurance and reinsurance industry has recently experienced severe dislocation as a result of an unprecedented impairment of capital, which has caused a substantial contraction in global underwriting capacity. At the same time that capacity has declined, we believe the demand for commercial insurance and reinsurance has increased as insureds have become increasingly aware of their risk exposures.

        We believe that from the beginning of 2001 through the end of 2002, capital available to write property and casualty insurance and reinsurance has been impaired by an estimated $243 to $253 billion in potential and realized underwriting and investment losses. This amount is 35% to 36%

of the approximately $700 billion in available capital at the end of 2000. The following table illustrates the estimated components of the impairment of industry capital:

Estimated Components of Capital Impairment	Amount
($ in billions)
World Trade Center losses	$35
Estimated reserve deficiencies	75
Investment losses — Non-U.S.	100-110
Net realized investment losses — U.S.	33

Total potential losses	$243-253

  Sources: Sigma, A.M. Best and Insurance Services Office.

        Additionally, many established insurers have exited key markets, including reinsurance subsidiaries of primary carriers. These industry developments have provided new companies such as ours with an opportunity to provide much needed underwriting capacity at attractive rates in conjunction with improved terms and conditions. Importantly, this capacity is backed by a capital base free of legacy liabilities prevalent in much of the industry. Some of the principal factors that we believe are driving the reduced capacity include:

        Record losses.    The tragic events of September 11, 2001 represented the largest insured loss in history, with industry loss estimates of $35 billion according to A.M. Best. In addition, Sigma estimates the effect of these losses have been compounded by an additional $70 billion of catastrophe losses in 2003, of which $18.5 billion were insured losses.

        Significant reserve shortfalls.    Reserve shortfalls from asbestos and environment-related ("A&E") claims as well as poor underwriting in the late 1990s continue to plague the property and casualty insurance industry. According to A.M. Best, the industry was under-reserved for A&E claims by approximately $45 billion as of year-end 2002, with incurred-to-date losses of approximately $76 billion as of October 2003. In 2002 and 2003, several major insurers took significant asbestos-related charges, including Travelers Property Casualty Corp., ACE Limited, Fireman's Fund Insurance Company, CNA Financial Corporation, The Hartford Financial Services Group and The St. Paul Companies, totaling an estimated $7.6 billion and $6.5 billion in 2002 and 2003, respectively, according to A.M. Best. Additionally, deficiencies are expected to be greater and more widespread in the commercial market, where A.M. Best estimates core loss reserve shortfalls to be approximately $30 billion excluding A&E at year-end 2003. We believe these reserving issues have led to significant capital impairment and withdrawal of capacity among the incumbents in the property and casualty industry.

        Adverse investment returns.    A prolonged decline in global equity markets and significant credit losses, including losses caused by high profile bankruptcies such as Enron Corp., WorldCom, Inc., Adelphia Communications Corp., U.S. Airways Group, Inc. and UAL Corporation, weakened the balance sheets of incumbent insurers and reinsurers worldwide. Sigma estimates a decline of $100-$110 billion in non-U.S. capital from the end of 2000 until August 2002 due to the adverse investment environment, while the Insurance Services Office estimates U.S. realized and unrealized investment losses from the end of 2000 to the end of 2002 to be $33 billion. In addition, the current low interest rate environment has also reduced the investment returns of insurers and reinsurers, underscoring the importance of generating underwriting profits rather than relying on investment results in order to generate profitability.

        Exit of key players.    In 2002, several market participants, including Gerling Group, SCOR S.A., AXA Group and Overseas Partners Ltd., either exited particular business lines or significantly reduced their activity, further depleting the industry's available underwriting capacity.

        Ratings decline.    In 2002, many property and casualty insurers and reinsurers were downgraded, including 47 out of the largest 150 rated reinsurers. Additionally, Lloyd's of London, traditionally a large provider of capacity for specialty lines, was downgraded by Standard & Poor's on September 20, 2001 after sustaining large losses in the tragic events of September 11, 2001.

        Increased credit risk through reinsurance recoverables.    In addition to ratings downgrades, particularly among reinsurers, reinsurance recoverables have increased significantly since 1998. According to Fitch Rating, U.S. based insurers' net reinsurance recoverables totaled $171 billion at year-end 2002 and grew at a 12.2% compound annual growth rate between year-end 1998 and year-end 2002. In contrast, total assets excluding reinsurance recoverables grew at only a 0.8% rate and policyholders' surplus declined at a 3.7% rate over the same time. The inability to collect reinsurance recoverables may further weaken the balance sheets of incumbent insurers and reinsurers.

        Increased financial scrutiny.    Several high-profile corporate scandals in the past two years led to a significant overhaul in corporate governance and scrutiny of financial results of public companies. We believe this increased scrutiny has led insurers to adopt a more conservative approach to reserving and has reduced the capacity that they are willing or able to offer in selected liability lines.

        Since our inception, we believe we have successfully capitalized on opportunities created by the market dislocation. We believe our capital base, underwriting talent, globally diversified product offering and efficient technology-enhanced underwriting platform differentiate us from many incumbent insurers and reinsurers by allowing us to operate cost effectively and to react quickly to changing market dynamics.

BUSINESS

Overview

        We provide specialty lines insurance and treaty reinsurance on a global basis, with headquarters in Bermuda. Through our operating subsidiaries and branches based in Bermuda, Ireland, the United States, the United Kingdom and Switzerland, we focus on writing coverage for specialized classes of risk through our team of highly skilled and experienced underwriters. Since our founding in November 2001, we have successfully assembled a strong management team of proven leaders with significant industry experience, established a global underwriting infrastructure and built a broad product portfolio. In 2002, our first full year of operation, we wrote $1.1 billion of gross premiums, generated $265.1 million of net income, produced a combined ratio of 70.7% and earned a return on average equity of 14.7%. In 2003, we wrote $2.3 billion of gross premiums, generated $532.3 million of net income, produced a combined ratio of 73.7% and earned a return on average equity of 22.3%. We believe that we have established a recognized franchise in the insurance and reinsurance industry and are well-positioned to provide our products to our customers.

        In 2002, our business consisted of two underwriting segments: specialty lines and treaty reinsurance. With effect from January 1, 2003, we added two new segments following our acquisitions of AXIS Reinsurance and AXIS Surplus. Our business now consists of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance. During the year ended December 31, 2003, we wrote gross premiums of $980.7 million in our global insurance segment, $462.9 million in our global reinsurance segment, $625.9 million in our U.S. insurance segment and $204.1 million in our U.S. reinsurance segment.

        AXIS Capital is a holding company organized under the laws of Bermuda. AXIS Capital was incorporated on December 9, 2002. AXIS Specialty commenced operations on November 20, 2001. AXIS Specialty and its subsidiaries became wholly owned subsidiaries of AXIS Capital pursuant to the Exchange Offer. In the Exchange Offer, the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in AXIS Capital. Following the Exchange Offer, AXIS Specialty distributed its wholly owned subsidiaries to AXIS Capital. The Exchange Offer represented a business combination of companies under common control and has been accounted for at historical cost. As a result, the consolidated financial information presented in this prospectus gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001.

        AXIS Ireland Holdings, a wholly owned subsidiary of AXIS Capital, was incorporated in Ireland on January 28, 2002 and acts as a holding company for AXIS Specialty Europe and AXIS Re. AXIS Specialty Europe became licensed as an Irish insurer in May 2002. AXIS Re also became entitled to carry on reinsurance business from Ireland in May 2002. AXIS Specialty London was established in June 2003 as a U.K. branch of AXIS Specialty Europe. The branch commenced underwriting facultative business in September 2003. AXIS Re Europe was established in August 2003 as a Swiss branch of AXIS Re. The branch commenced underwriting reinsurance business in Zurich during November 2003.

        AXIS Specialty U.S. Holdings Inc. ("AXIS U.S. Holdings"), a wholly owned subsidiary of AXIS Capital, was incorporated in Delaware on March 11, 2002. It acts as a holding company for AXIS Reinsurance, which is domiciled in New York. AXIS Reinsurance is licensed to write insurance and reinsurance in all 50 states in the United States, the District of Columbia and Puerto Rico. AXIS Insurance, a wholly owned subsidiary of AXIS Reinsurance, is domiciled in Connecticut. AXIS Insurance is a surplus lines-eligible insurer in 37 of the states in the United States and the District of Columbia.

        On February 28, 2003, AXIS U.S. Holdings completed the acquisition of Sheffield Insurance Corporation for $34.7 million and subsequently renamed it AXIS Surplus. AXIS Surplus is licensed to write insurance in Illinois and Alabama and eligible to write surplus lines insurance in 45 states and the District of Columbia. In addition, we added a team of insurance professionals from Combined Specialty

Group, Inc. In the first half of 2003, we acquired the renewal rights to a book of professional liability insurance and related lines business written by FIS in exchange for an agreement to make an override payment. We purchased this company and agreed to acquire these rights as the foundation for commencing our U.S. insurance operations.

        On July 7, 2003, we completed an initial public offering of 15.4 million newly issued common shares and 9.3 million common shares offered by selling shareholders. Net proceeds to the Company from the offering were $316.0 million.

Competitive Strengths

        We believe our competitive strengths have enabled, and will continue to enable, us to capitalize on the significant dislocation in the insurance and reinsurance marketplace. These strengths include:

        Experienced Management and Underwriting Team with Proven Track Record.    Our management team is led by our Chief Executive Officer and President, John R. Charman, who has over 30 years of industry experience. Mr. Charman has served as Chief Executive Officer of Charman Underwriting Agencies and Tarquin plc, President of ACE International and Deputy Chairman of Lloyd's. Our Chairman, Michael A. Butt, has over 40 years of industry experience, having served as Chief Executive Officer of Mid Ocean Ltd., Chairman and Chief Executive Officer of Eagle Star Holdings and Eagle Star Insurance Company, Chairman of Sedgwick Limited and as a Director of XL Capital Ltd. We have also assembled a team of senior underwriters with an average industry experience in excess of 20 years at successful insurers and reinsurers in a variety of markets. The extensive depth and knowledge of our management and underwriting teams provide us with the ability to successfully select and price complex risks.

        Long-Standing Market Relationships.    Our underwriters have well-established personal relationships with our insureds, cedents and brokers. We were founded by Marsh, the largest insurance broker worldwide, and believe that we have broad support among all major insurance and reinsurance brokers. Almost all of our business is sourced from our underwriters' existing relationships with brokers and insureds. In addition, several of our senior underwriters have worked together previously, which we believe facilitates internal communication resulting in broad internal knowledge of a client's needs, strengthens our peer review processes and, therefore, facilitates the fulfillment of these needs with a service orientation. We use our market relationships to identify business opportunities and establish ourselves as leaders in lines of business that have been severely affected by the dislocation in insurance markets.

        Demonstrated Ability to Attract High Quality Talent.    From inception, we have successfully targeted and hired high quality management and underwriting talent. In addition, we have capitalized on the significant dislocation in the insurance industry by selectively recruiting entire underwriting teams, which has enabled us to expand our product lines. For example, following our acquisition of AXIS Surplus, we recruited a team of experienced underwriters that provided us with a high quality, U.S.-based specialty lines platform. In addition, in connection with our acquisition of the renewal rights from Kemper for the FIS professional liability and related lines business, we hired a team of senior underwriters from Kemper to facilitate this expansion of our capabilities.

        Disciplined Approach to Underwriting and Risk Management.    We believe in generating underwriting profitability through a disciplined, conservative approach utilizing peer review processes involving seasoned underwriters for each of our segments. We believe these peer review processes, combined with our strict management of global aggregate exposures across products and sophisticated modeling capabilities, allow us to realize attractive prices, favorable terms and risk diversification. We manage our exposures on a product and geographic basis through comprehensive, daily review by senior management. For our property and casualty business, we use commercially available software, such as "RMS" and "CATRADER," to model, price and monitor exposures on complex risks.

        Low-Cost International Infrastructure and Versatile Underwriting Platform.    Since our founding in November 2001, we have established 14 offices and built a staff of over 300 employees. With teams of underwriters based in Bermuda, Ireland, the United States, the United Kingdom and Switzerland, we have the ability to identify, source and underwrite a diverse portfolio of risks quickly and efficiently. We believe we have created an efficient, scaleable, low-cost infrastructure that complements the global, specialized nature of our business. For our global insurance segment, we have built a unique Internet policy submission system called "Submit.Axis" that allows brokers to submit detailed underwriting requests. Upon submission, we identify the appropriate licensed entity to underwrite the risk while feeding all submission data to our senior underwriting team. We believe our international presence, centralized coordination and proprietary technologies provide us with the flexibility to adapt to market conditions in real time and practice a highly opportunistic underwriting approach. In addition, we believe our innovative technological platform and streamlined underwriting processes help lower our costs.

        Superior Financial Strength.    As of December 31, 2003, we had $2.82 billion of shareholders' equity without any outstanding debt. Our insurance subsidiaries are rated "A" (Strong) by Standard & Poor's, which is the sixth highest of 21 ratings, and "A" (Excellent) by A.M. Best, which is the third highest of 15 ratings. These ratings are intended to assist policyholders and reflect Standard & Poor's and A.M. Best's opinions of our financial strength and our ability to pay policyholder claims and are not applicable to the securities offered in this prospectus. Additionally, we have enhanced our financial flexibility by renewing our existing credit facility as a three-year $750 million facility. Under the facility, we can use up to $750 million for letters of credit and up to $300 million for general corporate purposes. Our financial strength allows us to offer large per risk coverage limits. We believe that our ability to offer specialty lines in excess of $100 million in coverage on a per risk basis allows us to maintain consistent pricing power and superior risk selection capability. Our capital is unencumbered by historical losses relating to the tragic events of September 11, 2001, asbestos, environmental or other legacy exposures that have led to capital charges for others in our industry. We believe our financial strength has quickly allowed us to be recognized as one of a select group of highly-rated specialty insurers and bolstered our credibility among brokers and insureds. Our conservative approach to managing our balance sheet reflects our commitment to maintaining our financial strength.

Strategy

        Our corporate objective is to generate superior returns on capital that appropriately reward us for risks we assume and to increase our revenue only when we deem it profitable, while establishing ourselves as a global leader in providing specialty lines insurance and treaty reinsurance products to our customers. We intend to achieve this objective by executing the following strategies:

        Establish Global Leadership in Key Business Lines by Leveraging Management's Significant Experience and Relationships.    Our senior management team has extensive customer relationships with leading insurers, cedents and brokers around the world, including Marsh and its subsidiary Guy Carpenter, Aon, Willis and Benfield. As a result, we have been able to take advantage of the current dislocation in the insurance market to rapidly establish our market presence. In our first full year, we wrote gross premiums of $1.1 billion with approximately 2,000 clients and expanded this base in 2003 by writing gross premiums of $2.3 billion with over 5,000 clients. We intend to continue to rely on the strength and depth of these relationships to generate new business in the future. We will continue to capitalize on our management's industry experience and relationships as we establish ourselves as a leading writer of specialty lines and treaty reinsurance.

        Opportunistically Manage a Diverse Portfolio of Specialty Risks.    We are opportunistic and selective participants in business lines that have been or may be most affected by the significant contraction in global underwriting capacity. In 2002, we constructed a diverse portfolio of business lines consistent with our long-term targets. We use our underwriting expertise to emphasize particular business lines in response to changing market conditions. For example, in 2002 we wrote $155.2 million of terrorism-related business at highly attractive terms and average attachment points above $65.0 million. In 2003, we wrote $109.9 million of terrorism related business. Our average attachment points for this business increased to $122 million and the geographic distribution of this portfolio of risks moved away from the United States where the terrorism market has become increasingly competitive. Also, in 2003 we acquired the renewal rights to a book of business written by FIS. We believe this acquisition came at a time when there was a capacity shortage in this line, the pricing for this business was strengthening and underwriting terms and conditions were improving. With our depth of experience, underwriting knowledge and centralized exposure management, we are able to quickly and efficiently underwrite diverse classes of risk around the world and will continue to underwrite classes of risk consistent with our underwriting expertise while monitoring evolving market conditions.

        Continue Commitment to Highly Disciplined Underwriting Practices.    We utilize our disciplined underwriting approach to minimize risk and reduce the volatility of our operating results. We believe that the use of peer review processes throughout our organization, combined with our strict management of global aggregate exposures across products and sophisticated modeling capabilities, allow us to realize attractive prices, favorable terms and risk diversification. We also strive to control our risk by insuring higher layers of loss.

        Maintain a Conservative Balance Sheet and Superior Financial Ratings.    We are committed to maintaining our excellent capitalization, financial strength and ratings over the long-term. Our assets are conservatively invested in high-grade fixed income securities. Our investment strategy is to preserve capital and proactively avoid problem credits by applying stringent watch-list criteria and following formalized investment guidelines. We will continue to maintain a high quality, short duration asset portfolio consistent with our ratings. We believe we are prudent buyers of reinsurance and utilize the retrocessional market when capacity is available at attractive terms. In addition, we will seek to maintain our current ratings, as we believe they are important for attracting business.

        Realize Increased Profitability by Maintaining Our Efficient, Low-Cost Infrastructure.    We maintain and capitalize on our low-cost infrastructure to realize increased profitability as our business matures. This low-cost infrastructure, largely characterized by outsourcing of non-core functions, allows us the flexibility to adjust our administrative infrastructure and costs to changing market conditions and to selectively participate in new business opportunities, or retrench from existing business lines, without incurring significant additional costs. Having obtained requisite licenses, technology and underwriting expertise within our first year of operation, we believe we are well-positioned to continue to grow our business without incurring significant additional capital expenditures.

        Manage Capital Prudently.    We manage our capital prudently relative to our risk exposure to maximize profitability and long-term growth in shareholder value. Our capital management strategy is to deploy capital efficiently to underwriting opportunities and to establish adequate loss reserves to protect against future adverse developments. We target an optimal level of overall leverage to support our underwriting, we have instituted a dividend payment policy and, if appropriate, we may return excess capital to shareholders in the form of share repurchases.

Business Segments

        Our business consists of four segments: global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S reinsurance. Our business segments and the related gross premiums written, set forth by business segment, are as follows:

Gross Premiums Written by Business Segment

For the Year Ended December 31, 2003
($ in thousands)
Global insurance	$980,661
Global reinsurance	462,938
U.S. insurance	625,898
U.S. reinsurance	204,148

Total	$2,273,645

  Global Insurance

        Our global insurance segment principally consists of specialty lines business that is sourced outside of the United States but covers exposures throughout the world. In this segment, we offer tailored solutions in order to respond to distinctive risk characteristics. Competition in the lines of business written in this segment tends to focus less on price and more on availability, service and other value-based considerations, although when the market softens brokers and weaker markets generally attempt to commoditize the products based on price. To reach our financial and operational goals, we must have extensive knowledge and expertise in our chosen markets and must consider risks on an individual basis. We have chosen to write business in only those lines where we believe we have specialized underwriting expertise.

        The principal specialty lines in our global insurance segment are: specialty risks, onshore and offshore energy, aviation and aerospace, commercial property and marine. Since most of these lines are for physical damage and related perils and not casualty coverage, the segment is principally short to medium tail business. This means that claims are generally made and settled earlier than in long tail business, which facilitates our reserving process for this segment.

        Gross premiums written, by line, for our global insurance segment are as follows:

Global Insurance — Gross Premiums Written by Line

	For the Year Ended December 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Specialty risks	$377,336	38.5%	$355,141	44.7%
Onshore and offshore energy	219,386	22.3	168,432	21.2
Aviation and aerospace	178,442	18.2	114,708	14.5
Commercial property	124,135	12.7	104,927	13.2
Marine	81,362	8.3	50,551	6.4

Total	$980,661	100.0%	$793,759	100.0%

        Specialty risks.    Specialty risks includes terrorism, marine and aviation war risk, political risk and professional lines. Terrorism coverage insures against physical damage and associated business interruption of an insured following an act of terrorism. During 2003, our terrorism book was impacted by both the effects of TRIA and heightened competition for the business outside of TRIA. Marine and aviation war insurance provides specific war coverage for the interests otherwise covered in our aviation and marine, hull and liability books of business. We believe our ability to offer coverage for war, terrorism, hull and liability risks in the aviation market distinguishes us from most of our competitors. Our aviation war business is predominantly written in the last quarter of the calendar year. Our political risks book generally provides protection against sovereign default or other sovereign actions resulting in impairment of cross-border investments, most often investments in infrastructure development, for banks and major corporations in industries such as energy and mining. There is no particular renewal season for political risk, although premium flow may track foreign direct investment flows throughout the year. With the flow of foreign direct investments increasing throughout 2003, we experienced an increase in the level of gross premiums written in our political risk book. Professional lines was a new book of business for this segment in 2003. The line provides high layer directors' and officers' liability insurance, which generally covers directors and officers of public companies against claims alleging mismanagement or other breaches of corporate duties.

        Onshore and offshore energy.    The energy book concentrates on providing physical damage, business interruption and liability coverage for the onshore and offshore oil and gas industry. In 2003, the level of premiums written increased primarily as a result of improved market penetration and an increase in the number of insurable risks due to the high activity in energy construction. As insureds emerged from multi-year deals, we were able to participate on the 2003 renewals that we were unable to access in prior years. We benefited from these factors in 2003 and we expect these trends to continue into 2004.

        Aviation and aerospace.    The aviation and aerospace book provides insurance to both the aviation and aerospace markets. Core aviation risks covered include hull and liability risks for passenger and cargo airlines and privately owned aircraft and selectively written product liability risks. Rates within the airline market stabilized at a level meeting or exceeding our return requirements for us to write the business in the last quarter of 2003; this was driven partially by a withdrawal of capacity from the market. Our aviation book is predominantly written in the last quarter of the calendar year. The aerospace book provides property damage coverage on satellites for pre-launch, launch and in-orbit phases. In addition, the aerospace book provides coverage for damage to the launch sites and launch and in-orbit liability. Although aerospace rates continued to increase throughout 2003, they did not reach a level that would encourage us to participate in a meaningful way.

        Commercial property.    The commercial property book primarily provides coverage for physical damage and business interruption with respect to industrial properties. Coverage provided includes catastrophic and non-catastrophic events.

        Marine.    The marine book provides coverage for hull, liability, cargo and specie and recreational marine risks. These risks include property damage to ships, pollution damage caused by vessels on a sudden and accidental basis and protection for general cargo and the contents of armored cars, vaults, exhibitions and museums. Although marine hull rates continued to increase throughout 2003, they did not reach a level that would encourage us to participate meaningfully; however, we did increase the level of marine business written as we saw an increase in the level of marine liability, cargo and specie business submissions as well as an improvement in rates, terms and conditions.

        Customers in our global insurance segment include major companies in the airline, banking, multimedia, natural resources and oil and gas industries. No client in our global insurance segment accounted for more than 2.0% of our gross premiums written within this segment in 2003 or 2002.

  Global Reinsurance

        Our global reinsurance segment principally consists of treaty reinsurance business that is sourced outside of the United States but covers exposures throughout the world. Treaty reinsurance contracts are contractual arrangements that provide for automatic reinsuring of a type or category of risk underwritten by our clients. When we write treaty reinsurance contracts, we do not separately evaluate each of the risks assumed under the contracts and are largely dependent on the underwriting decisions made by the cedent. Accordingly, we carefully review and analyze the cedent's risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty to meet, or exceed, predetermined requirements. This business is short tail in nature, which typically allows us to determine the ultimate loss experience within a relatively short time period after a contract has expired.

        Our contracts can be written on either a pro rata basis, also known as proportional, or on an excess of loss basis. In pro rata contracts, the reinsurer and the reinsured participate in the premiums and losses on every risk that comes within the scope of the agreement in a fixed proportion. The reinsurer reimburses the ceding company for the cost of producing the business in the form of a ceding commission. The ceding commission may include an additional commission above the actual costs of the ceding company, and these contracts often have profit-oriented additional commissions as well. In excess of loss contracts, the reinsurer pays all or a specified percentage of a loss caused by a particular occurrence or event in excess of the retention and up to a stipulated limit.

        This business generally operates as a subscription market, with the reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. We offer a price at which we are willing to participate, and only participate if we believe available pricing is favorable. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. See "— Underwriting and Risk Management."

        Gross premiums written, by line, for our global reinsurance business segment are as follows:

Global Reinsurance — Gross Premiums Written by Line

	For the Year Ended December 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Catastrophe	$339,137	73.3%	$230,741	73.4%
Property pro rata	61,003	13.2	53,916	17.2
Property per risk	50,681	10.9	16,721	5.3
Other	12,117	2.6	12,866	4.1

Total	$462,938	100.0%	$314,244	100.0%

        Catastrophe Reinsurance.    Most of our catastrophe reinsurance is for property risks. Our property catastrophe reinsurance business reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. The principal perils in our portfolio include hurricane and windstorm, earthquake, flood, tornado, hail and fire. In some instances (including personal lines), terrorism may be a covered peril or the only peril. Coverage for other perils may be negotiated on a case-by-case basis. Catastrophe reinsurance contracts incur losses only when events occur that impact more than one risk or insured. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure.

        We also reinsure workers' compensation, personal accident and life covers. This business is almost exclusively focused on exposures in the United States and is virtually all written on an excess of loss basis. We focus on business that is exposed to severity losses and not expected to produce high levels of claims frequency. This business is written only at levels that would require multiple deaths or injuries to result in a loss. The treaties include limitations on the maximum amount of coverage for any one person and our attachment points are multiples of these stipulated maximum coverage limits. There is a potential for events that trigger property catastrophe claims, such as catastrophic earthquakes, to also result in injuries and deaths. We closely monitor the potential for accumulation within our businesses.

We price and accumulate exposures in this portfolio with tools that are either the same or are very similar to the tools we use for the property catastrophe account.

        During 2003, we continued to grow the catastrophe book by better penetration of our existing global client base and adding new customer relationships in Europe. In addition, we diversified our catastrophe book by substantially increasing our underwriting of workers' compensation, personal accident and life covers.

        Property Pro Rata Treaty Reinsurance.    Property pro rata treaty reinsurance is treaty reinsurance that covers a cedent's aggregate losses from all events in the covered period. For example, we could provide reinsurance to cover a portfolio of individual residential properties. This business is written on a proportional basis. Most of our pro rata treaty reinsurance contracts have occurrence limits. Property pro rata treaty reinsurance may contain significant risk of accumulation of exposures, both to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as hurricane and windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. Other perils, such as fire and terrorism events, are considered based on historic loss and loss expense ratios experienced by cedents and monitored for cumulative aggregate exposure.

        Property Per Risk Treaty Reinsurance.    Our property per risk treaty reinsurance business reinsures a portfolio of particular property risks of ceding companies on a treaty basis. For example, we could provide reinsurance to cover a cedent's losses for damage to commercial property under individual policies. This business consists of a highly diversified portfolio of reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients and including both personal lines and commercial property risks (principally covering buildings, structures, equipment and contents). Loss exposure in this business includes the perils of fire, explosion, collapse, riot, vandalism, hurricane and windstorm, tornado, flood and earthquake. This business is written on an excess of loss basis. Our property per risk treaty reinsurance agreements generally have occurrence limits.

        During 2003, we increased the level of premiums written on our per risk treaty reinsurance business by taking selected positions on some treaties to diversify our overall property mix.

        Other.    This book of business is treaty reinsurance primarily written on an excess of loss basis and currently covers claims arising from aviation and crop risks.

        Our global reinsurance segment writes a significant portion of gross premiums in the first quarter of the year, with the remainder primarily split between the second and third quarters.

        During the year ended December 31, 2003, we established a European reinsurance office in Zurich and hired a team of underwriters. During the first three months of 2004, this office principally wrote trade credit and bond reinsurance, motor and general liability reinsurance and property catastrophe reinsurance. We anticipate that this unit will provide growth within our global reinsurance segment in 2004.

        Our global reinsurance customers are mostly small to mid-sized North American and European insurers. Except for XL Capital Ltd, which accounted for 5.8% of our global reinsurance gross premiums written in 2003, no other client accounted for more than 5.0% of our gross premiums written within this segment in 2003 or 2002.

        The following is a breakdown of treaty reinsurance premiums in our global reinsurance segment by geographic area:

Global Reinsurance — Gross Premiums Written by Geographic Area

	In Force as of December 31, 2003	In Force as of December 31, 2002
U.S.	41.9%	50.1%
Europe	17.9	9.6
North America (excluding U.S.)	12.7	15.9
Worldwide(1)	19.0	13.4
Carribean	3.6	4.4
Japan	2.6	4.3
Australia/New Zealand	1.3	1.7
Asia	0.6	0.3
Middle East	0.3	—
Africa	0.1	0.3

Total	100.0%	100.0%

(1)
"Worldwide" risks comprise individual policies that insure risks on a worldwide basis.

  U.S. Insurance

        Our U.S. insurance segment primarily consists of specialty lines business that is sourced in the United States and covers exposures in the United States. The U.S. specialty insurance market differs from the standard insurance market. In the standard market, insurance rates and forms are highly regulated and products and coverages are largely uniform with relatively predictable exposures. In contrast, the specialty market provides coverage for risks that are complex and require specific expertise and that do not generally fit the underwriting criteria of the standard carriers. Competition tends to focus on availability, service and other value-based considerations. To reach our financial and operational goals, we must have extensive knowledge and expertise in our chosen markets. Most of our risks are considered on an individual basis, and we employ tailored solutions in order to respond to distinctive risk characteristics. We have chosen to write business in only those lines where we believe we have specialized underwriting expertise. In our U.S. insurance segment, we can currently write business in all 50 states in the United States and the District of Columbia and Puerto Rico as an admitted insurer and in 48 states and the District of Columbia on an excess and surplus basis.

        Gross premiums written, by line, for our U.S. insurance business segment are as follows:

U.S. Insurance — Gross Premiums Written by Line

	For the Year Ended December 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Commercial property	$225,508	36.0%	—	—
Professional lines	242,582	38.8	—	—
Commercial liability	157,808	25.2	—	—

Total	$625,898	100.0%	—	—

        Commercial Property.    Our commercial property book provides coverage for physical damage and business interruption primarily with respect to commercial properties. The book consists of both primary and excess risks, some of which are catastrophe exposed. Customary types of accounts include medium to large residential, public entity and manufacturing risks.

        Professional Lines.    Our professional lines book includes the renewal rights to a book of business we acquired from Kemper in exchange for a payment that is based upon the gross written premiums for renewals retained. The majority of the business in our professional lines book is directors' and officers' liability coverage. Directors' and officers' liability insurance generally covers directors and officers of public and private companies against claims alleging mismanagement or other breaches of corporate duties. The professional lines market has seen significant improvements in terms and conditions as well as pricing within the last two years. Following the recruitment of an experienced team of underwriters in late 2003, we expect in 2004 to expand into selective classes within the errors and omissions market.

        Commercial Liability.    Our commercial liability book primarily targets casualty risks in the United States excess and surplus markets. Our target classes include mercantile, manufacturing and building/premises, with particular emphasis on commercial and consumer products, commercial construction and miscellaneous general liability. We primarily target accounts with severity exposures rather than frequency and use reinsurance to mitigate some of the volatility inherent in this business.

        No client in our U.S. insurance segment accounted for more than 2.0% of our gross premiums written within this segment in 2003.

  U.S. Reinsurance

        Our U.S. reinsurance segment principally consists of treaty reinsurance business that is sourced in the United States and covers exposures in the United States. Treaty reinsurance lines in this book include: professional lines; liability; property; auto; and marine and aviation. Business opportunities are predominantly transacted via reinsurance intermediaries and brokers.

        Gross premiums written, set forth by line, are as follows for our U.S. reinsurance business segment:

U.S. Reinsurance — Gross Premiums Written by Line

	For the Year Ended December 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Professional lines	$132,148	64.7%	—	—
Liability	46,035	22.6	—	—
Property	19,535	9.6	—	—
Marine and aviation	6,430	3.1	—	—

Total	$204,148	100.0%	—	—

        Professional Lines.    Our professional lines book of business consists of a portfolio of medical malpractice, directors' and officers', employment practices liability and miscellaneous errors and omissions insurance risks and is written on both an excess of loss and a proportional basis. The majority of risks written are on an excess of loss basis and have severity driven characteristics. While the book of business can be written throughout the year, the bulk of the business is written during the first and third calendar quarters. In a market characterized by historically high losses resulting in diminished capacity, we have been able to capitalize on increased opportunities presented by a complete re-underwriting of the underlying product.

        Liability.    Our liability book of business consists of a portfolio of standard casualty lines, including auto liability, general liability, umbrella (personal and commercial) and workers compensation. We predominantly write excess of loss treaties with an emphasis on severity driven layers. The majority of renewal dates are within the first and third calendar quarters. Due to significant competition and capacity that slowed positive trends in terms and conditions, we did not write significant premium volumes in this line of business in 2003. The general casualty reinsurance market improved during 2003. We expect to see improvements during 2004 that will allow us to write more business in this class.

        Property.    Our property book is a portfolio of North American risks. We currently reinsure specialty companies and specialty divisions of mid to large-sized regional and national carriers on a proportional and per risk basis. We also provide facultative reinsurance through semi-automatic binding agreements.

        Marine and aviation.    Our marine and general aviation (non-airline) portfolio is primarily written on an excess of loss basis with an emphasis on severity driven layers. Lines of business covered under the marine segment include hull, cargo and marine liability. Our general aviation treaty products include aircraft hull and liability coverages.

        In our U.S. reinsurance segment, customers are mostly small to mid-sized North American insurers. Five clients, Attorneys' Liabilities Assurance Services, Chubb Corporation, Gulf Insurance Company, St. Paul Companies Inc. and XL Capital Ltd accounted for 59.5% of the gross premiums written in this segment in 2003. No other client accounted for more than 5.0% of our gross written premiums in 2003.

Technology

        We have developed a sophisticated technology platform to support our underwriting activities worldwide. We believe our use of technology allows us to maintain a low-cost infrastructure and efficient underwriting operations. In addition, we believe our technologies provide us with competitive advantages as we seek to improve our relationships with our customers and provide enhanced levels of customer service.

        "Submit.Axis" is a unique, web-based policy submission capability that we have developed for our global insurance segment. Initially developed for brokers in the London market, Submit.Axis allows brokers to provide details of a policy submission "online" so that our underwriters may review the submissions online. Upon submission, our underwriters can access submission details online and review relevant policy documentation. In addition, the underwriters in the applicable licensed entity interact "offline" with the broker to prepare offers and final slip information for broker review with the submission accepted or declined offline. Also, the system allows all global specialty lines underwriters to view all business activity and assist with market intelligence and our peer review process. We intend to roll out this system to all of our segments during 2004.

        In reviewing submissions, our underwriters utilize our proprietary licensing database to determine the appropriate licensed entity that can underwrite the risk. Our licensing database contains detailed legal and regulatory information regarding each jurisdiction in which we are permitted to write business and permits us to respond rapidly to opportunities in a cost-efficient manner. In addition, our underwriting system is linked into our accounting system, which allows us to generate consistency in financial reporting, disclosure requirements and forecasting procedures across our organization. We are committed to continuing to identify and deploy technologies which enhance our processing and underwriting capabilities and which enable us to realize additional operating efficiencies.

Underwriting and Risk Management

        For our global insurance segment, internal underwriting controls are exercised through a group of senior underwriters. Each proposal for each risk we consider underwriting is attached to Submit.Axis and can be reviewed by all underwriting staff. Each risk that is ultimately bound must be reviewed by underwriters in the applicable licensed entity prior to the commitment of a line. This review process applies to each specialty line risk we underwrite prior to assessment and contractual commitment.

        For our U.S. insurance segment, we utilize a similar review process. However, due to the large number of submissions received and the generally smaller net retentions on this business, we use a modified peer review process whereby every account is reviewed by two or more underwriters before a risk is bound and only risks that have the approval of a senior officer are bound. Depending upon the risk's characteristics and our underwriting guidelines, the risk may also be reviewed by a senior underwriting panel. In all cases, one of our senior officers reviews all new business weekly.

        Global reinsurance ensures that pricing methodology is consistent and appropriate by the use of proprietary rating and accumulation tools, underwriting authority limits and frequent communication. All business is rated using the same basic risk measurement standards to ensure consistency within the segment. Each underwriter is delegated a limit up to which he or she has the authority to write business. If an underwriter wishes to exceed these limits on any contract, the Chief Executive Officer of the segment must review and approve the contract. All offers, quotes and bound lines are circulated daily to the senior reinsurance underwriters within the segment to allow for feedback and commentary. This process ensures that the knowledge base and experience of the segment is available to all underwriters to supplement the state of the art technology that we use to technically price our business.

        For our U.S. reinsurance segment, all risks are reviewed by a senior underwriter. If the risk meets our internal guidelines for exposure and profitability, it is referred to the Chief Executive Officer of the segment for additional analysis. After the approval of the Chief Executive Officer of the segment, the risk is circulated to a peer review panel, currently consisting of the Chief Executive Officer and Chief Executive Officer of global reinsurance, for final comments. In every case, the review process is completed before we commit contractually.

        We utilize a variety of proprietary and commercially available tools to quantify and monitor the various risks we accept as a company. Our proprietary systems include those for modeling risks associated with property catastrophe, workers' compensation and various casualty and specialty pricing models as well as our proprietary portfolio risk model.

        With respect to the catastrophe-exposed business in our U.S. insurance segment, we utilize the Risklink product discussed below both to price and to accumulate individual risks for our commercial property and onshore energy books. This analysis is then combined with the analyses of our other three segments to monitor aggregate exposures. For terrorism perils, we have developed a proprietary system for monitoring accumulations.

        With respect to the non-catastrophe exposed business in our U.S. insurance segment, we generally analyze specialty insurance contracts via a variety of rating models. Where applicable, our models draw upon industry information, including historical trend and development information licensed from Insurance Services Office, Inc. and AMS Services, Inc.

        For the analysis of our catastrophe-exposed business in our global reinsurance and U.S. reinsurance segments, we utilize three natural catastrophe modeling tools (Risklink version 4.3 licensed by RMS and Classic/2 and CATRADER licensed by AIR). In addition, we have developed an internal proprietary application, known as the AXIS Catastrophe Accumulation and Pricing System or "ACAPS," which allows us to track the results from each of these models for both pricing and accumulation purposes. Our state-of-the-art modeling system (including an aggregate exposure management tool) allows the underwriting team, in conjunction with the actuarial team, to analyze risk exposure on a per peril (e.g. fire, flood, earthquake, etc.) and a geographic basis. If a program meets our underwriting criteria, the proposal is evaluated in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital.

        For our property pro rata business in our global reinsurance segment, we utilize a combination of actuarial techniques and catastrophe modeling. We use actuarial techniques to examine our ceding companies' underwriting results as well as the underwriting results from the companies with comparable books of business and pertinent industry results. In our property per risk business, we rely almost exclusively on actuarial techniques. Although per risk treaties may include exposure to natural perils, catastrophe modeling systems are generally not used largely because the cedents do not generally provide location level information that will allow accurate measurement of exposure to per risk treaty structures. To minimize this impact, we generally participate in middle to upper layers where the natural catastrophe element of exposure is minimized.

        In addition to the above technical and analytical practices, our underwriters use a variety of means, including specific contract terms and diversification of risk by geography and type of risk, to manage our exposure to loss. Substantially all business written is subject to aggregate limits in addition to event limits.

Marketing

        We produce our business almost exclusively through insurance and reinsurance brokers worldwide, who receive a brokerage commission usually equal to a percentage of gross premiums. Our management and underwriting team have longstanding relationships with key insurance and reinsurance brokers, such as Marsh (including its subsidiary, Guy Carpenter), Aon, Willis and Benfield, and with many ceding companies. We believe Submit.Axis, our proprietary web-based submission system, enhances these relationships by enabling us to provide prompt and responsive service on underwriting submissions for our global insurance segment. Senior management also has direct relationships with customers.

        The following table shows our gross premiums written by broker for the years ended December 31, 2003 and December 31, 2002:

Gross Premiums Written by Broker

	For the Year Ended December 31, 2003		For the Year Ended December 31, 2002
	($ in thousands)
Marsh (including Guy Carpenter)	$765,265	33.7%	$419,933	37.9%
Aon	438,690	19.3	229,357	20.7
Willis	261,609	11.5	117,448	10.6
Benfield	92,034	4.0	60,940	5.5
Others	716,047	31.5	280,325	25.3

Total	$2,273,645	100.0%	$1,108,003	100.0%

Ceded Reinsurance

        Some of our underwriting segments purchase reinsurance to reduce the risk of exposure to loss. Our global insurance and reinsurance segments purchase reinsurance to reduce exposure to large losses. Our U.S. insurance segment purchases significant reinsurance to reduce the volatility in severity-driven classes of business. The segments purchase three types of reinsurance cover: facultative; excess of loss; and quota share. Facultative covers are typically assumed with the original business. Excess of loss covers provide a contractually set amount of cover after an excess point has been reached. These covers generally are purchased on a package policy basis, as they provide cover for a number of lines of business within one contract. Quota share covers provide a proportional amount of coverage from the first dollar of loss. All of these reinsurance covers provide for recovery of a portion of losses and loss expenses from reinsurers. We remain liable to the extent that reinsurers do not meet their obligations under these agreements and, therefore, we evaluate the financial condition of our reinsurers and monitor concentrations of credit risk. All of our reinsurance is placed with reinsurers rated at least "A-"

or better by Standard & Poor's or A.M. Best. During 2003, one reinsurer was downgraded below "A-". In such circumstances, we re-evaluate the collectiblity of any reinsurance balances due from the reinsurer and, where necessary, we post an allowance for uncollectible reinsurance recoverables. See note 7 to the consolidated financial statements included elsewhere in this prospectus.

        Gross, ceded and net premiums written and earned for the years ended December 31, 2003 and December 31, 2002 were as follows:

Gross, Ceded and Net Premiums Written and Earned

	For the Year Ended December 31, 2003		For the Year Ended December 31, 2002
	Premiums Written	Premiums Earned	Premiums Written	Premiums Earned
	($ in thousands)
Gross	$2,273,645	$1,701,016	$1,108,003	$576,904
Ceded	(365,258)	(264,786)	(89,726)	(40,054)

Net	$1,908,387	$1,436,230	$1,018,277	$536,850

Claims Management

        Our claims teams are located at different offices within our organization. Our claims teams provide global coverage and claims support for the business we write with a focus on either our U.S. or global business. The role of our claims units is to investigate, evaluate and pay claims efficiently. We have implemented claims handling guidelines and claims reporting and control procedures in all claims units. To ensure that claims are handled and reported in accordance with these guidelines, all claims matters are reviewed weekly during a formal claims meeting. The minutes from each meeting are also circulated to our underwriters, senior management and our independent actuaries. To maintain communication between underwriting and claims teams, claims personnel regularly report at underwriting meetings and frequently attend client meetings.

        When we receive notice of a claim, regardless of size, it is recorded within our underwriting and claims system, and reserves and payments are checked weekly. To assist with the reporting of significant claims, we have also developed a large claims information database, or LCID. The database is primarily used to "flash report" significant events and potential insurance or reinsurance losses, regardless of whether we have exposure. Where we have exposure, the system allows a direct notification to be instantly communicated to underwriters and senior management worldwide. The database is also used as an electronic workflow management tool for larger cases that may involve adjustment and coverage issues or litigation.

Reserves

        An insurer establishes reserves for losses and loss expenses that arise from its insurance and reinsurance products. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured or reinsured claims that have occurred at or before the balance sheet date, whether already known or not yet reported. It is our policy to establish these losses and loss expense reserves prudently after reflecting all information known to us as of the date they are recorded. Our loss reserves are estimated every quarter by Ernst & Young, who acts as our reserving actuary, and are based on generally accepted actuarial principles. These reserves are then discussed with and reviewed by management prior to establishing the ultimate loss reserves. Ernst & Young receives all LCID flash reports and has access to our claims information and individual contracts as part of their quarterly review.

        Our loss reserves are established based upon our estimate of the total cost of claims that were reported to us but not yet paid, or case reserves, the cost of additional case reserves on known events not yet reported to us and claims reported to us but not considered to be adequately reserved, or ACR, and the anticipated cost of claims incurred but not yet reported to us, or IBNR. Under U.S. GAAP, we are not permitted to establish loss reserves with respect to our catastrophe reinsurance until an event which gives rise to a loss occurs. As a result, only losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses with respect to our property catastrophe reinsurance.

        For reported losses, we establish case reserves within the parameters of the coverage provided in the insurance or reinsurance contracts. Additional case reserves are often estimated by our claims function ahead of official notifications but in the same manner as reported case reserves. Where there is a possibility of a claim, we may book an additional case reserve, which is only revised upon final determination that no claim will arise or is adjusted as claims notifications are received.

        We estimate IBNR reserves using actuarial methods. We also utilize historical insurance industry loss development patterns, as well as estimates of future trends in claims severity, frequency and other factors, to aid us in establishing our losses and loss expense reserves.

        Loss reserves represent estimates, including actuarial and statistical projections at a given point in time, of an insurer's or reinsurer's expectations of the ultimate settlement and administration costs of claims incurred. As a result, it is likely that the ultimate liability will differ from such estimates, perhaps significantly. Such estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation. This uncertainty is heightened by the short time in which our company has operated, thereby providing limited claims loss emergence patterns specifically for our company. This has necessitated the use of benchmarks in deriving IBNR, which despite management's and the independent actuary's care in selecting them, have the risk of differing from actual experience. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates.

Investments

        The finance committee of our board of directors establishes our investment policies and creates guidelines for external investment managers. Management implements our investment strategy with the assistance of those external managers. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio and include limitations on the size of some holdings as well as restrictions on purchasing some types of securities.

        Our current investment strategy seeks to preserve principal and maintain liquidity while trying to maximize investment return through a high quality, diversified portfolio. In this regard, at December 31, 2003 and December 31, 2002, fixed income securities and cash and cash equivalents comprised all $3.6 billion and $2.2 billion, respectively, of our assets under management by third party investment managers ("invested assets"). At December 31, 2003 and December 31, 2002, our fixed income portfolio consisted of U.S. and non-U.S. sovereign government obligations, corporate bonds and other securities of which 81.7% and 83.1%, respectively, were rated AA- or Aa3 or better by either Standard & Poor's or Moody's, with an overall weighted average rating of AA+ and AAA, respectively, based on ratings assigned by Standard & Poor's. We did not have any investments in equity securities at December 31, 2003 or at December 31, 2002, although in the future we may invest in such securities. Our investment guidelines limit our aggregate exposure to any single issuer to 5% or less of our portfolio for securities rated A-/A3 or above and 2% or less of our portfolio for securities rated BBB-/Baa3 to BBB+/Baa1, other than with respect to U.S. government and agency securities and securities issued by other member governments of the Organization for Co-operation and Economic Development. At December 31, 2003 and December 31, 2002, we did not have an aggregate exposure to any single issuer of more than 2% of our portfolio, other than with respect to U.S. government and agency securities.

        Our current duration target for our investments is two to four years. The duration of an investment is based on the maturity of the security and also reflects the payment of interest and the possibility of early principal payment of such security. We seek to utilize investment benchmarks that reflect this duration target. Management periodically revises our investment benchmarks based on business and economic factors, including the average duration of our potential liabilities. At December 31, 2003 and December 31, 2002, our investment assets had an approximate average duration of 3.0 years and 2.5 years, respectively.

        The types of securities in our fixed income portfolio and their fair market values and amortized costs were as follows as of December 31, 2003 and December 31, 2002:

Types of Securities in Our Fixed Income Portfolio and Their Fair Market Values and Amortized Costs

	Year ended December 31, 2003
Type of Investment	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
	($ in thousands)
U.S. government and agency securities	$1,248,941	$5,828	$(2,120)	$1,252,649
Non-U.S. government securities	16,777	555	(5)	17,327
Corporate debt securities	706,383	13,516	(2,023)	717,876
Mortgage-backed securities	1,005,164	10,429	(2,661)	1,012,932
Asset-backed securities	187,775	2,244	(284)	189,735
States, municipalities and political subdivisions	194,062	1,608	(613)	195,057

Total fixed income maturities	$3,359,102	$34,180	$(7,706)	$3,385,576

	Year ended December 31, 2002
Type of Investment	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
	($ in thousands)
U.S. government and agency securities	$426,939	$7,365	$(101)	$434,203
Non-U.S. government securities	97,949	1,191	(652)	98,488
Corporate debt securities	295,050	11,184	(482)	305,752
Mortgage-backed securities	725,161	12,203	(2,753)	734,611
Asset-backed securities	119,259	2,014	(4,740)	116,533
States, municipalities and political subdivisions	13,148	255	—	13,403

Total fixed income maturities	$1,677,506	$34,212	$(8,728)	$1,702,990

        As of December 31, 2003, mortgage-backed securities constituted approximately 28.2% of our invested assets. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment or extension risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. In periods of increasing interest rates, these investments are exposed to extension risk, which occurs when holders of underlying mortgages reduce the frequency on which they prepay the outstanding principal before the maturity date and delay any refinancing of the outstanding principal.

        The principal risk associated with corporate debt securities is the potential loss of income and potential realized and unrealized principal losses due to insolvencies and deteriorating credit. Asset-backed securities are subject to structural, credit and capital markets risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders and corporate obligors. Capital markets risks include the general level of interest rates and the liquidity for these securities in the market place.

        The Standard & Poor's credit ratings for fixed income securities held and the percentage of our invested assets they represented as of December 31, 2003 and December 31, 2002 were as follows:

Credit Ratings for Our Fixed Income Portfolio

	As of December 31, 2003
Rating	Amortized Cost	Fair Market Value	Percentage of Total Fair Market Value
	($ in thousands)
AAA	$2,617,526	$2,632,844	77.8%
AA	130,573	131,371	3.9
A	384,773	388,987	11.4
BBB	226,230	232,374	6.9

Total	$3,359,102	$3,385,576	100.0%

	As of December 31, 2002
Rating	Amortized Cost	Fair Market Value	Percentage of Total Fair Market Value
	($ in thousands)
AAA	$1,382,702	$1,398,352	82.1%
AA	31,458	31,701	1.9
A	146,354	151,378	8.9
BBB	116,992	121,559	7.1

Total	$1,677,506	$1,702,990	100.0%

        The contractual maturities of our fixed maturity securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The maturity distribution for fixed income securities held as of December 31, 2003 and December 31, 2002 was as follows:

Maturity Distribution for Our Fixed Income Portfolio

	As of December 31, 2003
Maturity	Amortized Cost	Fair Market Value	Percentage of Total Fair Market Value
	($ in thousands)
Due in one year or less	$117,353	$117,685	3.5%
Due after one year through five years	1,282,267	1,288,981	38.1
Due after five years through ten years	614,990	623,757	18.4
Due after ten years	151,553	152,486	4.5

Subtotal	2,166,163	2,182,909	64.5
Mortgage and asset-backed securities	1,192,939	1,202,667	35.5

Total	$3,359,102	$3,385,576	100.0%

	As of December 31, 2002
Maturity	Amortized Cost	Fair Market Value	Percentage of Total Fair Market Value
	($ in thousands)
Due in one year or less	$76,350	$76,475	4.5%
Due after one year through five years	479,517	487,549	28.6
Due after five years through ten years	223,676	232,088	13.6
Due after ten years	53,543	55,734	3.3

Subtotal	833,086	851,846	50.0
Mortgage and asset-backed securities	844,420	851,144	50.0

Total	$1,677,506	$1,702,990	100.0%

        The following table illustrates net investment income, net realized gains on investments, net realized and unrealized gains on investment derivative instruments, annualized effective yield, total return on investments and the performance results of the various classes of fixed income investments in our portfolio as compared to appropriate indices for the years ended December 31, 2003 and 2002:

Net Investment Income and Returns on Investments

	Year Ended December 31, 2003	Year Ended December 31, 2002
	($ in thousands)
Net investment income	$73,961	$71,287
Net realized gains on investments	27,556	22,515
Net realized and unrealized gains (losses) on investment derivative instruments	(4,989)	3,555

Net realized gains	$22,567	$26,070

Annualized effective yield(1)	2.62%	3.97%

Total return(2)	3.50%	7.50%

Total return liquidity portfolio(2)	1.98%	3.06%
Total return Merrill Lynch 1-3 year Treasury Index(3)	1.91	1.89

Relative Performance	0.07%	1.17%

Total return intermediate duration portfolios(2)	4.21%	9.00%
Total return Lehman Intermediate Aggregate Index	3.80	9.49

Relative Performance	0.41%	(0.49)%

Total return long duration portfolios(2)	3.79%	3.21%
Total return Lehman Aggregate Index	4.11	3.22

Relative Performance	(0.32)%	(0.01)%

Total return U.S. portfolios(4)	2.26%	—
Total return customized Index(4)	2.63	—

Relative Performance	(0.37)%	—

(1)
Annualized effective yield is calculated by dividing the investment income generated from assets under management by third party investment managers by the average balance of the assets managed by the Company's portfolio managers.

(2)
Total return for our investment portfolio is calculated using beginning and ending market portfolio values, adjusted for external cash flows.

(3)
Calculated on the basis of the 3-month U.S.$ LIBOR index for the return shown for the year ended December 31, 2002, which was prior to investing the assets.

(4)
Management of our U.S. portfolio by third party investment managers commenced in March 2003 and, consequently, results represent the 10 month period ended December 31, 2003.

        We routinely assess whether declines in fair value of our investments represent impairments that are other than temporary. There are several factors that are considered in that assessment of a security, which include (1) the time period during which there has been a significant decline below cost, (2) the extent of the decline below cost, (3) our intent to hold the security, (4) the potential for the security to recover in value, (5) an analysis of the financial condition of the issuer and (6) an analysis of the collateral structure and credit support of the security, if applicable.

        The gross unrealized losses of securities in our portfolio were as follows as of December 31, 2003 and December 31, 2002:

	Year ended December 31, 2003	Year ended December 31, 2002
	($ in thousands)
Six months or less	$4,966	$2,520
Greater than six months but less than 12 months	2,571	5,369
Greater than or equal to 12 months	169	839

	$7,706	$8,728

        As of December 31, 2003, there were approximately 640 securities (2002: 145) in an unrealized loss position with a fair market value of $1,027.9 million (2002: $342.8 million). Of these securities, there are six securities (2002: nine) that have been in an unrealized loss position for 12 months or greater with a fair market value of $5.9 million (2002: $33.8 million). As of December 31, 2003, none (2002: none) of these securities were considered to be impaired. The unrealized losses from these securities were a result of movements in interest rates rather than credit, collateral or structural issues.

        Our investment portfolio consists of fixed income securities denominated in both U.S. and foreign currencies. Accordingly, earnings will be affected by many factors, including changes in interest rates and foreign currency exchange rates. Effective July 1, 2003, the Company adopted FAS No. 149 "Amendment and Hedging Activities." As a result, some of our mortgage-backed securities are required to be classified as derivatives. Other than these securities and foreign currency forward contracts, our investment guidelines do not currently permit the use of derivatives. At December 31, 2003, we held foreign currency forward contracts; however, we did not hold any mortgage-backed derivatives. During the first half of 2002, we did utilize derivatives as was permitted by our guidelines in effect at the time. In the future, we may change our guidelines to permit the use of additional types of derivatives.

        As of December 31, 2003, we had engaged several investment management firms to provide us with investment management and advisory services. We have agreed to pay investment management fees based on the respective funds under management after each calendar quarter. These fees are taken into account in the calculation of net investment income. There are no performance based fees. The agreements with these firms may be terminated by either party at periods varying from immediately to 30 days upon written notice. In the year ended December 31, 2003, we incurred $4.4 million of fees in respect of investment management and advisory services and, for the year ended December 31, 2002, we incurred $2.9 million in respect of such services.

        We have entered into investment management agreements with several investment managers, including J.P. Morgan Investment Management Inc. and The Putnam Advisory Company, L.L.C., both of which are considered related parties. These agreements were entered into on an arms length basis on terms generally available in the market.

Competition

        The insurance and reinsurance industry is highly competitive. We compete on an international and regional basis with major U.S., Bermuda, European and other international insurers and reinsurers and with underwriting syndicates, some of which have greater financial, marketing and management resources than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, capital markets participants offer alternative products that are intended to compete with reinsurance products.

        In our global and U.S. insurance segments, where competition tends to be focused more on availability, service and other value-based considerations than on price, we compete with insurers that provide property and casualty-based lines of insurance such as: ACE Limited, Allianz Group, Allied World Assurance Company, Ltd., American International Group, Inc., Berkshire Hathaway, Inc., Chubb Corporation, Converium Group, Endurance Specialty Holdings Ltd., Factory Mutual Insurance Company, Lloyd's of London, Munich Re Group, Swiss Reinsurance Company and XL Capital Ltd.

        In our global and U.S. reinsurance segments, we compete with reinsurers that provide property and casualty-based lines of reinsurance such as: ACE Limited, Arch Capital Group Ltd., Converium Group, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., IPCRe Limited, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., Renaissance Re Holdings Ltd., Swiss Reinsurance Company, Transatlantic Holdings Inc. and XL Capital Ltd.

        Competition in the types of business that we underwrite is based on many factors, including:

  •
  reputation;

  •
  strength of client relationships;

  •
  perceived financial strength;

  •
  management's experience in the line of insurance or reinsurance to be written;

  •
  premiums charged and other terms and conditions offered;

  •
  services provided, products offered and scope of business (both by size and geographic location);

  •
  financial ratings assigned by independent rating agencies; and

  •
  speed of claims payment.

        Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms, which could have a material adverse impact on our growth and profitability. We are unable to predict the extent to which new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

Ratings

        Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers, including us. Standard & Poor's maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). Our insurance subsidiaries have been rated "A" (Strong) by Standard & Poor's, which is the sixth highest of twenty-one rating levels, and "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels. The objective of Standard & Poor's and A.M. Best's ratings systems is to assist policyholders and to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect Standard & Poor's and A.M. Best's opinions of our ability to pay policyholder claims, are not applicable to the securities offered in this prospectus and are not a recommendation to buy, sell or hold our common shares. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, Standard & Poor's and A.M. Best.

Administration

        We outsource many administrative functions to third parties that can provide levels of expertise in a cost-efficient manner that we cannot replicate internally. Functions that we outsource include:

  •
  bulk contract processing;

  •
  actuarial services;

  •
  investment accounting services; and

  •
  claims processing and back office services.

        Our outsourcing of these functions assisted us in quickly establishing our international underwriting platform, and provides us with the flexibility to adjust our administrative infrastructure and costs to changing market conditions.

Properties

        We lease office space in the countries in which we operate under operating leases that expire at various dates. We renew and enter into new leases in the ordinary course of business as required. During 2003, we purchased office buildings in Ireland. Total rent expense for the years ended December 31, 2003 and 2002 was approximately $5.1 million and $1.9 million, respectively. The increase in rent expense for 2003 was due primarily to the expansion of our operations. See the notes to the consolidated financial statements included elsewhere in this prospectus for a discussion of our lease commitments for real property. We believe that for the foreseeable future this office space is sufficient for us to conduct our operations.

Employees

        As of March 31, 2004, we had 325 employees. We believe that our employee relations are excellent. None of our employees is subject to collective bargaining agreements.

Legal Proceedings

        We are not currently a party to any material legal proceedings. From time to time, we are subject to routine legal proceedings, including arbitrations, arising in the ordinary course of business. Those legal proceedings generally relate to claims asserted by or against us in the ordinary course of our insurance or reinsurance operations.

REGULATION

General

        The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. In Bermuda, we operate under a relatively less intensive regulatory regime. We are subject to extensive regulation under applicable statutes in Ireland and the United States.

Bermuda

        As a holding company, AXIS Capital is not subject to Bermuda insurance regulations. However, the Insurance Act 1978 of Bermuda and related regulations, as amended (together, the "Insurance Act"), regulate the insurance business of our operating subsidiary in Bermuda, AXIS Specialty, and provide that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act. Insurance as well as reinsurance is regulated under the Insurance Act. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and any other conditions the BMA may impose from time to time.

        An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the BMA.

        The Insurance Act also imposes on Bermuda insurance companies certain solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

  Classification of Insurers

        The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. AXIS Specialty, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. AXIS Specialty is not licensed to carry on long-term business. Long-term business broadly includes life insurance and disability insurance with terms in excess of five years. General business broadly includes all types of insurance that are not long-term business.

  Principal Representative

        An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, AXIS Specialty's principal office is its executive offices in Pembroke, Bermuda, and AXIS Specialty's principal representative is Andrew Cook. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act in that capacity, unless 30 days' notice in writing to the BMA is given of any intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, any failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

  Independent Approved Auditor

        Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of AXIS Specialty, are required to be filed annually with the BMA. AXIS Specialty's independent auditor must be approved by the BMA and may be the same person or firm that audits AXIS Capital's consolidated financial statements and reports for presentation to its shareholders. AXIS Specialty's independent auditor is Deloitte & Touche, which also audits the Company's consolidated financial statements.

  Loss Reserve Specialist

        As a registered Class 4 insurer, AXIS Specialty is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. Mike Barkham of Ernst & Young has been approved to act as AXIS Specialty's loss reserve specialist.

  Statutory Financial Statements

        AXIS Specialty must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements, which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto. AXIS Specialty is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to an insurer's shareholders under the Companies Act. As a general business insurer, AXIS Specialty is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

  Annual Statutory Financial Return

        AXIS Specialty is required to file with the BMA a statutory financial return no later than four months after its financial year end unless specifically extended upon application to the BMA. The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

  Minimum Solvency Margin and Restrictions on Dividends and Distributions

        Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as AXIS Specialty, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. AXIS Specialty is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

  •
  $100,000,000;

  •
  50% of net premiums written (being gross premiums written less any premiums ceded by AXIS Specialty, but AXIS Specialty may not deduct more than 25% of gross premiums written when computing net premiums written); and

  •
  15% of net losses and loss expense reserves.

        AXIS Specialty is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. In addition, if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, AXIS Specialty will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year. AXIS Specialty is also prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA, at least seven days before payment of such dividends, an affidavit stating that it will continue to meet the required margins.

        AXIS Specialty is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins. In addition, at any time it fails to meet its solvency margin, AXIS Specialty is required, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of such failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

        Additionally, under the Companies Act, AXIS Capital and AXIS Specialty may declare or pay a dividend, or make a distribution from contributed surplus, only if it has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

  Minimum Liquidity Ratio

        The Insurance Act provides a minimum liquidity ratio for general business insurers, like AXIS Specialty. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are some categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

  Supervision, Investigation and Intervention

        The BMA may appoint an inspector with extensive powers to investigate the affairs of AXIS Specialty if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct AXIS Specialty to produce documents or information relating to matters connected with its business. In addition, the BMA has the power to require the production of documents from any person who appears to be in possession of those documents. Further, the BMA has the power, in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the BMA has required or could require information. If it appears to the BMA to be desirable in the interests of the clients of a person registered under the Insurance Act, the BMA may also exercise the foregoing powers in relation to any company which is, or has at any relevant time been, (1) a parent company, subsidiary company or related company of that registered person, (2) a subsidiary company of a parent company of that registered person, (3) a parent company of a subsidiary company of that registered person or (4) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50% or more of the shares or is entitled to exercise, or control the exercise, of more than 50% of the voting power at a general meeting of shareholders. If it appears to the BMA that there is a risk of AXIS Specialty becoming insolvent, or that AXIS Specialty is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct AXIS Specialty (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase its liabilities, (3) not to make certain investments, (4) to liquidate certain investments, (5) to maintain in, or transfer to the custody of a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (7) to limit AXIS Specialty's premium income. The BMA generally meets with each class of insurance company, on a voluntary basis, every two years.

  Disclosure of Information

        In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require information from an insurer (or other persons) to be produced to the BMA. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality. Under the Companies Act, the Minister of Finance has been given powers to assist a foreign regulatory authority that has requested assistance in connection with inquires being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish him or her with information, to produce documents to him or her, to attend and answer questions and to give assistance in connection with inquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

  Certain Other Bermuda Law Considerations

        Although AXIS Capital is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, AXIS Capital may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of its common shares.

        Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, AXIS Capital and AXIS Specialty may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; or (3) the carrying on of business of any kind for which it is not licensed in Bermuda, except in limited circumstances such as doing business with another exempted undertaking in furtherance of AXIS Capital's business or AXIS Specialty's business (as the case may be) carried on outside Bermuda. AXIS Specialty is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

        Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of securities of a Bermuda exempted company. The BMA has issued its permission for the free transferability of our common shares, as long as the shares are listed on the NYSE or other appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and up to 20% of the common shares to and among persons who are residents of Bermuda for exchange control purposes. Any other transfers remain subject to approval by the BMA.

        The Bermuda government actively encourages foreign investment in "exempted" entities like AXIS Capital and AXIS Specialty that are based in Bermuda, but which do not operate in competition with local businesses. AXIS Capital and AXIS Specialty are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians, holders of a permanent resident's certificate or holders of a working resident's certificate) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian, holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standard requirements for the advertised position. In 2001, the Bermuda government announced a new immigration policy limiting the duration of work permits to between six and nine years, with specified exemptions for "key" employees. In March 2004, the Bermuda government announced an amendment to the immigration policy which expanded the categories of occupations recognized by the government as "key" and for which businesses are eligible to apply for holders of jobs in those categories to be exempt from the six to nine year term limits. The categories include senior executives (chief executive officers, presidents through vice presidents), managers with global responsibility, senior financial posts (treasurers, chief financial officers through controllers, specialized qualified accountants, quantitative modelling analysts), certain legal professionals (general counsels, specialist attorneys, qualified legal librarians and knowledge managers), senior insurance professionals (senior underwriters, senior claims adjusters), experienced/specialized brokers, actuaries, specialist investment traders/analysts and senior information technology engineers/managers. All of our executive officers who work in our Bermuda office have obtained work permits.

United States

        AXIS Capital has three operating insurance subsidiaries domiciled in the United States, which we refer to as the AXIS U.S. Subsidiaries.

  U.S. Insurance Holding Company Regulation of AXIS Capital

        AXIS Capital, as the indirect parent of the AXIS U.S. Subsidiaries, is subject to the insurance holding company laws of Connecticut, New York, and Illinois. These laws generally require each of the AXIS U.S. Subsidiaries to register with its respective domestic state insurance department and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system to which any of the AXIS U.S. Subsidiaries is a party, including sales, loans, reinsurance agreements and service agreements, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the insurance department where the subsidiary is domiciled.

  Change of Control

        Before a person can acquire control of a United States insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as: the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of the AXIS U.S. Subsidiaries, the insurance change of control laws of Connecticut, Illinois and New York would likely apply to such a transaction. While our bye-laws limit the voting power of any shareholder to less than 9.5%, there can be no assurance that the applicable state insurance regulator would agree that a shareholder who owned 10% of our common shares did not control the applicable AXIS U.S. Subsidiary.

        These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of AXIS Capital, including transactions that some or all of the shareholders of AXIS Capital might consider to be desirable.

  Terrorism Risk Insurance Act

        On November 26, 2002, TRIA, was enacted. TRIA establishes a temporary Federal program that requires United States and other insurers writing specified commercial property and casualty insurance policies in the United States to make available in some policies coverage for losses resulting from terrorists' acts committed by foreign persons or interests in the United States or with respect to specified U.S. air carriers, vessels or missions abroad. The coverage made available may not differ materially from the terms, amounts and other coverage limitations applicable to losses arising from events other than acts of terrorism.

        Under TRIA, if an act is determined to be a covered terrorist act, then losses resulting from the act are ultimately shared among insurers, the federal government and policyholders. Generally, insurers must retain a defined deductible and 10% of losses above the deductible but can obtain reimbursement from the federal government for their covered losses in excess of those amounts. An insurer's deductible for 2004 is 10% of the insurer's 2003 direct earned premiums on TRIA covered lines and for 2005 is 15% of the insurer's 2004 direct earned premiums on TRIA covered lines. Total reimbursement by the federal government is limited to $100 million each year, and no insurer that has met its deductible shall be liable for the payment of its portion of the aggregate industry insurer loss that exceeds $100 billion.

        The requirement to make available coverage under TRIA expires at the end of 2004 unless the Secretary of the Treasury extends coverage to 2005. The entire TRIA program, including provisions authorizing Federal reimbursement of insurers, will expire at the end of 2005 unless the Congress extends it.

  State Insurance Regulation

        State insurance authorities have broad regulatory powers with respect to various aspects of the business of U.S. insurance companies, including: licensing to transact business, accreditation of reinsurers, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, regulating investments and dividends, approving policy forms and related materials in some instances and approving premium rates in some instances. State insurance laws and regulations may require the AXIS U.S. Subsidiaries to file financial statements with insurance departments everywhere they are licensed or authorized or accredited to conduct insurance business, and their operations are subject to examination by those departments at any time. The AXIS U.S. Subsidiaries prepare statutory financial statements in accordance with statutory accounting principles ("SAP") and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the National Association of Insurance Commissioners.

        The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or policy terms. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

  State Dividend Limitations

        New York.    Under New York law, the New York Superintendent of Insurance must approve any dividend declared or paid by AXIS Reinsurance that, together with all dividends declared or distributed by it during the preceding twelve months, exceeds the lesser of 10% of AXIS Reinsurance's statutory surplus as shown on its latest statutory financial statement on file with the New York Superintendent of Insurance, or 100% of AXIS Reinsurance's adjusted net investment income during that period. New York does not permit a dividend to be declared or distributed, except out of earned surplus. Additionally, in connection with its acquisition of AXIS Reinsurance, AXIS Capital agreed with the New York Insurance Department not to take a dividend from AXIS Reinsurance for two years following the date of the acquisition (i.e., not before November 27, 2004) without prior regulatory approval.

        Connecticut.    Under Connecticut law, AXIS Insurance may not pay a dividend or make a distribution that exceeds the greater of 10% of AXIS Insurance statutory surplus as of December 31 of the preceding year, or the net income of AXIS Insurance for the twelve-month period ending December 31 of the preceding year, without the prior approval of the Connecticut Insurance Commissioner unless thirty days have passed after receipt by the Insurance Commissioner of notice of such payment without the Insurance Commissioner having disapproved of such payment. In addition, AXIS Insurance must report for informational purposes to the Insurance Commissioner all dividends and other distributions to security holders following the declaration and prior to payment. Connecticut only permits a dividend to be declared or distributed, either out of earned surplus or with prior regulatory approval. Additionally, under Connecticut law, AXIS Insurance may not pay or propose to pay any dividend within two years of the date of its acquisition by AXIS Capital (i.e., not before October 2, 2004) without the prior approval of the Insurance Commissioner.

        Illinois.    Under Illinois law, AXIS Surplus may not pay a dividend or make a distribution that exceeds the greater of 10% of AXIS Surplus's surplus as of the December 31 of the preceding year, or the net income of AXIS Surplus, for the twelve-month period ending December 31 of the preceding year, until thirty days after the Illinois Director of Insurance has received notice and the Director of Insurance has not disapproved of such payment or until the Director of Insurance has approved such payment within the thirty day period. In addition, AXIS Surplus must report to the Director of Insurance all dividends and distributions to shareholders following declaration and prior to payment. Illinois does not permit a dividend to be declared or paid, except out of earned surplus.

        The dividend limitations imposed by the state laws are based on the statutory financial results of the respective AXIS U.S. Subsidiaries determined by using statutory accounting practices, which differ in some respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes.

  Risk-Based Capital Regulations

        Connecticut and Illinois require that each domestic insurer report their risk-based capital based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The respective state insurance regulators use the formula as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. State insurance laws impose broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on state insurance departments as to the use and publication of risk-based capital data. The respective state insurance regulators have explicit regulatory authority to require various actions by, or to take various actions against, insurers whose total adjusted capital does not exceed certain risk-based capital levels. The New York Insurance Department requires domestic property and casualty insurers to report their risk-based capital. A bill is pending before the New York state legislature that would codify this regulatory requirement. Each of AXIS Reinsurance, AXIS Insurance and AXIS Surplus have risk-based capital in excess of the required levels.

  Statutory Accounting Principles

        SAP is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

        U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

        Statutory accounting practices established by the NAIC and adopted, in part, by the New York, Connecticut and Illinois regulators determine, among other things, the amount of statutory surplus and statutory net income of the AXIS U.S. Subsidiaries and thus determine, in part, the amount of funds they have available to pay dividends to us.

  Guaranty Associations and Similar Arrangements

        Most of the jurisdictions in which the AXIS U.S. Subsidiaries are admitted to transact business require property and casualty insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

  Federal Initiatives

        Although the federal government does not directly regulate the insurance business, federal initiatives often and increasingly have an impact on the business in a variety of ways. For example, a bill entitled "The Federal Insurance Consumer Protection Act of 2003" (S. 1373) has been introduced in the U.S. Senate which, if enacted, would establish comprehensive and exclusive federal regulation over all "interstate insurers," including all property and casualty insurers, for the most part, selling in more than one state, with no option for such insurers to remain regulated by the states. This legislation would repeal the McCarran-Ferguson antitrust exemption for the business of insurance. It would also establish a Federal Insurance Regulatory Commission within the Department of Commerce that would have, for the most part, exclusive regulatory jurisdiction over property and casualty and life insurers that do business in more than one U.S. jurisdiction. The legislation would establish comprehensive federal regulatory oversight over such insurers, including licensing, solvency supervision, accounting and auditing practices, form and rate approval and market conduct examinations. The legislation also would establish a National Insurance Guaranty Fund, which may be empowered to collect pre-funded assessments that are different from, and potentially greater than, current state guaranty fund assessment levels. We cannot predict whether this or other proposals will be adopted, or what impact, if any, such proposals may have on our business, financial condition or results of operation.

  Operations of AXIS Specialty, AXIS Re, AXIS Specialty Europe, AXIS Re Europe and AXIS Specialty London

        The insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers that are not admitted to do business within such jurisdictions. AXIS Specialty, AXIS Re, AXIS Specialty Europe, AXIS Re Europe and AXIS Specialty are not admitted to do business in the United States. We do not intend that AXIS Specialty, AXIS Re, AXIS Specialty Europe, AXIS Re Europe and AXIS Specialty London maintain offices or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction in the United States where the conduct of such activities would require these companies to be admitted or authorized.

        In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" that are imposed on their ceding companies. In general, a ceding company obtaining reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the ceding company files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the ceding company's liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period), loss reserves and loss expense reserves ceded to the reinsurer. AXIS Specialty, AXIS Re and AXIS Specialty Europe are not licensed, accredited or approved in any state in the United States. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be recognized to the extent that the reinsurer provides a letter of credit, trust fund or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

Ireland

  AXIS Specialty Europe

        AXIS Specialty Europe is a non-life insurance company incorporated under the laws of Ireland on February 18, 2002 and having its registered office at Fitzwilton House, Wilton Place, Dublin 2, Ireland. AXIS Specialty Europe is subject to the regulation and supervision of the Irish Regulatory Authority pursuant to the Insurance Acts and Regulations. AXIS Specialty Europe was authorized on May 23, 2002 to undertake the business of non-life insurance in various classes of business.

        As is normal in the case of insurance companies, when AXIS Specialty Europe was authorized to write non-life insurance business, in addition to the obligations imposed on AXIS Specialty Europe by the Insurance Acts and Regulations, the authorization was granted subject to certain conditions. The following are the main conditions that have been imposed:

  •
  AXIS Specialty Europe must adhere to the business plan submitted in connection with its application for authorization unless otherwise agreed with the Irish Regulatory Authority;

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  AXIS Specialty Europe must submit quarterly management accounts to the Irish Regulatory Authority for the first three years of operation;

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  AXIS Specialty Europe is not permitted to reduce the level of its capital without the consent of the Irish Regulatory Authority;

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  AXIS Specialty Europe may not make any dividend payments without the Irish Regulatory Authority's prior approval;

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  no intercompany loans may be made by AXIS Specialty Europe without prior notification to and approval of the Irish Regulatory Authority;

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  the management accounts of AXIS Capital must be submitted to the Irish Regulatory Authority on a quarterly basis for the initial years of operation of AXIS Specialty Europe;

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  AXIS Specialty Europe must maintain a minimum solvency margin equal to 200% of the solvency margin laid down by the Insurance Acts and Regulations (and a solvency ratio of 50%); and

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  AXIS Specialty Europe must file annual statutory insurance returns in the format prescribed by the European Communities (Non-Life Insurance Accounts) Regulations, 1995.

        European Passport.    Ireland is a member of the European Economic Area (the "EEA"). The EEA comprises each of the countries of the EU (being, as at February 2004, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and The United Kingdom) and Iceland, Liechtenstein and Norway. The EEA was established by a 1992 agreement the effect of which is to create an area of free movement of goods and services (including insurance services) within EEA countries. A consequential effect of the EEA agreement is that the rules on passporting of insurance services that apply between EU member states are extended to Iceland, Liechtenstein and Norway.

        Ireland has adopted the EU's Third Non-Life Insurance Directive (92/49/EEC) into Irish law. This directive introduced a single system for the authorization and financial supervision of non-life insurance companies by their home member state. Under this system, AXIS Specialty Europe (as an Irish authorized insurance company) is permitted to carry on insurance business in any other EEA Member State by way of freedom to provide services, on the basis that it has notified the Irish Regulatory Authority of its intention so to do and subject to complying with such conditions as may be laid down by the regulator of the jurisdiction in which the insurance activities are carried out for reasons of the "general good."

        The Third Non-Life Directive also permits AXIS Specialty Europe to carry on insurance business in any other EEA member state under the freedom of establishment clause. Under this freedom, AXIS Specialty Europe established a London branch in May 2003. The Irish Regulatory Authority remains responsible for the authorization and financial supervision of the London branch. In addition, the London branch must comply with the "general good" requirements of the Financial Services Authority of the United Kingdom.

        On the basis of the foregoing, in addition to being authorized to carry on non-life insurance business in Ireland, AXIS Specialty Europe is also authorized to carry on non-life insurance business in all other EEA member states under freedom to provide services (and also, in the case of the United Kingdom, under freedom of establishment). However, AXIS Specialty Europe is not licensed or admitted as an insurance company in any jurisdiction other than Ireland and the other EEA member states.

        Qualifying Shareholding.    The Insurance Acts and Regulations require that anyone acquiring or disposing of a "qualifying holding" in an insurance company (such as AXIS Specialty Europe), or anyone who proposes to decrease or increase that holding to specified levels, must first notify the Irish Regulatory Authority of their intention to do so. It also requires any insurance company that becomes aware of any acquisitions or disposals of its capital involving the "specified levels" to notify the Irish Regulatory Authority. The Irish Regulatory Authority has three months from the date of submission of a notification within which to oppose the proposed transaction if the Irish Regulatory Authority is not satisfied as to the suitability of the acquiror "in view of the necessity to ensure sound and prudent management of the insurance undertaking." A "qualifying holding" means a direct or indirect holding in an insurance company that represents 10% or more of the capital or of the voting rights of such company or that makes it possible to exercise a significant influence over the management of such company. The specified levels are 20%, 33% and 50%, or such other level of ownership that results in the company becoming the acquiror's subsidiary.

        Any person having a shareholding of 10% or more of the issued share capital in AXIS Capital would be considered to have an indirect holding in AXIS Specialty Europe over the 10% limit. Any change that resulted in the indirect acquisition or disposal of a shareholding of greater than or equal to 10% in the share capital of AXIS Specialty Europe, or a change that resulted in an increase or decrease to one of the specified levels, would need to be pre-cleared with the Irish Regulatory Authority.

        AXIS Specialty Europe is required, at such times as may be specified by the Irish Regulatory Authority, and at least once a year, to notify the Irish Regulatory Authority of the names of shareholders possessing qualifying holdings and the size of such holdings.

        Transactions with Related Companies.    The Insurance Acts and Regulations provide that prior to entering into any transaction of a material nature with a related company or companies (including, in particular, the provision of loans to and acceptance of loans from a related company or companies), AXIS Specialty Europe must submit to the Irish Regulatory Authority a draft of any contract or agreement that is to be entered into by AXIS Specialty Europe in relation to the transaction. In addition, AXIS Specialty Europe must notify the Irish Regulatory Authority on an annual basis with respect to transactions with related companies in excess of 10,000 euros.

        Financial Requirements.    AXIS Specialty Europe is required to maintain technical reserves calculated in accordance with the Insurance Acts and Regulations. Assets representing its technical reserves are required to cover AXIS Specialty Europe's calculated underwriting liabilities.

        AXIS Specialty Europe is obligated to prepare annual accounts (comprising balance sheet, profit and loss account and notes) in accordance with the provisions of the European Communities (Insurance Undertakings: Accounts) Regulations, 1996 (the "Insurance Accounts Regulations"). The accounts must be filed with the Irish Regulatory Authority and with the Registrar of Companies in Ireland.

        Additionally, AXIS Specialty Europe is required to establish and maintain an adequate solvency margin and a minimum guarantee fund, both of which must be free from all foreseeable liabilities. Currently, the solvency margin is calculated as the higher amount of a percentage of the annual amount of premiums (premiums basis) or the average burden of claims for the last three years (claims basis). As noted above with respect to the conditions attaching to AXIS Specialty Europe's authorization, AXIS Specialty Europe is required to have a solvency margin significantly in excess of the prescribed minimum.

        The amount of the minimum guarantee fund which AXIS Specialty Europe is required to maintain is equal to one-third of the solvency margin requirement as set out above, subject to a minimum.

        Regulatory Guidelines.    In addition to the Insurance Acts and Regulations, AXIS Specialty Europe is expected to comply with guidelines issued by the Irish Regulatory Authority in July 2001. The following are the most relevant guidelines:

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  All insurance companies supervised by the Irish Regulatory Authority are obliged to appoint a compliance officer, who must carry out the duties and functions set forth in the guidelines. The compliance officer of AXIS Specialty Europe is Mr. Tim Hennessy;

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  All directors of insurance companies supervised by the Irish Regulatory Authority are required to certify to the Irish Regulatory Authority on an annual basis that the company has complied with all relevant legal and regulatory requirements throughout the year;

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  All insurance companies must adopt an appropriate asset management policy having regard to its liabilities profile;

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  All companies supervised by the Irish Regulatory Authority must formulate a clear and prudent policy on the use of derivatives for all purposes and, furthermore, have controls in place to ensure that the policy is implemented;

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  Non-life companies supervised by the Irish Regulatory Authority such as AXIS Specialty Europe are required to provide an annual actuarial opinion as to the adequacy of their reserves; and

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  All insurance companies must have a reinsurance strategy approved by its board of directors that is appropriate to their risk profile.

        Supervision, Investigation and Intervention.    The Insurance Acts and Regulations confer on the Irish Regulatory Authority wide-ranging powers in relation to the supervision and investigation of insurers, including the following:

  •
  The Irish Regulatory Authority has power to require an insurer to submit returns and documents to him in such form as may be prescribed by regulation and to require that they be attested by directors and officers of the insurer. The Irish Regulatory Authority may also require that they be attested by independent professionals and that they be published. Additionally, the Irish

    Regulatory Authority has a right to disclose any such returns or documents to the supervisory authorities of other EU member states;

  •
  The Irish Regulatory Authority has power to direct that an investigation of an insurer's affairs be carried out in order to be satisfied that the insurer is complying or has the ability to continue to comply with its obligations under the Insurance Acts and Regulations. If necessary, the Irish Regulatory Authority may seek a High Court order prohibiting the free disposal of an insurer's assets; and

  •
  The Irish Regulatory Authority may confer certain powers on an "authorized officer" for the purpose of the Insurance Acts and Regulations. Such powers relate to, among others, insurers and other prescribed persons and may permit an authorized officer to search a premises and remove documents. An authorized officer may also be empowered to compel persons to provide information and to prepare a report on specified aspects of the business or activities of the insurer and other prescribed persons.

        Some breaches of the Insurance Acts and Regulations may constitute criminal offences and render the persons found guilty of such offences liable to fines and/or imprisonment.

  AXIS Re

        AXIS Re is a reinsurance company incorporated under the laws of Ireland on February 12, 2002 and having its registered office at Fitzwilton House, Wilton Place, Dublin 2, Ireland. Under Irish law, as a general rule, a reinsurance company such as AXIS Re is required to maintain a minimum level of paid up share capital (currently approximately EUR 635,000).

        AXIS Re was required to file a notification with the Irish Regulatory Authority of its intention to carry on the business of reinsurance in Ireland. On an ongoing basis, AXIS Re is obliged to notify to the Irish Regulatory Authority of subsequent changes to the information contained in its notification no later than the end of the year in which such changes occur. Additionally, AXIS Re is obliged to prepare accounts in accordance with the Insurance Accounts Regulations and file the same with the Registrar of Companies in Ireland.

        As a general matter, AXIS Re is not subject to the same level of regulation in Ireland as AXIS Specialty Europe. However, the Insurance Acts and Regulations provide that the Irish Regulatory Authority may create regulations that cause the general insurance laws and regulations in Ireland to apply to reinsurance companies that carry on the type of business that AXIS Re carries on. If any regulations were adopted, such regulations could require AXIS Re to apply to the Irish Regulatory Authority to be authorized to carry on its business, which authorization would likely contain conditions with which AXIS Re would then have to comply, such as in regard to capitalization, maintenance of reserves, reserving policy, investment policy, solvency requirements and the filing of returns.

        The Irish Regulatory Authority has power under Section 22 of the Insurance Act, 1989 (as inserted by Section 5 of the Insurance Act, 2000) to direct AXIS Re to cease writing business indefinitely or for a specified period. The grounds for such a direction include:

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  inadequate capitalization;

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  unsuitable directors and/or management;

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  insufficient staff based in Ireland;

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  evidence of unlawful activity inside or outside Ireland; and

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  failure to comply with the statutory notification requirements.

        Certain Other Irish Law Considerations.    As each of AXIS Specialty Europe, AXIS Re and AXIS Ireland Holdings are companies which are incorporated in Ireland and which carry on business in Ireland, they are subject to the laws and regulations of Ireland. Some of the applicable restrictions contained in the Irish Companies Acts, 1963 to 2003 (the "Companies Acts") are as follows:

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  Irish company law applies capital maintenance rules. In particular, each of AXIS Specialty Europe, AXIS Re and AXIS Ireland Holdings is restricted to declaring dividends only out of "profits available for distribution." Profits available for distribution are a company's accumulated realized profits less its accumulated realized losses. Such profits may not include profits previously utilized either by distribution or capitalization and such losses do not include amounts previously written-off in a reduction or reorganization of capital;

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  Irish law restricts a company from entering into certain types of transactions with its directors and officers by either completely prohibiting such transactions or permitting them only subject to conditions;

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  all Irish companies are obliged to file prescribed returns in the Companies Registration Office annually and on the happening of certain events such as the creation of new shares, a change in directors or the passing of certain shareholder resolutions;

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  a statutory body (known as the Office of the Director of Corporate Enforcement) has power to carry out investigations into the affairs of Irish companies in circumstances prescribed in the Companies Acts; and

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  civil and criminal sanctions exist for breaches of the Companies Acts.

        In addition, the European Commission is currently finalizing a draft directive to establish a harmonized framework for reinsurance supervision in the EU. Once implemented, the directive will permit a reinsurer licensed in one EU member state to carry on business in any other EU member state without requiring further authorization. In its consultation paper dated September 17, 2003, the European Commission indicated that the supervisory regime for reinsurers would be largely based on existing rules for direct insurers with some modifications. Once the reinsurance supervision directive is implemented in Ireland, AXIS Re will be required to apply to the Irish Regulatory Authority to be authorized to carry on its business. Any such authorization would almost certainly contain conditions with which AXIS Re would have to comply regarding matters such as capitalization, maintenance of reserves, reserving policy, investment policy, solvency requirements and the filing of returns. If such an application for authorization were not successful or if AXIS Re were unable to comply with the conditions that might be attached to the authorization, it would not be lawful for it to continue to carry on its business and it would have to cease operations.

United Kingdom

        Under United Kingdom law, a company may only transact insurance and/or reinsurance business upon authorization. AXIS Specialty, AXIS Re and AXIS Specialty Europe are not authorized to transact insurance and/or reinsurance business in the United Kingdom, except as otherwise explained in "— Ireland — AXIS Specialty Europe — European Passport." However, AXIS Specialty U.K. Limited operates a representative office in the United Kingdom on behalf of all of our operating subsidiaries. In addition, AXIS Specialty Europe has established a branch office in the United Kingdom that allows it to transact business in the United Kingdom.

Switzerland

        In September 2003, AXIS Re established a branch in Zurich, Switzerland. As the activities of this branch are limited to reinsurance, it is not required to be licensed by the Swiss authorities.

MANAGEMENT

Directors and Executive Officers

        The table below sets forth the names, ages and positions of our directors, director nominees and executive officers as of March 31, 2004.

Name	Age	Positions
Michael A. Butt(1)	61	Chairman of the Board
John R. Charman(1)	51	Chief Executive Officer and President
Robert J. Newhouse, Jr.(2)	79	Director, Chairman of the Executive Committee
Andrew Cook	41	Chief Financial Officer
Richard H. Blum	65	Chairman of the Board, Chief Executive Officer and President, AXIS Specialty U.S. Holdings, Inc.
William A. Fischer	43	Chief Executive Officer and President, AXIS Global Reinsurance
John Gressier	36	Chief Executive Officer and President, AXIS Global Insurance
Karl Mayr	54	Chief Executive Officer and President, AXIS European Reinsurance
Michael E. Morrill	44	Chief Executive Officer and President, AXIS U.S. Reinsurance
Dennis B. Reding	55	Chief Executive Officer, AXIS U.S. Insurance
Lorraine S. Mariano	41	Chief Human Resources Officer
John Murray	43	Chief Operations Officer
Carol S. Rivers	40	General Counsel and Secretary
Richard Strachan	36	Chief Claims Officer
Charles A. Davis(1)	55	Director
W. Thomas Forrester(1)	53	Director
Robert L. Friedman(2)	61	Director
Donald J. Greene(2)	70	Director
Maurice A. Keane(3)	62	Director
Edward J. Kelly, III(3)	50	Director
Andrew H. Rush(3)	46	Director
Scott A. Schoen(1)	45	Director
Frank J. Tasco(2)	76	Director
Jeffrey C. Walker(3)	48	Director
Jurgen Grupe(4)	66	Director Nominee
Henry B. Smith(5)	48	Director Nominee

(1)
Denotes Class I director with term to expire in 2006.

(2)
Denotes Class II director with term to expire in 2005.

(3)
Denotes Class III director with term to expire in 2004.

(4)
Denotes nominee for election as a Class II director at the 2004 Annual General Meeting of Shareholders of the Company.

(5)
Denotes nominee for election as a Class III director at the 2004 Annual General Meeting of Shareholders of the Company.

        Michael A. Butt has been Chairman of the Board since September 2002. Mr. Butt is also Chairman of the Board of Directors of AXIS Specialty. Mr. Butt has over 40 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was President and Chief Executive Officer of Mid Ocean Limited. From 1998 to August 2002,

Mr. Butt was a director of XL Capital Ltd. Mr. Butt is also a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni.

        John R. Charman has been Chief Executive Officer and President since our inception. Mr. Charman is also Chief Executive Officer and President of AXIS Specialty, Chairman of AXIS Ireland Holdings, AXIS Re, AXIS Specialty Europe and AXIS UK Holdings and a director of AXIS Barbados. Mr. Charman has over 30 years of experience in the insurance industry and has been in a senior underwriting position since 1975, serving most recently as deputy chairman of ACE INA Holdings and President of ACE International. Mr. Charman was also Chief Executive Officer at ACE Global Markets from 1998 to 2001. Prior to that, Mr. Charman was the Chief Executive Officer of Tarquin plc (a joint venture company among Insurance Partners, Harvard University and the Charman Group), the parent company of the Charman Underwriting Agencies at Lloyd's. He was also a deputy chairman of the Council of Lloyd's and a member of the Lloyd's Core Management Group and Lloyd's Market Board between 1995 and 1997.

        Robert J. Newhouse, Jr. has served as a director and as Chairman of the Executive Committee since our inception. He was also the Chairman of the Board for the first year of our operations. He was the Chairman of the Board of Directors of Mid Ocean Limited from 1992 until it was sold to XL Capital Ltd in 1998. From 1998 to November 2001, Mr. Newhouse was a director of, and consultant to, XL Capital Ltd. Prior to that, Mr. Newhouse held various executive positions with Marsh & McLennan Companies, Inc. from 1954 through 1990 and served as President from 1976 to 1988 and Vice Chairman and Member of the Office of the Chairman from 1988 through 1990. During that time, he played a major role in the formation of ACE Limited and XL Capital Ltd and served as a director of both companies.

        Andrew Cook has been Chief Financial Officer since our inception. Mr. Cook is also a director of AXIS Specialty, AXIS Specialty U.S. Holdings, Inc., AXIS Specialty U.S. Services, Inc., AXIS Insurance, AXIS Reinsurance, AXIS Surplus, AXIS Ireland Holdings, AXIS Re, AXIS Specialty Europe, AXIS UK Holdings, AXIS UK and AXIS Barbados and Chief Financial Officer and Executive Vice President of AXIS Specialty. Mr. Cook, a chartered accountant, has 16 years of industry experience. From 1993 to 1999, he served as Senior Vice President and Chief Financial Officer of LaSalle Re Holdings Limited. Mr. Cook worked as an independent consultant assisting clients in raising private equity capital from 1999 to 2000. He then served as Senior Vice President and Chief Financial Officer of Mutual Risk Management Limited from 2001 until joining us in late 2001.

        Richard H. Blum has been Chairman of the Board, Chief Executive Officer and President of AXIS Specialty U.S. Holdings, Inc. since February 2002. Mr. Blum is also a director of AXIS Specialty U.S. Services, Inc., AXIS Insurance, AXIS Reinsurance and AXIS Surplus. Mr. Blum has over 44 years of industry experience. From 1958 to 1996, Mr. Blum worked at Guy Carpenter, Inc., most recently serving as Chairman and Chief Executive officer. He then worked at J&H Marsh & McLennan Companies, Inc., serving as Vice-Chairman from 1997 to 1999 and Senior Advisor from 1999 until joining us in 2002. Mr. Blum is a director of RLI Corp.

        William A. Fischer has been Chief Executive Officer and President of AXIS Global Reinsurance since our inception. Mr. Fischer is also Executive Vice President of AXIS Specialty. Mr. Fischer has 14 years of industry experience. Mr. Fischer began his career at Skandia America Reinsurance in 1987 as a treaty underwriter, where he served until November 1991. From November 1991 to October 1994, he served as Vice President of Treaty Property Underwriting at Transatlantic Reinsurance Company. Mr. Fischer then served as Executive Vice President with responsibilities for property, accident and health, and financial products at Everest Re Group, Ltd. from October 1994 to May 2001. Most recently, Mr. Fischer was a Senior Vice President of the Brokered Group of American Re, where he was responsible for all property business, from May 2001 until joining us in late 2001.

        John Gressier has been Chief Executive Officer and President of AXIS Global Insurance since April 2002. Mr. Gressier is also a director of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe. Mr. Gressier has over 17 years of experience in the insurance industry. Mr. Gressier served as an underwriter at Charman Underwriting Agencies from 1989 until ACE Limited acquired Charman in 1998. Mr. Gressier then served as Deputy Underwriter of Syndicates 488/2488, Director of ACE Global Markets Underwriting Limited, and Director of Marine and Specialty Lines for Syndicate 2488. He was also a member of ACE Global Markets Executive Underwriting Committee. In February 2001, Mr. Gressier was appointed Joint Active Underwriter of Syndicate 2488 and director of the ACE Agency Board, where he served until joining us in 2002.

        Karl Mayr has been Chief Executive Officer and President of AXIS European Reinsurance since August 2003. He is also President and a director of AXIS Re and a director of AXIS Ireland Holdings and AXIS Specialty Europe. Mr. Mayr has 24 years of reinsurance experience. He joined Frankona Ruckversicherungs-AG in 1980, where he was appointed a member of the Board of Management in 1992. From 1988 to 1992, he held senior officer positions at the U.S. branch of Frankona in Kansas City, Missouri, which he headed up from 1990. After the acquisition of Frankona by ERC, he served on various boards of management in the German companies as well as a Director on the boards of several European affiliates. From 2002 until July 2003, Mr. Mayr was Chief Executive Officer of GE Frankona Re.

        Michael E. Morrill has been Chief Executive Officer and President of AXIS U.S. Reinsurance since August 2002. He is also an Executive Vice President of AXIS Specialty U.S. Holdings, Inc. and AXIS Specialty U.S. Services, Inc. and Chief Executive Officer and President of AXIS Reinsurance. Mr. Morrill has over 20 years of experience in the insurance and reinsurance industry. From 2001 to 2002, Mr. Morrill was the President and Chief Executive Officer of Gerling Global Reinsurance Corporation of America. From 1996 to 2001, he served as Chief Underwriting Officer for North America and Senior Vice President at Transatlantic Reinsurance Company. He has also held senior management and underwriting positions at Munich American Reinsurance Company, Cologne Reinsurance Company of America and Christiania General Insurance Company.

        Dennis B. Reding has been Chief Executive Officer of AXIS U.S. Insurance since January 2003. He is also an Executive Vice President of AXIS Specialty U.S. Holdings, Inc., AXIS Specialty U.S. Services, Inc., AXIS Reinsurance and AXIS Surplus and is Chief Executive Officer and President of AXIS Insurance. Mr. Reding has 33 years of industry experience. Mr. Reding was President and Chief Executive Officer of Westchester Specialty Group from 1992 to 1998. He then served as President and Chief Executive Officer of ACE USA, Inc. from 1998 to 2001 and President of ACE INA Holdings, Inc. from 2001 to 2002. Mr. Reding was Chairman and Chief Executive Officer of Combined Specialty Group, Inc., an Aon subsidiary, in 2002.

        Lorraine S. Mariano began consulting for the Company in January 2003 and joined as Chief Human Resources Officer in April 2003. She is also a Senior Vice President of AXIS Specialty U.S. Services, Inc. Ms. Mariano has 17 years of professional human resources experience, primarily with global financial services companies. From 1993 to 2002, she held various human resources positions with Franklin Templeton Investments, most recently as Vice President, Human Resources. From 1989 to 1993, she worked at KeyCorp, where she rose to the position of Vice President of Corporate Employee Relations.

        John Murray has been Chief Operations Officer since May 2003. He is also Vice President of Operations of AXIS Specialty, Chief Executive Officer of AXIS Re Limited, General Manager of AXIS Specialty Europe, Chairman of AXIS UK and a director of AXIS UK Holdings. Mr. Murray, a chartered accountant, has 14 years of industry experience. From 1995 to 2000, he was the Head of Operations for ACE Global Markets Limited. He then served as a Finance Director of Newmarket Underwriting Limited during 2000 and 2001.

        Carol S. Rivers has been General Counsel since August 2003. She has also served as the Secretary of AXIS Capital since March 2004 and is the Assistant Secretary of AXIS Specialty U.S. Holdings, Inc. and AXIS Specialty U.S. Services, Inc. From January 1997 until July 2003, Ms. Rivers was a Counsel at Mayer, Brown, Rowe & Maw, LLP, an international law firm based in Chicago, Illinois, where she specialized in corporate and securities law. From April 1993 until December 1996, she was an Associate at Mayer, Brown, Rowe & Maw, LLP. From May 1987 until April 1993, Ms. Rivers was an Associate at Kirkland & Ellis, Chicago, Illinois.

        Richard Strachan has been Chief Claims Officer since April 2002. He is also a director of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe. Mr. Strachan has 18 years of experience in the insurance and reinsurance industry. From 1985 to 1997, he managed claims for Syndicates 488 and 2488 at both Charman Underwriting Agencies and Tarquin plc. From 1997 to 1999, Mr. Strachan served as a claims adjuster at ACE Global Markets. From 1999 to 2001, he served as claims team leader for ACE Global Markets.

        Charles A. Davis has served as a director since our inception. Mr. Davis is Chairman and Chief Executive Officer of MMC Capital, Inc. and a Vice Chairman and director of Marsh & McLennan Companies, Inc. Mr. Davis became Chief Executive Officer of MMC Capital, Inc. in 1999 and Chairman in 2002. Mr. Davis joined MMC Capital, Inc. in 1998 as President, a position he held until 2002. Prior to joining MMC Capital, Inc. in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director, and a Limited Partner. Mr. Davis is also a director of Media General, Inc., The Progressive Corporation and Merchants Bancshares, Inc.

        W. Thomas Forrester has served as a director since December 2003. Since 1999, Mr. Forrester has been the Chief Financial Officer of The Progressive Corporation, one of the largest automotive insurers in the United States, and has been a Vice President of Progressive since June 2001. From January 1999 until June 1999, he served as the Treasurer of Progressive. From 1984 until 1999, he serves in various other positions with Progressive, including Policy Team Member, Central Division President, Commercial Lines President and CAIP Division President.

        Robert L. Friedman has served as a director since our inception. Since 1999, Mr. Friedman has been a Senior Managing Director of The Blackstone Group, L.P., and since February 2003 he has also been that firm's Chief Administrative Officer and Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett for 25 years, where he served as a senior member of that law firm's mergers and acquisitions practice. Mr. Friedman currently serves as a director of Corp Group, Houghton Mifflin Holdings Inc., Northwest Airlines, Inc., Premcor Inc. and TRW Automotive Holdings Corp.

        Donald J. Greene has served as a director since our inception. Mr. Greene was a name partner of LeBoeuf, Lamb, Greene & MacRae, L.L.P., where he practiced from 1964 until his retirement in 2001. Mr. Greene is also a director of AXA Financial, Equitable Life Assurance and Associated Electric & Gas Insurance Services Limited. He was a founding director and former Chairman of the International Insurance Foundation and a former director of the International Insurance Council. He is a member of the board of overseers of the School of Risk Management of St. John's University (which school was formerly the College of Insurance) and a director of the Risk Foundation. In addition, he is an invested Commander of the Most Excellent Order of the British Empire by order of Her Majesty's Government for service to Lloyd's, the British insurance industry and the community of international insurance and law.

        Maurice A. Keane has served as a director since September 2002. Mr. Keane is also a director of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe. Mr. Keane is the former Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until his retirement in 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He is currently a director of the Bank of Ireland, DCC plc and University College Dublin Foundation Limited and Chairman of BUPA Ireland Limited, Bank of Ireland UK Holdings Limited and Bristol and West plc.

        Edward J. Kelly, III has served as a director since September 2002. Since March 1, 2001, Mr. Kelly has been President, Chief Executive Officer and Director of Mercantile Bankshares Corporation and assumed the additional role of chairman in March 2003. Mr. Kelly served as Managing Director, Head of Global Financial Institutions, and as Co-Head of Investment Banking Client Management of J.P. Morgan Chase & Co. during January 2001. From February 1996 until 2001, he was a Managing Director of J.P. Morgan & Co. Incorporated and held additional positions with that company. Mr. Kelly is a director of CSX Corporation, CIT Group, Constellation Energy Group, Inc. and Hartford Financial Services Group.

        Andrew H. Rush has served as a director since our inception. Mr. Rush is a Managing Director of Credit Suisse First Boston in the Private Equity Group, a position he has held since 1989, and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P. Mr. Rush serves on the Board of Directors of Louis Dreyfus Communications and Societe Ethanol des Synthesis.

        Scott A. Schoen has served as a director since our inception. Since 1992, Mr. Schoen has been a Senior Managing Director of Thomas H. Lee Advisors, L.L.C., which is the general partner of Thomas H. Lee Partners, L.P. Prior to joining the firm in 1986, Mr. Schoen was in the Private Finance Department of Goldman, Sachs & Co. Mr. Schoen is a director of Affordable Residential Communities, Inc., Simmons Company, Syratech Corporation, TransWestern Publishing, United Industries and Wyndham International.

        Frank J. Tasco has served as a director since our inception. Mr. Tasco retired in 1992 as Chairman of the Board and Chief Executive Officer of Marsh & McLennan Companies, Inc., a position he held since 1986. From December 1992 to December 1994, Mr. Tasco served as Chairman of Borden, Inc. Mr. Tasco is a director of Travelers Property Casualty Corp.

        Jeffrey C. Walker has served as a director since our inception. Since November 2001, Mr. Walker has been the Managing Partner of J.P. Morgan Partners, J.P. Morgan Chase & Co.'s global private equity group, and a member of the Executive Committee and Vice Chairman of J.P. Morgan Chase & Co. Mr. Walker co-founded J.P. Morgan Partners in 1984. Mr. Walker is a director of 1-800-Flowers.com, Inc. and Doane Pet Care Enterprises, Inc. and numerous private corporations.

        Jurgen Grupe is a nominee to our board of directors. From 1998 until 2002, Mr. Grupe was a director of Aon Reinsurance—Worldwide and Chairman of the Board of Aon Reinsurance Europe. Prior to Aon's acquisition of Jauch & Hubener Gmbh in 1997, he was a partner at Jauch & Hubener and Chairman of its reinsurance company.

        Henry B. Smith is a nominee to our board of directors. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and has held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operation Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking. He is an Executive Director of the Bank of Bermuda and a director of W.P. Stewart & Co., Ltd.

Board of Directors

        Our bye-laws provide that our board of directors shall consist of between 9 and 15 members, or such number as determined by the shareholders. The current board of directors consists of 13 persons and is divided into three classes. Each director will serve a three year term, with termination staggered according to class. The classification and current term of office for each of our directors is noted in the table listing our board of directors under "— Directors and Executive Officers."

Committees of the Board of Directors

        Executive Committee.    The Executive Committee is composed of Messrs. Butt, Charman, Davis, Schoen and Walker and is chaired by Mr. Newhouse, Jr. This committee may exercise the authority of the board of directors when the entire board of directors is not available to meet, except in cases where the action of the entire board of directors is required by the memorandum of association, the bye-laws or applicable law.

        Audit Committee.    The Audit Committee is composed of Messrs. Forrester, Keane and Tasco and is chaired by Mr. Friedman. This committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors' qualifications and independence and the performance of our internal audit functions and independent auditors. The committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE and as defined in the U.S. Securities Exchange Act of 1934. Our board of directors has determined that each of Messrs. Forrester and Keane qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission.

        Compensation Committee.    The Compensation Committee is composed of Messrs. Greene, Rush and Walker and is chaired by Mr. Tasco. This committee establishes our Chief Executive Officer's compensation in light of our established corporate performance goals and makes recommendations to our board of directors with respect to employee compensation, incentive compensation plans, equity-based plans and director compensation. This committee also administers and interprets our compensation and benefit policies, including our incentive plans and equity-based plans. Each member of this committee is a non-management director and is independent as defined in the listing standards of the NYSE.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is composed of Messrs. Davis and Kelly and is chaired by Mr. Greene. This committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of the board committees, overseeing the annual evaluation of the board of directors and the committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this committee is a non-management director and is independent as defined in the listing standards of the NYSE.

        Finance Committee.    The Finance Committee is composed of Messrs. Butt, Kelly and Rush and is chaired by Mr. Schoen. This committee generally approves and monitors all finance-related transactions, including investment of funds and financing facilities. It is also responsible for establishing our investment guidelines, approving the selection and terms of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is composed of Messrs. Greene, Rush and Walker and is chaired by Mr. Tasco. During the year ended December 31, 2003, no executive officer of the Company served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

        Mr. Rush is a managing director of Credit Suisse First Boston in the Private Equity Group and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P., both of which are affiliates of Credit Suisse First Boston LLC. Mr. Walker is the Managing Partner of J.P. Morgan Partners and a member of the Executive Committee and Vice Chairman of J.P. Morgan Chase & Co., both of which are affiliates of J.P. Morgan Securities Inc. During the year ended December 31, 2003, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. acted as representatives of the underwriters in our initial public offering and were paid $2.4 million and $1.9 million, respectively, in underwriting discounts and commissions. See also "Underwriting—Relationship with Underwriters."

        During the year ended December 31, 2003, JPMorgan Chase Bank acted as administrative agent and/or lender for our then existing credit facility and acts in the same capacity under our new credit facility. Some subsidiaries of the Company also hold several bank accounts with JPMorgan Chase Bank. During the year ended December 31, 2003, we incurred $678,000 of fees in connection with these transactions.

        AXIS Specialty entered into agreements in November 2001 and December 2002 with J.P. Morgan Investment Management Inc. and its affiliates under which JPMorgan was appointed as an investment manager of part of the Company's investment portfolio. These agreements were entered into on an arms length basis on terms generally available in the market. During the year ended December 31, 2003, we incurred $530,000 of fees pursuant to these agreements.

Director Compensation

        Non-employee directors receive $35,000 per year. Non-employee directors also receive $3,000 per board meeting attended and $1,500 per committee meeting attended. Committee chairs receive an annual fee of $5,000 for each committee chaired with the exception of the audit committee chair, who receives a fee of $10,000. Prior to the commencement of each calendar year, directors are entitled to elect to receive common shares in lieu of the cash compensation that would otherwise be payable to them during such year. Additionally, each non-employee director receives annually a grant of 8,000 stock options plus $20,000 worth of common shares pursuant to a restricted stock grant, in both cases at the fair market value of the common shares at the time of grant, or the cash equivalent of these awards. The stock options vest in three equal installments on the first, second and third anniversary of the grant. The restricted stock vests six months after the date of grant. Directors who are also employees do not receive compensation for their service as directors.

        In 2003, Messrs. Greene and Tasco received fees for their services as directors of AXIS Reinsurance in the amount of $5,000. Mr. Keane receives an annual fee of $25,000 and an attendance fee of $1,000 per meeting for his services as a director of AXIS Ireland Holdings, AXIS Specialty Europe and AXIS Re.

        Shares issued to our directors in lieu of fees and stock options and restricted stock grants made to our directors are made pursuant to the AXIS Capital 2003 Directors Long-Term Equity Compensation Plan (the "Directors Plan"). The Directors Plan has been adopted by our board of directors and approved by our shareholders. The maximum number of common shares with respect to which awards may be granted under the Directors Plan is 1,200,000. As of March 31, 2004, 5,770 unrestricted common shares, non-qualified stock options exercisable for 72,000 common shares and 8,271 restricted shares have been granted under the Directors Plan. The board has broad authority to administer the plan, including the authority to determine when awards will be made, the type and amount of awards, the exercise price of options, any limitations, restrictions or conditions applicable to each award, if any, and the terms of any instrument that evidences an award.

        Options awarded under the Directors Plan are generally granted for a ten-year term, but may terminate earlier if the participant's service terminates prior to the end of the term. The exercise price of an option must be at least equal to the fair market value of the shares on the date such option is granted. The exercise price of options may be paid (1) in cash, (2) by delivery of previously-acquired common shares, (3) by any combination of (1) and (2), (4) pursuant to a cashless exercise program or (5) by any other means that our board of directors approves in its discretion. Holders of restricted stock may generally exercise full voting rights and may be credited with regular dividends paid with respect to the underlying shares while they are so held. The shares become freely transferable after the last day of the applicable period of restriction. Upon a change in control of the Company, then all outstanding stock options will become immediately exercisable and shall remain exercisable throughout their entire term and all restrictions with respect to outstanding restricted stock awards will lapse.

        Each non-employee director may elect to participate in an unfunded nonqualified deferred compensation plan (the "Directors Deferred Plan"), which has also been adopted by our board of directors and approved by our shareholders. The Directors Deferred Plan allows participating directors to elect (1) the amount, if any, of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares, or percentage) and (2) the form in which payment is to be made (lump sum or three annual installments). Directors who choose to defer fees otherwise payable in shares are credited a number of phantom stock units equal in amount to the number of shares of stock deferred. As of March 31, 2004, 20,738 shares of phantom stock have been issued under the Directors Deferred Plan. When a cash dividend is declared on the stock, the portion of the participant's deferral account denominated in phantom share units are credited with additional phantom share units (or portions thereof). Directors who choose to defer fees otherwise payable in cash is credited with interest on their cash deferral at a rate for the year of deferral that is 100 basis points above the 12-month LIBOR rate for deposits of U.S. dollars. Amounts deferred are 100% vested at all times. Generally, benefits are paid upon termination of service as a director. The plan is administered by our board of directors.

Management Compensation and Incentive Plans

        Our executive officers are compensated according to the terms of their respective service agreements, which are described below. Our compensation policies are designed to maximize shareholder value over the long-term. We believe our policies provide management with incentives to strive for excellence and link the financial interests of management with those of our shareholders. The level of compensation and incentive awards is based on numerous factors, including achievement of performance objectives established by the Compensation Committee and our board of directors.

        The following table sets forth compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended December 31, 2003. These individuals are referred to as the "named executive officers."

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Awards(2)	Securities Underlying Options/SARs(3)	All Other Compensation(4)
John R. Charman CEO and President	2003 2002 2001	$1,000,000 1,000,000 252,055	$2,250,000 1,750,000 —	$130,978 168,479 10,235	$2,369,600 5,058,000 —	130,000 200,000 2,025,112	$125,080 100,000 25,205
Michael A. Butt Chairman of the Board(5)	2003 2002	500,000 126,493	1,125,000 200,000	196,052 52,419	888,600 1,011,600	55,000 120,000	50,360 12,649
William A. Fischer CEO and President, Global Reinsurance	2003 2002 2001	475,000 400,000 100,000	950,000 500,000 250,000	256,101 228,893 6,922	592,400 252,900 500,000	40,000 80,000 80,000	49,313 40,000 8,548
John Gressier CEO and President, Global Insurance(6)	2003 2002	490,598 295,763	950,000 557,740	1,676 3,506	592,400 1,524,900	40,000 140,000	105,661 19,440
Andrew Cook Chief Financial Officer	2003 2002 2001	375,000 325,000 21,942	843,750 410,000 150,000	197,114 186,840 22,645	592,400 252,900 500,000	40,000 80,000 60,000	37,875 32,500 2,194

(1)
Other Annual Compensation includes (i) housing allowance paid to Mr. Charman for 2003 in the amount of $83,761 and for 2002 in the amount of $127,121; (ii) housing allowance paid to Mr. Butt for 2003 in the amount of $144,000 and for 2002 in the amount of $36,430; (iii) housing allowance paid to Mr. Fischer for 2003 in the amount of $204,000 and for 2002 in the amount of $144,241; and (iv) housing allowance paid to Mr. Cook for 2003 in the amount of $144,000 and for 2002 in the amount of $152,127. The reported amount also includes the amount we paid for health and long term disability insurance, social insurance and taxes, club membership fees, car allowances and relocation expenses on behalf of the named executive officers.

(2)
Includes restricted stock that was granted with respect to the 2003 fiscal year but was granted on January 2, 2004 and reflects the fair value per share on the date of grant for shares granted during the years ended December 31, 2003, 2002 and 2001. The number and aggregate value of all restricted stock holdings at December 31, 2003 based on the closing market price of our common shares at such date of $29.28 for each of the named executive officers was as follows: Mr. Charman had 480,000 shares with a value of $14,054,400; Mr. Butt had 110,000 shares with a value of $3,220,800; Mr. Fischer had 80,000 shares with a value of $2,342,400; Mr. Gressier had 136,000 shares with a value of $3,928,080; and Mr. Cook had 80,000 shares with a value of $2,342,400. Dividends are paid on the restricted stock but are held by the Company until the restrictions lapse.

(3)
Includes stock options that were granted with respect to the 2003 fiscal year but were granted on January 2, 2004.

(4)
Includes amounts paid in 2003, 2002 and 2001 under our defined contribution retirement plans and for term life insurance.

(5)
Mr. Butt joined us in 2002 and accordingly had no salary to report for 2001. His annual salary in 2002 was $500,000, of which $126,493 was earned.

(6)
Mr. Gressier joined us in 2002 and accordingly had no salary to report for 2001. His annual salary in 2002 was $394,350, of which $295,763 was earned. His annual salary in 2003 was £301,000. The amounts shown for 2003 are converted at the rate of exchange in force at the date of payment.

Options/SAR Grants in 2003

        The following table presents information concerning stock options granted to the named executive officers during the year ended December 31, 2003.

Name	Number of Securities Underlying Options/SARs Granted(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Grant Date Present Value(2)
John R. Charman	130,000	12.2%	$29.62	01/02/2014	$6.85
Michael A. Butt	55,000	5.2	29.62	01/02/2014	6.85
William A. Fischer	40,000	3.8	29.62	01/02/2014	6.85
John Gressier	40,000	3.8	29.62	01/01/2014	6.85
Andrew Cook	40,000	3.8	29.62	01/02/2014	6.85

(1)
The stock options were granted with respect to the 2003 fiscal year but were granted on January 2, 2004. The options vest in three equal installments on the first, second and third anniversary of the grant.

(2)
The fair market value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants for 2003: risk free interest rates of 4.38%, expected life of seven years, a dividend yield of 1.69% and expected volatility of 22%.

Aggregated Options/SAR Exercises in 2003
And Fiscal Year-End Option/SAR Values

        The following table presents information concerning stock options exercised by the named executive officers during the year ended December 31, 2003 and the number and value of unexercised options held by them at December 31, 2003.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable(1)	Value of Unexercised In-the-Money Options/SARs At Fiscal Year End Exercisable/Unexercisable(1)
John R. Charman	—	—	1,416,742/938,370	$23,639,586/13,297,793
Michael A. Butt	—	—	40,000/135,000	640,667/1,281,333
William A. Fischer	—	—	80,000/120,000	1,289,067/1,235,733
John Gressier	—	—	46,667/133,333	729,733/1,459,467
Andrew Cook	—	—	66,667/113,333	1,065,333/1,123,867

(1)
Includes stock options that were granted with respect to the 2003 fiscal year but were granted on January 2, 2004.

Retirement Plans

        We provide retirement benefits to eligible employees through various plans sponsored by the Company in Bermuda, Ireland, the United Kingdom, the United States and Switzerland. For 2003, in Bermuda, we contributed 10% of base salary to a registered plan for Bermudians and 10% of base salary to an unregistered plan for non-Bermudians. In Ireland and the United Kingdom, we contributed 15% of base salary to defined contribution plans, subject to certain statutory maximum limits. In the United States, we contributed 10% of eligible compensation to a 401(k) profit sharing plan, subject to certain statutory maximum limits, and, for certain highly compensated employees for which the statutory limits were met, contributed 10% of base salary (less amounts contributed to the 401(k) plan) to a supplemental retirement plan. In Switzerland, we contributed 10% of base salary to a defined contribution plan. Under the plans in Ireland, the United Kingdom, the United States and Switzerland,

some employees are entitled to contribute to the plans on a tax-deferred basis. Under the Swiss plan, contributions are invested by an insurance company with a minimum guaranteed return on statutorily mandated amounts. Under all of the other plans, contributions are invested at the discretion of the participants in a variety of investment options selected by the Company. Benefits under the plans generally vest upon one to four years of service with the Company (other than the Swiss plan, which vest immediately) and generally are distributable upon termination or retirement.

        In January 2004, we implemented supplemental retirement plans for Messrs. Charman and Butt. The plan for Mr. Charman requires we make annual payments to Mr. Charman upon his retirement for a period of 20 years. The benefits vest over a period of two years commencing in 2006. Commencing at age 56, Mr. Charman is entitled to an annual payment of $750,000 compounded by 3% annually for each year commencing from inception. The plan for Mr. Butt requires us to make annual payments to Mr. Butt upon his retirement for a period of 10 years. The benefits vest over a period of two years commencing in 2006. Commencing at age 66, Mr. Butt is entitled to an annual payment of $250,000 compounded by 3% annually for each year commencing from inception. If either Mr. Charman or Mr. Butt dies, is permanently disabled or a change of control of the Company occurs, the remaining benefits under his plans are payable by the Company in a lump sum. The benefits received under these plans will be offset by the benefits received by Messrs. Charman and Butt under the Bermuda retirement plan.

2003 Long-Term Equity Compensation Plan

        Our board of directors has adopted and our shareholders have approved a long-term incentive plan (the "Employees Plan"). The plan provides for the granting of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock awards, performance share and performance unit awards and share purchase rights to employees, directors and consultants. To date, the Company has issued only non-qualified stock options, restricted stock and share purchase rights under the Employees Plan. The maximum number of common shares with respect to which awards may be granted under the plan is 14,855,192, of which 1,200,000 are available for issuance pursuant to share purchase rights and of which 13,655,192 are available for issuance under all other awards. As of March 31, 2004, 8,674,372 shares have been issued or are subject to issuance upon the exercise or payment of outstanding awards under the Employees Plan. The Compensation Committee has broad authority to administer the plan, including the authority to determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and SARs, determine any limitations, restrictions or conditions applicable to each award, determine the terms of any instrument that evidences an award and select plan participants.

        Stock Options.    Options awarded under the Employees Plan are generally granted for a ten-year term, but may terminate earlier if the participant's employment or service terminates prior to the end of the term. The exercise price of an option must be at least equal to the fair market value of the shares on the date such option is granted. The exercise price of options may be paid (1) in cash, (2) by delivery of previously-acquired common shares, (3) by any combination of (1) and (2), (4) pursuant to a cashless exercise program or (5) by any other means the compensation committee approves, in its discretion. The outstanding stock options generally vest in three equal installments on the first, second and third anniversary of the date of grant or earlier upon the retirement, death or permanent disability of the participant or a change of control of the Company. As of March 31, 2004, non-qualified stock options exercisable for 5,326,012 common shares had been granted under the Employees Plan.

        Restricted Stock.    Holders of restricted stock may generally exercise full voting rights and may be credited with regular dividends paid with respect to the underlying shares while they are so held. The shares generally become freely transferable after the last day of the applicable period of restriction. The period of restriction with respect to outstanding stock awards generally expires on the third anniversary of the date of grant or earlier upon the retirement, death or permanent disability of the participant or a change of control of the Company. As of March 31, 2004, 2,426,800 restricted shares have been granted under the Employees Plan.

        Share Purchase Rights.    Share purchase rights may only be granted to employees according to terms determined by the Compensation Committee. To assist employees in purchasing shares pursuant to a grant of share purchase rights, we may offer employees who are not executive officers of the Company full recourse loans secured by the shares purchased with the loan proceeds. As of March 31, 2004, share purchase rights exercisable for 921,560 common shares had been granted and exercised under the Employees Plan.

Annual Incentive Plan

        We contribute to an annual bonus pool that is distributed to all eligible employees. For 2003, the Compensation Committee approved the distribution of up to 6.5% of our pre-tax, pre-incentive net income target based on the achievement of certain criteria, including attaining specified levels of net income and gross premiums written. Awards under the annual incentive plan are distributed based on a combination of individual performance, our performance and management discretion. Target incentive awards for each grade of employee are based on competitive market practices and internal parity considerations. For 2003, all awards to executive officers under the annual incentive plan were approved by the Compensation Committee.

        In addition, in September 2003 the Compensation Committee determined to award to eligible employees $2.9 million of accrued bonus funds that were not allocated in 2002. These funds were allocated to employees who were employed by us as of December 31, 2002, and who received an incentive award for 2002 under the annual incentive plan, other than the Chairman of the Board, the Chief Executive Officer and the Chairman of the Executive Committee. The awards made under this additional bonus plan vest on October 1, 2005, at which time they will be distributed as a cash payment to all eligible employees who are still employed by us at that date. Any amounts forfeited by employees who leave will be reallocated to the remaining participants.

Employment Agreements

        John R. Charman.    Under Mr. Charman's employment agreement, dated as of December 15, 2003, Mr. Charman has agreed to serve as our Chief Executive Officer and President, a member of our board of directors and a member of the Executive Committee of our board of directors. Mr. Charman's term of service under this agreement continues until December 31, 2008. Mr. Charman receives an annual base salary of $1,250,000 as of January 1, 2004 and an annual target incentive bonus opportunity, to be determined by the board, of no less than 150% of his base salary. Mr. Charman's salary can be subject to review for increase at the discretion of the board, however, it cannot be decreased. Mr. Charman also was granted stock options and restricted shares as an inducement to accept such position and as a performance incentive. Mr. Charman is entitled to participate in all incentive plans and all employee benefit plans in which senior executives of the Company are eligible to participate and also is entitled to a supplemental executive retirement benefit upon terms and conditions determined by the board.

        If Mr. Charman's employment terminates as a result of death, Mr. Charman's employment agreement automatically terminates, and his designated beneficiary or legal representatives are entitled to (1) base salary through the end of the month in which he dies, (2) a lump sum payment of one year's base salary, (3) a separation bonus no less than the greater of (A) $1,250,000 and (B) the highest amount awarded to Mr. Charman as an annual bonus for any of the three years immediately preceding his death, (4) immediate vesting of his previously unvested stock options and restricted shares as if his employment continued until the end of the 12-month period following his death, with the stock options to remain exercisable for no longer than one year, (5) vesting and exercisability of all other equity awards in accordance with their terms and (6) any accrued benefits under our plans, programs or agreements.

        Either Mr. Charman or we may terminate his employment agreement if Mr. Charman becomes disabled by providing 15 days prior written notice to the other party. If Mr. Charman's employment ceases because of disability, then in addition to the entitlements discussed immediately above in the case of death, Mr. Charman is also entitled to (1) disability benefits and (2) continued coverage for one year under all benefit programs he was participating in immediately prior to the date of his termination.

        If we terminate Mr. Charman's employment agreement for cause, which includes conviction of a felony involving moral turpitude, gross negligence or gross misconduct, or if Mr. Charman voluntarily terminates his employment agreement with us, all of our obligations cease, and Mr. Charman will only be entitled to receive (1) accrued base salary through the date of termination, (2) continued eligibility for one year under all medical benefit programs he was participating in immediately prior to the date of his termination at Mr. Charman's expense for the full cost of premiums for such coverage and (3) other benefits under the Company's plans, programs and agreements.

        If we terminate Mr. Charman's employment without cause or if Mr. Charman terminates his employment with good reason as defined in the agreement, then Mr. Charman is subject to the same terms as if he ceased employment as a result of disability, except that Mr. Charman is entitled to receive payment of two year's base salary instead of one and two times the amount of the separation bonus and he is not entitled to disability benefits. If we terminate Mr. Charman's employment agreement without cause, or if Mr. Charman terminates his employment with good reason, in anticipation of, or within the 12-month period following, a change in control as defined in the agreement, Mr. Charman is also entitled to receive the foregoing benefits, excluding disability benefits, except that he is also entitled to (1) three times the amount of the separation bonus, instead of two, (2) immediate vesting of his previously unvested stock options and restricted shares as if his employment continued until the third anniversary of the date of his termination, with the stock options to remain exercisable for no longer than one year, and (3) continued coverage for two years under all benefit programs.

        Any amount payable to Mr. Charman pursuant to his employment agreement upon his termination of employment for any reason must be paid in a lump sum with respect to 50% promptly following his termination, and with respect to the remaining 50%, with accrued interest, on the first anniversary of his termination date.

        Mr. Charman is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the agreement along with ongoing confidentiality and non-disparagement requirements.

        Michael A. Butt.    Under Mr. Butt's service agreement, dated as of December 15, 2003, Mr. Butt has agreed to serve as Chairman of our board of directors. Mr. Butt's term of service under this agreement continues until December 31, 2008. Mr. Butt receives an annual base salary of $750,000 as of January 1, 2004 and an annual target incentive bonus opportunity of no less than 100% of his base salary. Mr. Butt's salary can be subject to review for increase at the discretion of the board, however, it cannot be decreased. Mr. Butt also was granted stock options and restricted shares as an inducement to accept such position and as a performance incentive. Mr. Butt is entitled to participate in all incentive plans and all employee benefit plans in which senior executives of the Company are eligible to participate and also is entitled to a supplemental executive retirement benefit upon terms and conditions determined by the board.

        If Mr. Butt's employment terminates as a result of death, Mr. Butt's agreement automatically terminates, and his spouse, other beneficiary or legal representatives are entitled to (1) any accrued base salary through the end of the month in which he dies, (2) a separation bonus no less than the greater of (A) $750,000 and (B) the highest amount awarded to Mr. Butt as an annual bonus for any of the three years immediately preceding his death, (3) immediate vesting of his previously unvested stock options and restricted shares as if his employment continued until the end of the 12-month period following his death, with the stock options to remain exercisable for no longer than one year, (4) vesting and excercisability of all other equity awards in accordance with their terms and (5) any accrued benefits under our plans, programs or agreements.

        Either Mr. Butt or we may terminate his service agreement if Mr. Butt becomes disabled by providing 15 days prior written notice to the other party. If Mr. Butt's employment ceases because of disability, then in addition to the entitlements discussed immediately above in the case of death, Mr. Butt is also entitled to (1) payment of one year's base salary, (2) disability benefits and (3) continued coverage for one year under all benefit programs he was participating in immediately prior to the date of his termination.

        If we terminate Mr. Butt's service agreement for cause, which includes conviction of a felony involving moral turpitude, gross negligence or gross misconduct, or if Mr. Butt voluntarily terminates his service agreement with us, all of our obligations cease, and Mr. Butt will only be entitled to receive accrued base salary through the date of termination and any accrued benefits under our plans, programs or agreements.

        If we terminate Mr. Butt's employment without cause or if Mr. Butt terminates his employment with good reason as defined in the agreement, then Mr. Butt is subject to the same terms as if he ceased employment as a result of disability, except that Mr. Butt is entitled to receive payment of two year's base salary instead of one and is not entitled to disability benefits. If we terminate Mr. Butt's agreement without cause or if Mr. Butt terminates his employment with good reason in anticipation of, or within the 12-month period following, a change in control as defined in the agreement, Mr. Butt is also entitled to receive the foregoing benefits, excluding disability benefits, except that he is also entitled to (1) two times the amount of the separation bonus, (2) immediate vesting of his previously unvested stock options and restricted shares as if his employment continued until the three-year anniversary of the date of his termination, with the stock options to remain exercisable for no longer than one year, and (3) continued coverage for two years under all benefit programs.

        Any amount payable to Mr. Butt pursuant to his service agreement upon his termination of employment for any reason must be paid in a lump sum with respect to 50% promptly following his termination, and with respect to the remaining 50%, with accrued interest, on the first anniversary of his termination date.

        Mr. Butt is also subject to non-competition and non-solicitation provisions for a period of one year after termination of the service agreement along with ongoing confidentiality and non-disparagement requirements.

        Andrew Cook.    Under Mr. Cook's employment agreement, dated as of January 1, 2004, Mr. Cook has agreed to serve as Chief Financial Officer of the Company. Mr. Cook's term of service under this agreement continues until December 31, 2005 followed by automatic one-year renewals unless notice of termination of his employment is provided by us or Mr. Cook at least six months prior to the end of the term. Mr. Cook receives an annual base salary of $450,000 as of January 1, 2004 and an annual bonus payable at our discretion. We have also granted Mr. Cook options and restricted shares.

        Mr. Cook's employment will automatically terminate upon his death. We may terminate Mr. Cook's employment as a result of his disability, for cause (which includes willful misconduct or gross negligence in the performance of duties, willful engagement of conduct that is demonstrably injurious to the Company, material breach of the agreement or conviction of a felony or a crime involving moral turpitude) or without cause upon 30 days notice. Mr. Cook may terminate his employment upon at least six months notice to us.

        In the event of termination of employment for any reason, Mr. Cook will be entitled to any accrued base salary though the date of termination and all employee benefits to which he is entitled under all employee benefit plans in which he participates. If we terminate Mr. Cook's employment without cause, he is entitled to continuation of his base salary and employee benefits for a period of 12 months after the date of termination. If Mr. Cook terminates his employment with good reason as defined in the agreement within the 12-month period following a change in control as defined in the agreement, Mr. Cook is entitled to continuation of his base salary and employee benefits for a period of 12 months after the date of termination. If Mr. Cook's employment is terminated for any reason, other than for cause or by Mr. Cook without the required notice, we will pay the costs of repatriating him and his family to Canada or the United Kingdom.

        If either we or Mr. Cook gives notice of non-renewal of Mr. Cook's employment or we terminate Mr. Cook's employment without cause or Mr. Cook terminates his employment and gives us notice, we may until the termination date (1) require Mr. Cook to perform only those duties as we may choose, (2) require him not to perform any of his duties, (3) require him to not have any contact with customers, clients or employees, (4) exclude him from our premises and/or (4) require him to resign from all positions with us. If we elect to take any such action, Mr. Cook will continue to be an employee and we will continue to pay him his base salary and afford him all employee benefits to which he entitled until the date of termination.

        Mr. Cook is also subject to non-competition and non-solicitation provisions for a period of six months after termination of employment and ongoing confidentiality requirements.

        William A. Fischer.    Under Mr. Fischer's employment agreement, dated as of January 1, 2004, Mr. Fischer has agreed to serve as Chief Executive Officer and President of AXIS Global Reinsurance. Mr. Fischer's term of service under this agreement continues until December 31, 2005 followed by automatic one-year renewals unless notice of termination of his employment is provided by us or Mr. Fischer at least six months prior to the end of the term. Mr. Fischer receives an annual base salary of $575,000 as of January 1, 2004 and an annual bonus payable at our discretion. We have also granted Mr. Fischer options and restricted shares.

        Mr. Fischer's employment will automatically terminate upon his death. We may terminate Mr. Fischer's employment as a result of his disability, for cause (which includes willful misconduct or gross negligence in the performance of duties, willful engagement of conduct that is demonstrably injurious to us, material breach of the agreement or conviction of a felony or a crime involving moral turpitude) or without cause upon 30 days notice. Mr. Fischer may terminate his employment upon at least six months notice to us.

        In the event of termination of employment for any reason, Mr. Fischer will be entitled to any accrued base salary though the date of termination and all employee benefits to which he is entitled under all employee benefit plans in which he participates. If we terminate Mr. Fischer's employment without cause, he is entitled to continuation of his base salary and employee benefits for a period of 12 months after the date of termination. If Mr. Fischer terminates his employment with good reason as defined in the agreement within the 12-month period following a change in control as defined in the agreement, Mr. Fischer is entitled to continuation of his base salary and employee benefits for a period of 12 months after the date of termination. If Mr. Fischer's employment is terminated for any reason, other than for cause or by Mr. Fischer without the required notice, we will pay the costs of repatriating him and his family to the United States.

        If either we or Mr. Fischer gives notice of non-renewal of Mr. Fischer's employment or we terminate Mr. Fischer's employment without cause or Mr. Fischer terminates his employment and gives us notice, we may until the termination date (1) require Mr. Fischer to perform only those duties as we may choose, (2) require him not to perform any of his duties, (3) require him to not have any contact with customers, clients or employees, (4) exclude him from our premises and/or (4) require him to resign from all positions with us. If we elect to take any such action, Mr. Fischer will continue to be an employee and we will continue to pay him his base salary and afford him all employee benefits to which he entitled until the date of termination.

        Mr. Fischer is also subject to non-competition and non-solicitation provisions for a period of six months after termination of employment and ongoing confidentiality requirements.

        John Gressier.    Under Mr. Gressier's employment agreement, dated as of November 21, 2002, Mr. Gressier has agreed to serve as Chief Executive Officer and President of AXIS Global Insurance. Mr. Gressier receives an annual base salary of £364,210 as of January 1, 2004 and an annual bonus payable at our discretion. We have also granted Mr. Gressier options and restricted shares.

        We may terminate Mr. Gressier's employment without cause upon at least six months notice, for cause (which includes material breach of the agreement, grave misconduct, gross default or willful neglect in the discharge of his duties, commission of any serious act of dishonesty or conviction of any indictable offence that affects his position with us), as a result of his disability or upon reaching age 60. Mr. Gressier may terminate his employment upon at least six months notice to us.

        If we terminate Mr. Gressier's employment, we may pay him in lieu of providing the required notice his base salary for the notice period. In addition, we may upon notice to Mr. Gressier during some or all of the notice period require Mr. Gressier to (1) cease performing some or all of the powers, authorities and discretions delegated to him, (2) cease attending our offices and the offices of our brokers, clients and potential clients and/or (3) complete specifically assigned projects.

        Mr. Gressier is also subject to non-competition provisions and non-solicitation provisions for a period of six months after termination of employment and ongoing confidentiality requirements.

Corporate Governance

        We have adopted a Code of Business Conduct that applies to all of our directors and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller. A copy of the Code of Business Conduct, as well as our Corporate Governance Guidelines, is available on our website at www.axiscapital.com. We intend to disclose any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, Chief Financial Officer or our Controller on our website. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our board of directors or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information as of March 31, 2004 regarding beneficial ownership of common shares by:

  •
  each of our directors and director nominees;

  •
  each of our named executive officers;

  •
  all of our executive officers, directors and director nominees as a group; and

  •
  each person known by us to beneficially own 5% or more of our outstanding common shares.

	Beneficial Ownership of Principal Shareholders Prior to the Offering(1)		Beneficial Ownership of Principal Shareholders After the Offering(1)
Name and Address of Beneficial Owner
	Number	Percentage	Number	Percentage
Executive Officers, Directors and Director Nominees:
Michael A. Butt(2)	329,530	*	329,530	*
John R. Charman(3)	5,730,994	3.6%	5,730,994	3.6%
Robert J. Newhouse, Jr.(4)	825,158	*	825,158	*
Charles A. Davis(5)	—	—	—	—
W. Thomas Forrester	—	—	—	—
Robert L. Friedman(6)	—	—	—	—
Donald J. Greene(7)	75,275	*	75,275	*
Jurgen Grupe	—	—	—	—
Maurice A. Keane(8)	25,198	*	25,198	*
Edward J. Kelly, III(9)	8,168	*	8,168	*
Andrew H. Rush(10)	—	—	—	—
Scott A. Schoen(11)	—	—	—	—
Henry B. Smith	—	—	—	—
Frank J. Tasco(12)	83,315	*	83,315	*
Jeffrey C. Walker(13)	—	—	—	—
Andrew Cook(14)	276,667	*	276,667	*
William Fischer(15)	220,000	*	220,000	*
John Gressier(16)	262,667	*	262,667	*
All directors, director nominees and executive officers as a group (26 persons)(17)	8,755,210	5.5%	8,755,210	5.5%
5% Shareholders:
Marsh & McLennan Companies, Inc.(18)(19)	44,032,509	25.5%	40,477,409	23.4%
J.P. Morgan Chase & Co. and related entities(20)	14,813,232	9.6%	12,004,234	7.7%
Blackstone Management Associates (Cayman) III L.P.(21)	14,809,645	9.6%	12,001,326	7.7%
Credit Suisse First Boston(22)	14,809,654	9.6%	12,001,334	7.7%
Thomas H. Lee (Alternative) Fund V, L.P. and related entities(23)	14,809,646	9.6%	12,001,327	7.7%

(footnotes appear on following page)

*
Less than 1%

(1)
Includes the outstanding common shares and, with respect to a shareholder's beneficial ownership, assumes exercise of all outstanding warrants for common shares as well as the exercise of all outstanding options currently exercisable or exercisable within 60 days of March 31, 2004 by such shareholder. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of all of our shares. Beneficial ownership of principal shareholders after the offering does not take into account shares that may be sold by selling shareholders in the event the underwriters' overallotment option is exercised. The selling shareholders and the number of common shares to be sold by each of the selling shareholders pursuant to this offering are set forth in this prospectus under the heading "Selling Shareholders."

(2)
Includes 40,000 common shares issuable upon exercise of vested options held by Mr. Butt.

(3)
Includes 482,064 shares held directly, 1,804,908 common shares owned by Dragon Holdings Trust ("Dragon Trust"); 597,704 common shares owned by JR Charman Children's Settlement ("Children's Settlement"); and 1,416,742 common shares issuable upon exercise of vested options held by Mr. Charman. It also includes 1,072,184 common shares issuable upon exercise of warrants of the Company held by Dragon Trust and 357,392 common shares issuable upon exercise of warrants of the Company held by Children's Settlement. Mr. Charman disclaims beneficial ownership of the common shares and common shares issuable upon exercise of warrants held by Dragon Trust and Children's Settlement. The trustee of the Dragon Trust and of Children's Settlement is Codan Trust Company Limited ("Codan") whose registered office is at Richmond House, 12 Par-La-Ville Road, Hamilton HM08, Bermuda. Any two directors or one director and one officer of Codan hold the power to exercise dispositive power over the common shares and common shares issuable upon the exercise of warrants of the Company held by the Dragon Trust and Children's Settlement. Mr. Charman has a discretionary and contingent interest in the trust property of the Dragon Trust. He also has the power to appoint and remove new or successor trustees. The Trustee has absolute discretion as to whether to make any distributions to him or not and there are other family beneficiaries. Mr. Charman's contingent interest is subject to him surviving to the end of the trust period, which is expected to be at least 80 years. John Charman has no beneficial interest in the trust property of the Children's Settlement, although he has the power to appoint new or successor trustees.

(4)
Includes 393,350 common shares held directly, 71,808 common shares issuable upon exercise of warrants of the Company and 360,000 common shares issuable upon exercise of vested options held by Mr. Newhouse, Jr.

(5)
Mr. Davis is Chairman and CEO of MMC Capital, Inc., a Director of Marsh & McLennan Risk Capital Holdings, Ltd., and a Vice Chairman and Director of Marsh & McLennan Companies, Inc. He also serves as a member of the investment committee of Trident II, L.P. and is the sole member of one of the single member limited liability companies that serves as a general partner of Trident Capital II, L.P., the general partner of Trident II, L.P. Mr. Davis disclaims beneficial ownership of any common shares and warrants of the Company that are, or may be deemed to be, beneficially owned by Marsh & McLennan Companies, Inc. (including the shares that are, or may be deemed to be, beneficially owned by Marsh & McLennan Risk Capital Holdings, Ltd. and MMC Capital, Inc.) and Trident II, L.P., except to the extent of his pecuniary interest therein. See footnotes 18 and 19 below.

(6)
Mr. Friedman is a Senior Managing Director of the Blackstone Group, L.P. Mr. Friedman disclaims beneficial ownership of all common shares owned by Blackstone entities. See footnote 21.

(7)
Includes 72,608 common shares and 2,667 common shares issuable upon exercise of vested options held by Mr. Greene.

(8)
Includes 22,531 common shares and 2,667 common shares issuable upon exercise of vested options held by Mr. Keane.

(9)
Includes 5,501 common shares and 2,667 common shares issuable upon exercise of vested options held by Mr. Kelly.

(10)
Mr. Rush is an officer in the Private Equity group of Credit Suisse First Boston. Mr. Rush disclaims beneficial ownership of any common shares beneficially owned by Credit Suisse First Boston. See footnote 22.

(11)
Mr. Schoen is a Managing Director of Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee Partners, L.P. Mr. Schoen disclaims beneficial ownership of any common shares that are beneficially owned by Thomas H. Lee Advisors, LLC, except to the extent of his pecuniary interest therein. See footnote 23.

(12)
Includes 80,648 common shares and 2,667 common shares issuable upon exercise of vested options held by Mr. Tasco.

(13)
The common shares owned by J.P. Morgan Partners (BHCA), L.P. may be deemed attributable to Mr. Walker because he is the President of JPMP Capital Corp., which is the general partner of JPMP Master Fund Manager, L.P. (the general partner of J.P. Morgan Partners (BHCA), L.P.) and a limited partner of JPMP Master Fund Manager, L.P. The actual pro rata portion of such beneficial ownership that may be deemed attributable to Mr. Walker is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within J.P. Morgan Partners (BHCA), L.P. and within JPMP Master Fund Manager, L.P. The common shares owned by J.P. Morgan Partners Global Investors, L.P., J.P.

  Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Cayman) III, L.P., and J.P. Morgan Partners Global Investors (Cayman) IV, L.P. (collectively, the "JPMP Global Fund Entities") may be deemed attributable to Mr. Walker because of his position with JPMP Capital Corp., which is the general partner of JPMP Global Investors, L.P. (the general partner of each of the JPMP Global Fund Entities). The actual pro rata portion of such beneficial ownership that may be deemed attributable to Mr. Walker is not readily determinable. Mr. Walker disclaims beneficial ownership of the common shares beneficially owned by J.P. Morgan Partners (BHCA), L.P. and the related JPMP Global Fund Entities, except to the extent of his pecuniary interest in them. Although Mr. Walker is also President of JPMP Capital, LLC, he does not have a pecuniary interest in, and disclaims beneficial ownership of, the common shares beneficially owned by J.P. Morgan Capital, L.P. and J.P. Morgan Corsair II Offshore Capital Partners, L.P. See footnote 20.

(14)
Includes 210,000 common shares and 66,667 common shares issuable upon exercise of vested options held by Mr. Cook.

(15)
Includes 140,000 common shares and 80,000 common shares issuable upon exercise of vested options held by Mr. Fischer.

(16)
Includes 216,000 common shares and 46,667 common shares issuable upon exercise of vested options held by Mr. Gressier.

(17)
Includes 6,560,466 common shares and 2,214,744 common shares issuable upon exercise of vested options.

(18)
Includes (i) 7,404,827 common shares held by Marsh & McLennan Risk Capital Holdings, Ltd.; (ii) 490,756 common shares and 473,264 common shares issuable upon exercise of warrants of the Company held by Marsh & McLennan Capital Professionals Fund, L.P.; (iii) 493,469 common shares and 476,528 common shares issuable upon exercise of warrants of the Company held by Marsh & McLennan Employees' Securities Company, L.P.; (iv) 17,529,331 common shares and 16,918,312 common shares issuable upon exercise of warrants held by Trident II, L.P.; (v) 11,792 shares held by MMC Capital, Inc.; (vi) 76,641 common shares held by Putnam Investments Employees' Securities Co. I LLC; (vii) 68,430 common shares held by Putnam Investments Employees' Securities Co. II LLC; and (viii) 89,159 common shares held by Putnam Investments Holdings, LLC. The principal address for Marsh & McLennan Companies, Inc. and Marsh & McLennan Risk Capital Holdings, Ltd. is 1166 Avenue of the Americas, New York, New York 10036. The principal address for MMC Capital, Inc. is 20 Horseneck Lane, Greenwich, Connecticut 06830. The principal address for Trident II, L.P., Trident Capital II, L.P., Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P. is Maples & Calder, Ugland House, Box 309, South Church Street, George Town, Grand Cayman, Cayman Islands.

(19)
The sole general partner of Trident II, L.P. is Trident Capital II, L.P. The manager of Trident II, L.P. is MMC Capital, Inc., a wholly owned subsidiary of Marsh & McLennan Risk Capital Holdings, Ltd. Marsh & McLennan Risk Capital Holdings, Ltd. is a wholly owned, indirect subsidiary of Marsh & McLennan Companies, Inc. The general partners of Trident Capital II, L.P. are Marsh & McLennan GP I, Inc., a wholly owned subsidiary of Marsh & McLennan Risk Capital Holdings, Ltd., and two single member limited liability companies that are owned by individuals who are senior executive officers of Marsh & McLennan Companies, Inc. Putnam Investments Holdings, LLC is a subsidiary of Marsh & McLennan Companies and is the managing member of Putnam Investments Employees' Securities Co. I LLC and Putnam Investments Employees' Securities Co. II LLC. As the ultimate parent corporation of its various subsidiaries, Marsh & McLennan Companies, Inc. shares voting and investment power with respect to all common shares of the Company that are, or may be deemed to be, beneficially owned by each of its subsidiaries. Marsh & McLennan Companies, Inc. disclaim any beneficial ownership of common shares and warrants to purchase common shares that are, or may be deemed to be, beneficially owned by Trident II, L.P. and Trident Capital II, L.P., except to the extent of its pecuniary interest therein.

(20)
Includes 7,878,880 common shares owned by J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA"), an indirect wholly owned subsidiary of J.P. Morgan Chase & Co., and 2,121,220 common shares held by the following related fund entities: J.P. Morgan Partners Global Investors, L.P. (37,817 common shares); J.P. Morgan Partners Global Investors A, L.P. (125,999 common shares); J.P. Morgan Partners Global Investors (Cayman), L.P. (632,393 common shares); J.P. Morgan Partners Global Investors (Cayman) II, L.P. (70,582 common shares); J.P. Morgan Partners Global Investors (Cayman) III, L.P. (720,111 common shares); and J.P. Morgan Partners Global Investors (Cayman) IV, L.P. (534,318 common shares) (collectively, the "JPMP Global Fund Entities"). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P., the general partner of which is JPMP Capital Corp. JPMP Capital Corp., a wholly owned subsidiary of J.P. Morgan Chase & Co., is the general partner of JPMP Global Investors, L.P., which is the general partner of each of the foregoing JPMP Global Fund Entities. Also includes common shares owned by two other companies in which J.P. Morgan Chase & Co. has an interest: J.P. Morgan Capital, L.P. (1,107,021 common shares) and J.P. Morgan Corsair II Offshore Capital Partners, L.P. (3,706,111 common shares) (collectively, the "Corsair Shares"). JPMP BHCA, JPMP Capital Corp. and the JPMP Global Fund Entities have no pecuniary interest in and disclaim beneficial ownership of the Corsair Shares. The principal address for J.P. Morgan Chase & Co. is 270 Park Avenue, New York, NY, 10017. The principal address for each of JPMP BHCA, J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Cayman) III, L.P., J.P. Morgan Partners Global Investors (Cayman) IV, L.P., JPMP Capital Corp. and J.P. Morgan Capital, L.P. is 1221 Avenue of the Americas, New York, NY, 10020. The address for J.P. Morgan Corsair II Offshore Capital Partners, L.P. is 277 Park Avenue, New York, NY, 10172.

(21)
Includes 11,961,353 common shares held by Blackstone FI Capital Partners (Cayman) L.P.; 2,329,957 common shares held by Blackstone FI Offshore Capital Partners L.P.; and 518,335 common shares held by Blackstone Family Investment Partnership (Cayman) III L.P. The sole general partner of Blackstone FI Capital Partners (Cayman) L.P. and Blackstone Family Investment Partnership (Cayman) III L.P and the sole investment general partner of Blackstone FI Offshore Capital Partners L.P. is Blackstone Management Associates (Cayman) III L.P. The principal address for each is Walkers, PO Box 265 GT, Walker House, George Town, Grand Cayman, Cayman Islands. As founding members of Blackstone Management Associates (Cayman) III L.P., Messrs. Peter G. Peterson and Stephen A. Schwarzman have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by Blackstone Management Associates (Cayman) III L.P. As a result, Messrs. Peterson and Schwarzman may be deemed to beneficially own the common shares that Blackstone Management Associates (Cayman) III L.P., but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such shares.

(22)
Includes 11,195,014 common shares owned by DLJMB Overseas Partners III, C.V.; 783,258 common shares held by DLJ Offshore Partners III C.V.; 202,040 common shares held by DLJ Offshore Partners III-1, C.V.; 143,918 common shares held by DLJ Offshore Partners III-2, C.V.; 95,489 common shares held by DLJ MB Partners III GmbH & Co.KG; 18,960 common shares held by Millennium Partners II, L.P.; and 2,370,975 common shares held by MBP III Plan Investors, L.P., Credit Suisse First Boston, a Swiss bank, owns the majority of the voting stock of Credit Suisse First Boston, Inc., which in turn owns all of the voting stock of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"). The entities named above are merchant banking funds advised by indirect subsidiaries of CSFB-USA. The principal address for each of these entities is 11 Madison Avenue, 16th Floor, New York, NY 10010.

(23)
Includes 11,412,564 common shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 2,961,101 common shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 157,260 common shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; 21,946 common shares held by U.S. Bank, N.A. (successor to State Street Bank and Trust Company), not personally, but solely as Trustee under the 1997 Thomas H. Lee Nominee Trust; 22,545 common shares held by Thomas H. Lee Investors Limited Partnership; 76,641 common shares held by Putnam Investments Employees' Securities Co. I LLC; 68,430 common shares held by Putnam Investments Employees' Securities Co. II LLC; and 89,159 common shares held by Putnam Investments Holdings, LLC. The address for the Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for the 1997 Thomas H. Lee Nominee Trust and Thomas H. Lee Investors Limited Partnership is 75 State Street, Boston, Massachusetts 02109. The address for Putnam Investments Employees' Securities Company I, LLC, Putnam Investments Employees' Securities Company 11, LLC and Putnam Investments Holdings LLC is One Post Office Square, Boston, Massachusetts 02109. No individual at Thomas H. Lee has voting or investment control over the common shares owned of record by Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Thomas H. Lee has voting and investment control over common shares owned of record by State Street Bank and Trust Company as Trustee under the 1997 Thomas H. Lee Nominee Trust. No individual at Putnam Investments has voting or investment control over common shares owned of record by Putnam Investments Employees' Securities Co. I LLC, Putnam Investments Employees' Securities Co. II LLC and Putnam Investments Holdings, LLC.

SELLING SHAREHOLDERS

        The following table sets forth information as of March 31, 2004 regarding ownership of common shares by each selling shareholder participating in this offering. Please see "Principal Shareholders" for additional information regarding ownership of certain shareholders.

        The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below as offering shares, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling shareholders' interest.

			Ownership of Selling Shareholders After the Offering(1)
	Ownership of Selling Shareholders Prior to the Offering
Selling Shareholders		Shares Being Offered
			Number	Percentage(2)
Trident II, L.P.	17,529,331	3,324,048	14,205,283	9.2%
Marsh & McLennan Capital Professionals Fund, L.P.	490,756	93,061	397,695	*
Marsh & McLennan Employees' Securities Company, L.P.	493,469	93,575	399,894	*
J.P. Morgan Partners (BHCA), L.P.	7,878,880	1,493,787	6,385,093	4.1%
J.P. Morgan Partners Global Investors (Cayman) III, L.P.	720,111	136,582	583,529	*
J.P. Morgan Partners Global Investors (Cayman) IV, L.P.	534,318	101,319	432,999	*
J.P. Morgan Partners Global Investors (Cayman), L.P.	632,393	120,142	512,251	*
J.P. Morgan Corsair II Offshore Capital Partners, L.P.	3,706,111	702,781	3,003,330	1.9%
J.P. Morgan Capital, L.P.	1,107,021	209,922	897,099	*
J.P. Morgan Partners Global Investors, L.P.	37,817	7,174	30,643	*
J.P. Morgan Partners Global Investors A, L.P.	125,999	23,902	102,097	*
J.P. Morgan Partners Global Investors (Cayman) II, L.P.	70,582	13,389	57,193	*
Blackstone FI Capital Partners (Cayman) L.P.	11,961,353	2,268,204	9,693,149	6.3%
Blackstone FI Offshore Capital Partners (Cayman) L.P.	2,329,957	441,824	1,888,133	1.2%
Blackstone Family Investment Partnership (Cayman) III L.P.	518,335	98,291	420,044	*
DLJMB Overseas Partners III, C.V.	11,195,014	2,122,885	9,072,129	5.9%
DLJ Offshore Partners III, C.V.	783,258	148,527	634,731	*
DLJ Offshore Partners III-1, C.V.	202,040	38,312	163,728	*
DLJ Offshore Partners III-2, C.V.	143,918	27,291	116,627	*
DLJ MB Partners III GmbH & CO.KG	95,489	18,107	77,382	*
MBP III Plan Investors, L.P.	2,370,975	449,603	1,921,372	1.2%
Millennium Partners II, L.P.	18,960	3,595	15,365	*
Thomas H. Lee (Alternative) Fund V, L.P.	11,412,564	2,164,138	9,248,426	6.0%
Thomas H. Lee (Alternative) Parallel Fund V, L.P.	2,961,101	561,507	2,399,594	1.5%
Thomas H. Lee (Alternative) Cayman Fund V, L.P.	157,260	29,821	127,439	*
Thomas H. Lee Investors Limited Partnership	22,545	4,275	18,270	*
U.S. Bank, N.A. (successor to State Street Bank and Trust Company), not personally, but solely as Trustee under the 1997 Thomas H. Lee Nominee Trust	21,946	4,162	17,784	*
Putnam Investments Holdings, LLC	89,159	16,907	72,252	*
Putnam Investments Employees' Securities Company I LLC	76,641	14,533	62,108	*
Putnam Investments Employees' Securities Company II LLC	68,430	12,976	55,454	*

General Electric Capital Corporation	3,702,413	702,080	3,000,333	1.9%
General Electric Pension Trust	3,702,413	702,080	3,000,333	1.9%
Princes Gate Investors III, L.P.	2,937,107	556,958	2,380,149	1.5%
BPEF 2 Prince Limited	296,192	56,166	240,026	*
Hasso Plattner	148,096	28,083	120,013	*
Vermogensverwaltung Erben Dr. Karl Goldschmidt GmbH	148,096	28,083	120,013	*
Acorn Partnership III, L.P.	149,593	28,367	121,226	*
Originators Investment Plan, L.P.	23,322	4,422	18,900	*
Brookside Capital Partners Fund, L.P.	2,365,100	448,488	1,916,612	1.2%
Sankaty High Yield Partners II, L.P.	111,071	21,062	90,009	*
Sankaty High Yield Partners III, L.P.	111,071	21,062	90,009	*
BCIP Associates III	324,789	61,589	263,200	*
BCIP Associates III-B	35,088	6,654	28,434	*
RGIP LLC	14,806	2,808	11,998	*
Merrill Lynch Ventures L.P. 2001	2,468,249	468,048	2,000,201	1.3%
Federal Insurance Company	2,221,446	421,248	1,800,198	1.2%
Wachovia Capital Partners 2001, LLC	1,851,207	351,040	1,500,167	*
Robco Partners III	1,748,800	331,621	1,417,179	*
Teachers Insurance and Annuity Association of America	1,480,967	280,832	1,200,135	*
Sompo Japan Insurance Inc.	1,480,967	208,695	1,272,272	*
Asset Management Private Equity, L.P.	1,234,164	234,032	1,000,132	*
Lockheed Martin Corporation Master Retirement Trust	1,110,727	210,625	900,102	*
Northaven Partners II, L.P.	208,818	39,598	169,220	*
John Markham Green	200,000	37,926	162,074	*
Christopher J. Cavallaro	20,000	3,793	16,207	*

Total	105,850,235	20,000,000	85,850,235

*
Less than 1%

(1)
Assumes that the underwriters do not exercise their over-allotment option. In the event that the over-allotment option is exercised, each of the selling shareholders will sell additional common shares in the same proportion as, and up to a maximum amount equal to 15% of, the shares shown as being offered in this offering.

(2)
Calculated on the basis of 154,892,341 common shares to be outstanding after the offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with our formation, we issued warrants to some of our founding shareholders to purchase common shares at an exercise price of $12.50 per share, subject to adjustment. Trident II, L.P. received warrants to purchase 16,918,312 shares; Marsh & McLennan Capital Professionals Fund, L.P. received warrants to purchase 473,264 shares; Marsh & McLennan Employees' Securities Company, L.P. received warrants to purchase 476,528 shares; two trusts affiliated with Mr. Charman, our Chief Executive Officer and President, received warrants to purchase 1,429,576 shares; and Mr. Newhouse, the Chairman of the Executive Committee, received warrants to purchase 71,808 shares. See "Description of Share Capital—Warrants."

        Mr. Davis, one of our directors, is Chairman and Chief Executive Officer of MMC Capital, Inc. and a director of Marsh & McLennan Companies, Inc. AXIS Specialty entered into an advisory agreement in November 2001 with MMC Capital, Inc. Under this agreement, MMC Capital from time to time provides advice and assistance to the Company in connection with transactions and other matters as may be agreed by MMC Capital and the Company for a period of five years. During the term of this agreement, AXIS Specialty pays an annual fee of $1.0 million. During the years ended December 31, 2003, 2002 and 2001, we incurred $1.0 million, $1.0 million and $115,000, respectively, of fees and expenses to MMC Capital pursuant to this agreement. Mr. Davis receives approximately 4.5% of the payments made to MMC Capital pursuant to the MMC Capital Long Term Incentive Plan.

        AXIS Specialty entered into two agreements in November 2001 in connection with the formation of AXIS Specialty. MMC Capital received $25.8 million in fees pursuant to one agreement and Mr. Charman received $2.5 million. Mr. Davis received approximately $1.2 million of the $25.8 million received by MMC Capital pursuant to the MMC Capital Long Term Incentive Plan. Marsh and McLennan Companies, Inc. received $8.4 million pursuant to the second agreement.

        AXIS Specialty entered into an agreement in November 2001 with The Putnam Advisory Company, L.L.C., an affiliate of Marsh and McLennan Companies, Inc., under which Putnam was appointed as an investment manager of part of our investment portfolio. This agreement was entered into on an arms length basis on terms generally available in the market. During the years ended December 31, 2003, 2002 and 2001, we incurred $704,000, $671,000 and $73,000, respectively, of fees pursuant to this agreement.

        We use Marsh and its affiliates for accounting and human resource consulting services. During the years ended December 31, 2003 and 2002, we incurred $619,000 and $570,000, respectively, in fees in connection with these transactions. In addition, we pay brokerage fees and commissions to Marsh and its affiliates, which vary based on the amount of business produced. During the years ended December 31, 2003, 2002 and 2001, we incurred $86.1 million, $34.3 million and $44,000, respectively, in brokerage fees and commissions in connection with these transactions.

        Mr. Rush, one of our directors, is a managing director of Credit Suisse First Boston in the Private Equity Group and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P., both of which are affiliates of Credit Suisse First Boston LLC. Mr. Walker, one of our directors, is the Managing Partner of J.P. Morgan Partners and a member of the Executive Committee and Vice Chairman of J.P. Morgan Chase & Co., both of which are affiliates of J.P. Morgan Securities Inc. During the year ended December 31, 2003, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. acted as representatives of the underwriters in our initial public offering and were paid $2.4 million and $1.9 million, respectively, in underwriting discounts and commissions.

        JPMorgan Chase Bank acted as administrative agent and/or lender for our prior credit facilities and acts in the same capacity under our new credit facility. Some subsidiaries of the Company also hold several bank accounts with JPMorgan Chase Bank. During the years ended December 31, 2003 and 2002, we incurred $678,000 and $658,000, respectively, of fees in connection with these transactions.

        AXIS Specialty entered into agreements in November 2001 and December 2002 with J.P. Morgan Investment Management Inc. and its affiliates under which JPMorgan was appointed as an investment manager of part of our investment portfolio. These agreements were entered into on an arms length basis on terms generally available in the market. During the years ended December 31, 2003, 2002 and 2001, we incurred $530,000, $441,000 and $57,000, respectively, of fees pursuant to these agreements.

        From time to time, in the ordinary course of our business, we provide insurance and reinsurance coverage to our affiliates and their related entities. These transactions are conducted on an arms-length basis.

        Certain relationships and related transactions with respect to the underwriters are set forth in "Underwriting."

MATERIAL TAX CONSIDERATIONS

        The following summary of our taxation, and the taxation of our shareholders is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) "Taxation of AXIS Capital and Subsidiaries — Bermuda" and "Taxation of Shareholders — Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel, (ii) "Taxation of AXIS Capital and Subsidiaries — United Kingdom" is based upon the advice of Clyde & Co., special United Kingdom legal counsel, (iii) "Taxation of AXIS Capital and Subsidiaries — Ireland" is based upon the advice of William Fry Tax Advisers Limited, special Irish tax advisers, (iv) "Taxation of AXIS Capital and Subsidiaries—Switzerland" is based upon the advice of Bär & Karrer, special Switzerland legal counsel, (v) "Taxation of AXIS Capital and Subsidiaries — Barbados" is based upon the advice of David King & Co., special Barbados legal counsel, and (vi) "Taxation of AXIS Capital and Subsidiaries — United States" and "Taxation of Shareholders — United States Taxation" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, L.L.P. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to AXIS Capital and its subsidiaries and the ownership of AXIS Capital common shares by investors that are U.S. Persons (as defined below) who acquire such shares in the offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII, amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of AXIS Capital and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by AXIS Capital concerning the business and properties, ownership, organization, source of income and manner of operation of AXIS Capital and its subsidiaries. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequence to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of AXIS Capital and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

Taxation of AXIS Capital and Subsidiaries

  Bermuda

        Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by us. AXIS Capital and AXIS Specialty have each obtained from the Minister of Finance under the Exempted Undertaking Tax Protection Act 1966 of Bermuda, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to AXIS Capital or AXIS Specialty or to any of their respective operations, shares, debentures or other obligations, until

March 28, 2016. AXIS Capital and AXIS Specialty could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 of Bermuda or otherwise payable in relation to any property leased to AXIS Capital or AXIS Specialty. AXIS Capital and AXIS Specialty each pay annual Bermuda government fees, and AXIS Specialty pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

  United Kingdom

        AXIS UK and AXIS UK Holdings are companies incorporated and managed in the United Kingdom and are, by virtue of their place of incorporation, resident in the United Kingdom and will be subject to U.K. corporation tax on their worldwide profits (including revenue profits and capital gains). It is not expected that, in the context of the group's profitability as a whole, any such tax charges will be seen to be significant. The maximum rate of United Kingdom corporation tax is currently 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by AXIS UK and AXIS UK Holdings.

        All of us, except for AXIS UK and AXIS UK Holdings, are not incorporated in the United Kingdom. Accordingly, except for AXIS UK and AXIS UK Holdings, we should not be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of us, other than AXIS UK and AXIS UK Holdings, intend to manage our affairs so that none of us, other than AXIS UK and AXIS UK Holdings, are resident in the United Kingdom for tax purposes.

        A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and chargeable (i.e., capital) gains) connected with such permanent establishment.

        The directors of each of us, other than AXIS UK and AXIS UK Holdings (which are resident in the United Kingdom), AXIS Ireland Holdings (which has a permanent establishment in the United Kingdom) and AXIS Specialty Europe (which has a permanent establishment in the United Kingdom), intend that we will operate in such a manner so that none of us, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, carry on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend successfully that any of us, other than AXIS UK, AXIS UK Holdings, AXIS Ireland Holdings and AXIS Specialty Europe, is/are trading in the United Kingdom through a permanent establishment in the United Kingdom.

        The definition of "permanent establishment" under UK law is consistent with various internationally recognized characteristics commonsly used to define a "permanent establishment" for the purposes of the United Kingdom's double tax treaties. If any of the U.S. Subsidiaries qualifying for benefits under the tax treaty between the United Kingdom and the United States were trading in the United Kingdom through a permanent establishment, they would only be subject to U.K. corporation tax to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe should be entitled to the benefits of the tax treaty between Ireland and the United Kingdom if they are resident in Ireland. If AXIS Ireland

Holdings, AXIS Re and AXIS Specialty Europe were trading in the U.K. through a permanent establishment and they were entitled to the benefits of the tax treaty between Ireland and the United Kingdom they would only be subject to U.K. corporation tax to the extent that any profits were attributable to that permanent establishment in the United Kingdom.

        AXIS Ireland Holdings has a permanent establishment in the United Kingdom and the profits attributable to that permanent establishment (which have been calculated by the company on the basis of cost plus 10%) are subject to United Kingdom corporation tax. AXIS Specialty Europe also has a permanent establishment in the United Kingdom and that the profits attributable to that permanent establishment will also be subject to United Kingdom corporation tax.

        The United Kingdom has no income tax treaty with Bermuda.

        There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a branch or agency but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

        If any of us, other than AXIS UK and AXIS UK Holdings, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us, other than AXIS Specialty Europe and AXIS Ireland Holdings, were to be treated as carrying on a trade in the United Kingdom through a permanent establishment in the United Kingdom, our results of operations and your investment could be materially adversely affected.

  Ireland

        The directors of each of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe intend to manage their affairs so that each of them is, and will continue to be, resident in Ireland for Irish tax purposes. Assuming that AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe are and will continue to be resident in Ireland for Irish tax purposes, such companies will be subject to Irish corporation tax on their worldwide income and capital gains.

        Income derived by AXIS Ireland Holdings, AXIS Re or AXIS Specialty Europe from any non-life insurance trade, any reinsurance trade or any Irish trade (i.e., a trade that is not carried on wholly outside of Ireland) will be subject to Irish corporation tax at the current rate of 12.5%. Other income (e.g., income from passive investments, income from certain non-Irish trades and income from certain dealings in land) will generally be subject to Irish corporation tax at the current rate of 25%. Published administrative statements of the Irish Revenue Commissioners suggest that investment income earned by AXIS Specialty Europe and Axis Re will be taxed in Ireland at a rate of 12.5% provided that such investments either form part of the permanent capital required by regulatory authorities, or are otherwise integral to the insurance and reinsurance businesses carried on by those companies. Other investment income earned by AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will generally be taxed in Ireland at a rate of 25%.

        Capital gains realized by AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will generally be subject to Irish corporation tax at a rate of 20%.

        AXIS Ireland Holdings and AXIS Specialty Europe each carry on a trade in the United Kingdom through a branch. Profits realized by such companies from branch activities in the United Kingdom will be subject to Irish corporation tax at the rates specified above notwithstanding that such profits may also be subject to taxation in the United Kingdom. A credit against the Irish corporation tax liability is available for U.K. tax paid on such profits, subject to the maximum credit being equal to the Irish corporation tax payable on such profits.

        AXIS Re carries on a trade in Switzerland through a branch. Profits realized by AXIS Re from branch activities in Switzerland will be subject to Irish corporation tax at the rates specified above notwithstanding that such profits may also be subject to taxation in Switzerland. A credit against the Irish corporation tax liability is available for tax paid in Switzerland on such profits, subject to the maximum credit being equal to the Irish corporation tax payable on such profits.

        AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe are, as limited liability companies, also within the charge to Irish capital duty. Irish capital duty applies at the rate of 1% on the value received for share capital issued by such companies.

        As each of AXIS Re and AXIS Specialty Europe are Irish tax resident companies, distributions made by such companies to AXIS Ireland Holdings will not be taken into account in computing the taxable income of AXIS Ireland Holdings. Irish withholding tax will also not apply to distributions made by any of AXIS Re and AXIS Specialty Europe to AXIS Ireland Holdings. Following the listing of the common shares of AXIS Capital on the New York Stock Exchange, and provided that such shares are substantially and regularly traded on that exchange, Irish withholding tax will not apply to distributions paid by AXIS Ireland Holdings to AXIS Capital provided AXIS Capital has made an appropriate declaration, in prescribed form, to AXIS Ireland Holdings.

        None of us, other than AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, will be resident in Ireland for Irish tax purposes unless the central management and control of such companies is, as a matter of fact, located in Ireland. See "Risk Factors — Risks Related to Taxation — We may be subject to Irish tax, which may have a material adverse effect on our results of operations."

        A company not resident in Ireland for Irish tax purposes can nevertheless be subject to Irish corporation tax if it carries on a trade through a branch or agency in Ireland or disposes of certain specified assets (e.g. Irish land, minerals, or mineral rights, or shares deriving the greater part of their value from such assets). In such cases, the charge to Irish corporation tax is limited to trading income connected with the branch or agency, capital gains on the disposal of assets used in the branch or agency which are situated in Ireland at or before the time of disposal, and capital gains arising on the disposal of specified assets, with tax imposed at the rates discussed above.

  Switzerland

        AXIS Re Europe constitutes a permanent establishment for the purposes of the Irish/Swiss Income Tax Convention. AXIS Re is liable for Swiss corporate income taxes at the federal and cantonal/communal level and for annual capital taxes at the cantonal/communal level in respect of the net profit attributed to AXIS Re Europe and its "dotation capital." The method of computation of Swiss income and capital taxes in respect of AXIS Re Europe was agreed with the Swiss tax authorities in a binding advance ruling. For capital tax purposes, AXIS Re Europe's taxable capital corresponds to 20% of its net premium revenue for its account over the respective tax year, subject to a minimum of CHF 100,000. The capital tax rate amounts to approximately 0.07%. Corporate income taxes are computed on a deemed minimum net profit, which corresponds to a notional yield on the taxable capital of 200 basis points over the average Swiss government bond yield as published from time to time by the Swiss Federal Tax Administration. Such minimum taxable profit will only apply for tax years starting on January 1, 2006; prior to such date the tax accounts of AXIS Re Europe may reflect net losses emanating from the build-up of technical reserves. Any such losses may be carried forward for income tax purposes for a maximum of seven years. The effective combined Swiss income tax rate on AXIS Re Europe's net profits before taxes presently amounts to approximately 24.1% on profits from Swiss sources (if any) and approximately 10.7% on profits from non-Swiss sources.

  Barbados

        AXIS Barbados was incorporated in Barbados to act as a holding company for various companies in the United States. As such, AXIS Barbados was granted a license to conduct international business in accordance with the provisions of the International Business Companies Act, Cap. 77 as amended (the "Act"), and related regulations. The Minister of Industry and International Business (the "MIIB") has granted AXIS Barbados a guarantee that the benefits and exemptions contained in the Act will apply to AXIS Barbados until January 11, 2017.

        Under the Act, AXIS Barbados is required to pay a maximum corporate tax rate of 2 1/2% on its worldwide profits, which reduces to 1% on taxable profits over U.S. $15 million. Under the Act there is currently no withholding tax imposed on amounts paid by AXIS Barbados to persons not resident in Barbados. Additionally, under current Barbados law there is no capital gains tax and no tax is payable on the transfer of shares in AXIS Barbados if transferred to a person who is not resident in Barbados or to another international business company.

        The Act governs the licensing and operations of international business companies. Licenses are issued by the MIIB, who has broad discretion over whether licenses are granted or refused. The MIIB has the authority to suspend or revoke a license if at any time a licensee fails to satisfy the conditions of the license, or is in violation of any provisions of the Act.

        The Act imposes on Barbados international business companies certain reporting requirements. For example, a licensee that has gross revenues and assets that exceed Barbados $1.0 million, which is approximately U.S. $500,000, is required to forward to the MIIB annual audited financial statements prepared in accordance with generally accepted accounting principles.

  United States

        The following discussion is a summary of all material U.S. federal income tax considerations relating to our operations. A foreign corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual determination. Because the Internal Revenue Code of 1986, as amended (the "Code"), regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the IRS will not contend successfully that AXIS Capital and/or its non-U.S. subsidiaries are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. AXIS Specialty, AXIS Re and AXIS Specialty Europe intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the additional "branch profits" tax.

        If AXIS Specialty is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), AXIS Specialty would not be subject to U.S. income tax on any income found to be effectively is connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. AXIS Specialty currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain whether AXIS Specialty is eligible for Bermuda Treaty benefits immediately following the offering or will be eligible in the future because of factual and legal uncertainties regarding the residency and citizenship of AXIS Capital's shareholders. AXIS Capital would not be eligible for treaty benefits because it is not an insurance company. Accordingly, we have conducted and intend to conduct substantially all of our non-U.S. operations outside the United States and to limit the U.S. contacts of AXIS Capital and its non-U.S. subsidiaries so that they should not be engaged in a trade or business in the United States.

        Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AXIS Specialty is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of AXIS Specialty's investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If AXIS Specialty is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of AXIS Specialty's investment income could be subject to U.S. income tax.

        Under the income tax treaty between the United Kingdom and the United States (the "U.K. Treaty"), AXIS UK and AXIS UK Holdings, if entitled to the benefits of the U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. AXIS UK and AXIS UK Holdings will generally be entitled to the benefits of the U.K. Treaty if, among other reasons, (i) during at least half of the days during the relevant taxable period, at least 50% of AXIS UK's and AXIS UK Holding's stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of each of AXIS UK's and AXIS UK Holding's gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation or (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, AXIS UK's and AXIS UK Holding's business conducted in the United Kingdom. Although, we cannot be certain that AXIS UK and AXIS UK Holdings will be eligible for treaty benefits under the U.K. Treaty because of factual and legal uncertainties regarding (i) the residency and citizenship of AXIS Capital shareholders and (ii) the interpretation of what constitutes income incidental to or connected with a trade or business in the United Kingdom, we will endeavor to so qualify. AXIS UK and AXIS UK Holdings have conducted and intend to conduct their activities in a manner so that each of them should not have permanent establishments in the United States, although we cannot be certain that we will achieve this result.

        Under the income tax treaty between Ireland and the United States (the "Irish Treaty"), each of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, if entitled to the benefits of the Irish Treaty, will not be subject to U.S. federal income tax on any income determined to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Each of AXIS Ireland Holdings, AXIS Re, and AXIS Specialty Europe will generally be entitled to the benefits of the Irish Treaty if among other reasons, (i) at least 50% of the shares of AXIS Capital, measured by both vote and value, are owned by Irish citizens or U.S. citizens or residents and less than 50% of each such company's gross income for the relevant taxable period is paid or accrued directly or indirectly to persons who are not U.S. or Irish residents in the form of payments that are deductible for Irish income tax purposes or (ii) each of AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe, respectively, are considered as engaged in the active conduct of a trade or business in Ireland and their effectively connected income is connected with or incidental to that trade or business. Although we cannot be certain that AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe will be eligible for Irish Treaty benefits because of factual and legal uncertainties regarding (i) the residency and citizenship of AXIS Capital shareholders and (ii) the interpretation of what constitutes (x) an active trade or business in Ireland and (y) income incidental or connected thereto, we will endeavor to so qualify. AXIS Ireland Holdings, AXIS Re and AXIS Specialty Europe have conducted and intend to conduct their activities in a manner so that each of them should not have permanent establishments in the United States, although we cannot be certain that we will achieve this result.

        Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on the gross amount of certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the U.K. Treaty, the withholding rate on dividends from less than 10% owned corporations is reduced to 15% and on interest is reduced to 0% and under the Irish Treaty the withholding rate on dividends from less than 10% owned corporations is reduced to 15% and on interest is reduced to 0%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S. sourced investment income.

        The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to AXIS Specialty are 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not currently apply to premiums paid to AXIS Re and AXIS Specialty Europe provided that they are entitled to the benefits of the Irish Treaty and the business for which the premiums are paid is not ceded to a reinsurer not entitled to a similar treaty based excise tax exemption.

        AXIS Services and AXIS U.S. Holdings are Delaware corporations, AXIS Reinsurance is a New York corporation, AXIS Insurance is a Connecticut corporation and AXIS Surplus is an Illinois corporation, and as such each will be subject to taxation in the United States at regular corporate rates. Additionally, dividends paid by these companies to AXIS Barbados would be subject to a 30% U.S. withholding tax, subject to reduction under the income tax treaty between Barbados and the United States to 5%.

        Personal Holding Companies.    AXIS Capital and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income if any of them are considered to be a personal holding company ("PHC") for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his or her partners. For example, all of the ordinary shares owned by a partnership will be attributed to each of its partners, if any, who are individuals. Also, stock treated as owned by such partner proportionately through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. Additionally, certain entities (such as certain tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as foreign personal holding companies (as discussed below).

        If AXIS Capital or any subsidiary were a PHC in a given taxable year, such corporation would be subject to a 15% PHC tax on its "undistributed PHC income" (which, in the case of AXIS Capital and its non-U.S. subsidiaries, would exclude PHC income that is from non-U.S. sources, except to the extent that such income is effectively connected with a trade or business in the U.S.). For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals. Thus, the PHC income of AXIS Capital and its non-U.S. subsidiaries would not include underwriting income or investment income derived from non-U.S. sources that is not effectively connected income and should not include dividends received by AXIS Capital from its non-U.S. subsidiaries (as long as such non-U.S. subsidiaries are not engaged in the trade or business in the U.S.).

        We believe based upon information made available to us regarding our existing shareholder base that neither AXIS Capital nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither AXIS Capital nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes.

        We cannot be certain, however, that AXIS Capital and its subsidiaries will not become PHCs following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of AXIS Capital's shareholder base, the gross income of AXIS Capital or any of its subsidiaries and other circumstances that could change the application of the PHC rules to AXIS Capital and its subsidiaries. In addition, if AXIS Capital or any of its subsidiaries were to become PHCs, we cannot be certain that the amount of PHC income will be immaterial.

Taxation of Shareholders

  Bermuda Taxation

        Currently, there is no Bermuda withholding or other tax payable on principal, interest or dividends paid to the holders of the common shares.

  United States Taxation

        The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their common shares in this offering, who did not own (directly or indirectly through foreign entities or constructively) shares of AXIS Capital prior to this offering and who hold their common shares as capital assets within the meaning of section 1221 of the Code and as beneficial owners. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, if a partnership holds our common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the common shares, you should consult your tax advisors. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, persons who are considered with respect to any of us as "United States shareholders" for purposes of the CFC rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of AXIS Capital or the stock of any of our non-U.S. subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States and does not address any aspect of U.S. federal taxation other than income taxation.

        For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing. Additionally, references to a "foreign" person refer to a non-U.S. person.

        Taxation of Dividends.    Subject to the discussions below relating to the potential application of the controlled foreign corporation ("CFC"), related person insurance income ("RPII"), foreign personal holding company ("FPHC") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to the common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of AXIS Capital (as computed using U.S. tax principles). Under recently enacted legislation, we believe dividends paid by us before 2009 should be eligible for reduced rates of tax because we believe our common shares should be treated as readily tradable on an established securities market in the United States. Such dividends will not be eligible for the dividends received deduction. To the extent such distributions exceed AXIS Capital's earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

        Classification of AXIS Capital or its Non-U.S. Subsidiaries as Controlled Foreign Corporations.    Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign base company sales and services income and foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC's country of incorporation. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than

50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, which is a category of subpart F income, the term CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of all the stock) is owned by 10% U.S. Shareholders, on any day of the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation.

        We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors no U.S. Person who acquires shares of AXIS Capital in this offering directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of AXIS Capital or any of its non-U.S. subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of a Non-U.S. Insurance Subsidiary (i.e., AXIS Specialty, AXIS Re and AXIS Specialty Europe), determined on a gross basis, is 20% or more of such company's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which such company's RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although we cannot be certain, AXIS Capital believes that each of the Non-U.S. Insurance Subsidiaries meets the 20% Ownership Exception and the gross RPII of each Non-U.S. Insurance Subsidiary as a percentage of its gross insurance income was in prior years of operations and will be for the foreseeable future below the 20% threshold for each tax year. Additionally, as AXIS Capital is not licensed as an insurance company we do not anticipate that AXIS Capital will have insurance income, including RPII.

        RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of a Non-U.S. Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of AXIS Capital's common shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. Each Non-U.S. Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of AXIS Capital by vote or value.

        RPII Exceptions. The special RPII rules do not apply to a Non-U.S. Insurance Subsidiary if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of AXIS Capital (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of gross insurance income of the Non-U.S. Insurance Subsidiary for the taxable year (the "20% Gross Income Exception), (iii) the Non-U.S. Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) the Non-U.S. Insurance Subsidiary elect to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. Where none of these exceptions applies to a Non-U.S. Insurance Subsidiary, each U.S. Person directly or indirectly through foreign entities owning any shares in AXIS Capital (and therefore, indirectly, in each Non-U.S. Insurance Subsidiary) on the last day of AXIS Capital's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of the company or companies, as the case may be, that failed to qualify for the exception for the portion of the taxable year during which the Non-U.S. Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of such Non-U.S. Insurance Subsidiary's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. The Non-U.S. Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we do not expect the gross RPII of any of the Non-U.S. Insurance Subsidiaries will equal or exceed 20% of such company's gross insurance income in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

        Computation of RPII. In order to determine how much RPII a Non-U.S. Insurance Subsidiary has earned in each taxable year, the Non-U.S. Insurance Subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of AXIS Capital and are U.S. Persons. AXIS Capital may not be able to determine whether any of the underlying direct or indirect insureds to which the Non-U.S. Insurance Subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, AXIS Capital may not be able to determine accurately the gross amount of RPII earned by each Non-U.S. Insurance Subsidiary in a given taxable year. For any year in which gross RPII of a Non-U.S. Insurance Subsidiary is 20% or more of its gross insurance income for the year and the 20% Ownership Exception does not apply, AXIS Capital may also seek information from its shareholders as to whether beneficial owners of common shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent AXIS Capital is unable to determine whether a beneficial owner of common shares is a U.S. Person, AXIS Capital may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

        If, as expected, the RPII of each Non-U.S. Insurance Subsidiary is less than 20% of its gross insurance income, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

        Apportionment of RPII to U.S. Holders. Every RPII shareholder who owns common shares on the last day of any fiscal year of AXIS Capital in which the 20% Ownership Exception does not apply and a Non-U.S. Insurance Subsidiary's gross insurance income constituting RPII for that year equals or exceeds 20% of such company's gross insurance income should expect that for such year the RPII shareholder will be required to include in gross income its share of such company's RPII for the portion of the taxable year during which such company was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns common shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of a Non-U.S. Insurance Subsidiary's RPII.

        Basis Adjustments. A RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by AXIS Capital out of previously taxed RPII income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

        Uncertainty as to Application of RPII. The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to the Non-U.S. Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in common shares should consult his tax advisor as to the effects of these uncertainties.

        Information Reporting.    Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which AXIS Capital determines that gross RPII constitutes 20% or more of any of the Non-U.S. Insurance Subsidiary's gross insurance income and the 20% Ownership Exception does not apply, AXIS Capital will provide to all U.S. Persons registered as shareholders of its common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above.

        Dispositions of Common Shares.    Subject to the discussions below relating to the potential application of the Code section 1248, PFIC and FPHC rules, U.S. holders of common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and certain other non-corporate shareholders and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. shareholder of AXIS Capital should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of AXIS Capital. To the extent this is the case the application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, AXIS Capital will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application. of Code section 1248 under the RPII rules should not apply to dispositions of common shares because AXIS Capital will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the "75% test") or (ii) 50% or more of its assets produce (or are held for the production of) passive income (the "50% test").

        If AXIS Capital were characterized as a PFIC during a given year, U.S. Persons holding common shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such persons made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that AXIS Capital would be able to provide its shareholders with the information necessary for a U.S. Person to make these elections. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by AXIS Capital to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009 if AXIS Capital were considered a PFIC. Further, if AXIS Capital were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate may not be entitled to a "step-up" in the tax basis of the common shares which might otherwise be available under U.S. federal income tax laws.

        For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock.

        The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect for purposes of the PFIC rules, that each of the Insurance Subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of the Insurance Subsidiaries should be treated as passive. Further, we expect that the passive income and assets (other than the stock of any indirect AXIS Capital subsidiary) of any other AXIS Capital subsidiary will be de minimis in each year of operations with respect to the overall income and assets of AXIS Capital. Accordingly, we expect that in each year of operations AXIS Ireland Holdings, AXIS UK, AXIS UK Holdings and AXIS Barbados should not meet the 75% test or the 50% test because they should have sufficient non-passive income and assets either directly or through the operation of the look-through rule and, thus, should not be treated as PFICs. Finally, under the look-through rule AXIS Capital should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that AXIS Capital has not been and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

        Foreign Personal Holding Companies.    A foreign corporation will be classified as an FPHC for U.S. federal income tax purposes if (i) at any time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (ii) at least 60% (or 50% in taxable years subsequent to the characterization of the foreign company as an FPHC) of its gross income for the year is "FPHC income." Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. For example, all of the common shares owned by a partnership will be attributed to each of its partners, if any, who are individuals. Also, stock treated as owned by such partner proportionately through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. If AXIS Capital or any of its non-U.S. subsidiaries were or were to become FPHCs, a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of each such FPHC would be imputed to all of AXIS Capital shareholders who are U.S. Persons. Such income would be taxable as a dividend and should not be eligible for a reduced rate of tax under recently enacted legislation, even if no cash dividend were actually paid. In such event, subsequent cash distributions will first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, a distribution paid by AXIS Capital to a U.S. shareholder that is not treated as a tax-free return of any previously taxed and undistributed amount and is characterized as a dividend would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. Further, in such case, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares which might otherwise be available under U.S. federal income tax laws. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file IRS Form 5471. We believe, based upon information made available to us regarding our existing shareholder base that neither AXIS Capital nor any of its non-U.S. subsidiaries should be considered an FPHC for any prior year of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither AXIS Capital nor any of its non-U.S. subsidiaries should be considered an FPHC. We cannot be certain, however, that AXIS Capital and/or any of its non-U.S. subsidiaries will not be considered an FPHC, because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of AXIS Capital shareholder base and the gross income of AXIS Capital and/or any of its non-U.S. subsidiaries and other circumstances that could change the application of the FPHC rules to AXIS Capital and its non-U.S. subsidiaries. In addition, if AXIS Capital or any of its non-U.S. subsidiaries were to become an FPHC we cannot be certain that the amount of FPHC income will be immaterial.

        Foreign Tax Credit.    Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

        Backup Withholding on Distributions and Disposition Proceeds.    Information returns may be filed with the IRS in connection with distributions on the common shares and the proceeds from a sale or other disposition of the common shares unless the holder of the common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or other exempt recipient and or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

        Proposed U.S. Tax Legislation.    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision that permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

        Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

        Legislation has been introduced in the U.S. Congress that would override the Barbados Treaty. We cannot predict whether this proposed legislation or other similar legislation will be enacted. In addition, the U.S. Treasury Department and Barbados are currently discussing revisions to the Barbados Treaty. Under the current treaty, dividends paid to AXIS Barbados by AXIS U.S. Holdings are subject to a reduced withholding tax rate of 5%. However, possible changes to the treaty may result in the inability of AXIS Barbados to continue to enjoy the reduced rate, in which case dividends paid to AXIS Barbados by AXIS U.S. Holdings would be subject to withholding tax at a rate of 30%. Accordingly, no assurances can be given as to the availability of benefits under the Barbados Treaty in the future.

DESCRIPTION OF SHARE CAPITAL

        The following is a summary of material provisions of our memorandum of association and bye-laws, the shareholders agreement among substantially all of our founding shareholders and the warrants outstanding on our common shares. In this section, "we," "us" and "our" refer to AXIS Capital and not any of its subsidiaries.

General

        We are authorized to issue up to an aggregate of 800,000,000 common shares, par value U.S. $0.0125 per share. Immediately after the completion of this offering, 154,892,341 common shares will be outstanding. Except as described below, our common shares will have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Holders of our common shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors.

Voting Rights

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our bye-laws the voting rights exercisable by a shareholder may be limited. In any situation in which the "controlled shares" (as defined below) of a U.S. Person or the common shares held by a Direct Foreign Shareholder Group (as defined below) would constitute 9.5% or more of the votes conferred by the issued common shares, the voting rights exercisable by a shareholder with respect to such shares shall be limited so that no U.S. Person or Direct Foreign Shareholder Group is deemed to hold 9.5% or more of the voting power conferred by our common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders pro rata based on the voting power held by such shareholders, provided that no allocation of any such voting rights may cause a U.S. Person or Direct Foreign Shareholder Group to exceed the 9.5% limitation as a result of such allocation. In addition, our board of directors may limit a shareholder's voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences. "Controlled shares" includes, among other things, all common shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the Code). A "Direct Foreign Shareholder Group" includes a shareholder or group of commonly controlled shareholders that are not U.S Persons.

        We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder's voting rights.

Restrictions on Transfer of Common Shares

        Our board of directors may decline to register a transfer of any common shares under some circumstances, including if they have reason to believe that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of AXIS Capital.

Acquisition of Common Shares by Us

        Under our bye-laws and subject to Bermuda law, if our board of directors determines that any shareholder's ownership of common shares may result in non-de minimis adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders, we have the option, but not the obligation, to require such shareholder to sell to us or to a third party to whom we assign the repurchase right the minimum number of common shares that is necessary to avoid or cure any such adverse consequences at a price determined in the good faith discretion of the board of directors to represent the shares' fair market value.

Issuance of Shares

        Subject to our bye-laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Shareholders Agreement

        General.    We have entered into a shareholders agreement with substantially all of our founding shareholders. The shareholders agreement may be amended only with our consent and the consent of the holders of 75% of the aggregate number of shares outstanding held by the parties to the shareholders agreement at the time. Amendments and modifications that adversely affect a shareholder party to the agreement in a manner different than any other shareholder party to the agreement may only be effected with the consent of such shareholder.

        Tag-Along Rights.    Pursuant to the terms of the shareholders agreement, generally if any shareholder party to such agreement (or a group of such shareholders) proposes to transfer 20% or more of our outstanding shares (in value or in voting power), then the other shareholders party to the shareholders agreement have a right (1) to notice of the terms and conditions of the transfer, and (2) to participate proportionally in the transfer.

        Registration Rights.    Any shareholder party to the agreement who beneficially owned more than 8,000,000 shares on December 31, 2002 has the right to request registration for a public offering of all or a portion of its shares at any time. We will use commercially reasonable efforts to effect the registration of such shares, but will not be required to file a registration statement if (1) the aggregate proceeds expected to be received from such offering are less than $25,000,000 or (2) we have already effected one such requested registration in the previous four-month period. If the shares are to be sold in an underwritten offering and the managing underwriters notify us that, in their view, the number of shares proposed to be included in the offering exceeds the largest number of shares that can be sold without an adverse effect on the offering, then the number of shares requested to be registered will be allocated pro rata among the requesting shareholders. The holders of registration rights are limited in the total number of registration requests they can make, other than registrations made pursuant to a Form S-3.

        Moreover, if we propose to register any common shares or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, our common shares under the Securities Act (other than shares to be issued pursuant to an employee benefits plan or similar plan or in connection with a merger, acquisition or similar transaction) for our own account or for the account of a selling shareholder, we will offer those shareholders who are party to the shareholders agreement the opportunity, subject to certain conditions, to include their common shares in such registration statement. We must use all reasonable efforts to effect the sale of any such shares. If the shares are to be sold in an underwritten offering and the managing underwriters notify us that, in their view, the number of shares proposed to be included in the offering exceeds the largest number of shares that can be sold without an adverse effect on such offering, then the number of shares requested to be registered will be allocated pro rata among the requesting shareholders, provided that if we initiate a registration to sell our own shares, these shares will have priority in registration.

        The shareholders agreement provides that in the case of the offering pursuant to this prospectus, neither we nor those shareholders party to the agreement will effect any public sale or distribution of any of our shares, or other securities convertible into or exchangeable for shares, during the period beginning 14 days prior to the effective date of the registration statement of which this prospectus forms a part and ending 90 days after such date. This provision applies with respect to any other offering that occurs before July 1, 2005. However, we may agree with the lead managing underwriters to permit public distribution before the end of the specified time period.

        Indemnification.    Pursuant to the shareholders agreement, we agreed to hold harmless each shareholder selling shares in a registered offering from damages relating to a material omission or misstatement in the registration statement or prospectus for such offering, provided such omission or misstatement was not made based on information furnished to us by the shareholder. We also agreed to hold the underwriters for any such offering harmless on substantially the same basis. Each participating shareholder in a registered offering agrees to hold harmless us, our officers, directors, agents and the underwriters for such offering with respect to omissions or misstatements made based on information furnished by such shareholder.

Bye-laws

        In addition to the provisions of the bye-laws described above under "— Voting Rights," the following provisions are a summary of some of the other important provisions of our bye-laws.

        Our Board of Directors and Corporate Action.    Our bye-laws provide that our board of directors shall consist of between 9 and 15 members, or such number as determined by the shareholders. The current board of directors consists of 13 persons and is divided into three classes. In addition, each director will serve a three year term, with termination staggered according to class. The classification and current term of office for each of our directors is noted in the table listing our board of directors under "Management — Directors and Executive Officers." Shareholders may only remove a director for cause at an annual general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before that meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Generally, the affirmative votes of a majority of the votes cast at any meeting at which quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. A quorum shall be a majority of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the aggregate voting power of our shares shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

        Voting of Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of our direct subsidiaries, our directors must refer the subject matter of the vote to our shareholders and seek authority from such shareholders as to how they should vote on the resolution proposed by the subsidiary. Substantially similar provisions are contained in the bye-laws (or equivalent governing documents) of most of our non-U.S. subisidiaries.

        Amendment.    Our bye-laws may only be amended by a resolution adopted by our board of directors and by resolution of our shareholders.

Warrants

        In connection with our formation, we issued warrants to purchase common shares to some of our founding shareholders. The terms of the warrants provide that they are exercisable at any time prior to November 20, 2011. The exercise price and number of common shares issuable upon exercise of each warrant are subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest.

        The following table shows the number of warrants to purchase common shares outstanding as of March 31, 2004:

Holder	Warrants to Acquire Common Shares	Exercise Price
Trident II, L.P.	16,918,312	$12.50
Marsh & McLennan Capital Professionals Fund, L.P.	473,264	12.50
Marsh & McLennan Employees' Securities Company, L.P.	476,528	12.50
Dragon Holdings Trust	1,072,184	12.50
JR Charman Children's Settlement	357,392	12.50
Robert J. Newhouse, Jr.	71,808	12.50
Robert J. Newhouse, III	53,856	12.50
Stephan F. Newhouse	125,656	12.50
Paul B. Newhouse	35,904	12.50

Total	19,584,904

Anti-Takeover Provisions and Insurance Regulations Concerning Change of Control

        Some of the provisions of our bye-laws as well as some insurance regulations concerning change of control could delay or prevent a change of control of the Company that a shareholder might consider favorable. See "Risk Factors — Risks Related to Our Common Shares."

Differences in Corporate Law

        The Companies Act, which applies to us, differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of some significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us that differ from provisions of the State of Delaware corporate law, which is the law that governs many U.S. public companies. The following statements are summaries and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

        Duties of Directors.    Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

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  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

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  to act honestly and in good faith with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on directors and officers of a company with respect to matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any director or officer, if it appears to a court that such director or officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such directors and officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of AXIS Capital, against any director or officer of us for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

        The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

        A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

        Interested Directors.    Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends and Distributions.    Bermuda law permits the declaration and payment of dividends and the making of distributions from contributed surplus by a company only if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in limited circumstances) be credited to a share premium account. Share premium may be distributed in limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Dividend Policy" and "Regulation."

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining the objectives contained within our memorandum of association. We may, with the approval of at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer (other than shares held by or for the offeror or its subsidiaries) accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except in the case of amalgamations with and between wholly-owned subsidiaries, a resolution of shareholders approved by a majority of at least 75% of the votes cast. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of AXIS Capital, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers that is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders Meetings.    Under our bye-laws, a special general meeting may be called by our President or by our Chairman or by the board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of AXIS Capital as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of shareholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

        Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

        Amendment of Bye-laws.    Consistent with the Companies Act, AXIS Capital's bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Listing

        Our common shares are listed on the NYSE under the trading symbol "AXS."

Transfer Agent and Registrar

        The transfer agent and registrar for the common shares is The Bank of New York, whose principal executive office is located at One Wall Street, New York, NY 10286.

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, including by the selling shareholders named in this prospectus, could adversely affect prevailing market prices of our common shares.

Sale of Restricted Shares

        As of March 31, 2004, we had a total of 154,892,341 common shares outstanding. All of the common shares to be sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the volume and manner of sale limitations of Rule 144. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through one of more intermediaries, controls, is controlled by or is under common control with the issuer.

Lock-Up Agreements

        We and those shareholders who are party to our shareholders agreement have agreed, subject to certain exceptions, not to, directly or indirectly, offer to sell, sell or otherwise dispose of any of our common shares or securities convertible into or exchangeable for common shares, during the period beginning 14 days prior to the effective date of the registration statement of which this prospectus forms a part and ending 90 days after such effective date, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. on behalf of the underwriters.

        In addition, we, our directors, executive officers and the selling shareholders in this offering have agreed, subject to certain exceptions, to restrictions similar to those included in the shareholders agreement, including restrictions on the exercise of registration rights, through the date that is 90 days after the date of the final prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., on behalf of the underwriters, and the Company.

        We may, however, grant common shares and options to purchase common shares under our existing benefit plans and issue common shares upon the exercise of warrants for common shares or the exercise of outstanding options, as long as, in the case of common shares issued upon the exercise of warrants, the holder of such common shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement. In addition, we may issue common shares or securities convertible into or exercisable or exchangeable for common shares in connection with one or more mergers, acquisitions or other strategic transactions in which AXIS Capital is the surviving entity or acquirer, so long as the aggregate value of securities so issued does not exceed $500 million (with the value of a given security measured on the date of issuance of such security) and as long as the holder of such common shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned any restricted common shares for at least one year, including a person who is an affiliate, would be entitled to sell within any three-month period a number of restricted shares that does not exceed the greater of:

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  1% of the number of common shares then outstanding; or

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  the average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned any restricted common shares proposed to be sold for at least two years, including the holding period of any prior owner, other than an affiliate, is entitled to sell all of such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering.

Stock Options

        As of March 31, 2004, we have outstanding warrants currently exercisable for 19,584,904 common shares and have outstanding vested options to purchase a total of 2,592,875 common shares.

        We have filed a registration statement on Form S-8 under the Securities Act to register common shares issued or reserved for issuance under the Employees Plan, the Directors Plan and a Nonqualified Stock Option Agreement between AXIS Capital and Robert J. Newhouse, Jr. Accordingly, shares registered under such registration statement will be available for sale in the open market upon issuance, unless such shares are subject to vesting restrictions or the lock-up restrictions described above.

Shareholders Agreement

        We have entered into a shareholders agreement with substantially all of our founding shareholders. Any shareholder party to the agreement who beneficially owned more than 8,000,000 shares on December 31, 2002 has the right to request registration for a public offering of all or a portion of its shares at any time. We will use commercially reasonable efforts to effect the registration of such shares, but will not be required to file a registration statement if (1) the aggregate proceeds expected to be received from such offering are less than $25,000,000 or (2) we have already effected one such requested registration in the previous four-month period. If the shares are to be sold in an underwritten offering and the managing underwriters notify us that, in their view, the number of shares proposed to be included in the offering exceeds the largest number of shares that can be sold without an adverse effect on the offering, then the number of shares requested to be registered will be allocated pro rata among the requesting shareholders. The holders of registration rights are limited in the total number of registration requests they can make, other than registrations made pursuant to a Form S-3.

        Moreover, if we propose to register any common shares or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, our common shares under the Securities Act (other than shares to be issued pursuant to an employee benefits plan or similar plan or in connection with a merger, acquisition or similar transaction) for our own account or for the account of a selling shareholder, we will offer those shareholders who are party to the shareholders agreement the opportunity, subject to certain conditions, to include their common shares in such registration statement. We must use all reasonable efforts to effect the sale of any such shares. If the shares are to be sold in an underwritten offering and the managing underwriters notify us that, in their view, the number of shares proposed to be included in the offering exceeds the largest number of shares that can be sold without an adverse effect on such offering, then the number of shares requested to be registered will be allocated pro rata among the requesting shareholders, provided that if we initiate a registration to sell our own shares, these shares will have priority in registration.

        Our board of directors has determined it advisable and in the best interests of the Company and our shareholders to increase the public float and improve the liquidity for our common shares. As a result, we have filed the registration statement of which this prospectus forms a part. Pursuant to the shareholders agreement, we were required to give notice to our founding shareholders of our intention to file the registration statement, whether or not we are registering shares for our own account, and give such shareholders the opportunity to include their common shares in the registration statement and this prospectus. The selling shareholders and the number of common shares being sold by each of the selling shareholders pursuant to this offering are set forth in this prospectus under the heading "Selling Shareholders." Upon the sale of shares pursuant to the registration statement, all such shares will be freely transferable.

UNDERWRITING

        Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering and, together with J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cochran, Caronia Securities LLC, Fox-Pitt, Kelton Inc. and Wachovia Capital Markets, LLC, are acting as the representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters have severally agreed to purchase, and the selling shareholders have agreed to sell to them, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	6,534,000
Citigroup Global Markets Inc.	3,960,000
J.P. Morgan Securities Inc.	2,970,000
Credit Suisse First Boston LLC	1,980,000
Deutsche Bank Securities Inc.	792,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,376,000
Cochran, Caronia Securities LLC	248,000
Fox-Pitt, Kelton Inc.	396,000
Wachovia Capital Markets, LLC	544,000
Dowling & Partners Securities, LLC	200,000

Total	20,000,000

        The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters' over-allotment option described below unless and until this option is exercised.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The selling shareholders have granted an option to the underwriters to purchase up to an additional 3,000,000 shares at the public offering price set forth on the cover page of this prospectus if the underwriters sell more shares in this offering than the total number set forth in the table above. The underwriters may exercise that option for 30 days. If any common shares are purchased pursuant to this option, the underwriters will severally purchase shares of such common shares in approximately the same proportion as set forth in the table above.

        The representatives have advised the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.59 per share. The public offering price and concession may be changed after this offering.

        The table below shows the public offering price, underwriting discounts and commissions to be paid to the underwriters by the selling shareholders and proceeds before expenses to the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option.

	Per Share	Without Option	With Option
Public offering price	$27.91	$558,200,000	$641,930,000
Underwriting discount	$0.91	$18,200,000	$20,930,000
Proceeds, before expenses, to the selling shareholders	$27.00	$540,000,000	$621,000,000

        Our estimated total offering expenses, exclusive of the underwriting discount, but including legal, accounting and printing costs, various other fees associated with the registration of the common shares and expenses we have agreed to pay on behalf of the selling shareholders, will be approximately $1.2 million. The underwriters have agreed to pay certain expenses of the Company in connection with the offering.

        We and those shareholders who are a party to our shareholders agreement have agreed, with limited exceptions, for a period beginning 14 days prior to the effective date of the registration statement of which this prospectus forms a part and ending 90 days after such date, that we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any of our common shares.

        In addition, we, our directors and executive officers and the selling shareholders in this offering have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., on behalf of the underwriters, and the Company, we and they will not, until 90 days after the date of the final prospectus:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

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  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares;

whether any such transaction is to be settled by delivery of common shares or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

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  the sale of common shares in this offering to the underwriters;

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  the grant by us of common shares and of options to purchase common shares under our existing benefit plans and the issuance by us of common shares upon the exercise of warrants for common shares outstanding on the date hereof, the exercise of options outstanding on the date hereof or granted pursuant to such plans or the conversion of any securities outstanding on the date hereof, as long as, in the case of shares issued upon exercise of warrants, the holder of such common shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement;

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  the issuance by AXIS Capital of common shares or securities convertible into or exercisable or exchangeable for common shares in connection with one or more mergers, acquisitions or other strategic transactions in which AXIS Capital is the surviving entity or acquirer, so long as the aggregate value of securities so issued does not exceed $500 million (with the value of a given security measured on the date of issuance of such security) and as long as the holder of such common shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement for the balance of the lock-up period;

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  transfers by any person other than us relating to common shares or securities convertible into or exchangeable or exchangeable for common shares as a bona fide gift or gifts, provided that any transferee agrees to be bound by the transfer restrictions of the lock-up agreement and subject to certain other conditions;

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  transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of the offering of the common shares; and

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  transfers by any person other than us to an affiliate of such person, a family member of such person or a trust created for the benefit of such person or family member, provided that any transferee agrees to be bound by the transfer restrictions of the lock-up agreement and subject to certain other conditions.

        In the event that a release from the lock-up agreement is granted to certain shareholders, pro rata releases must be granted to all of our other shareholders subject to the lock-up agreement.

        We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

        Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common shares in connection with this offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the option to purchase additional shares described above. Purchases of the common shares to stabilize its price or to reduce a short position may cause the price of the common shares to be higher than it might be in the absence of such purchases.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. On the date hereof, before the registration statement became effective, the underwriters purchased in such transactions an aggregate of 51,500 of our common shares at per share prices ranging from $27.87 to $27.91.

Relationship with Underwriters

        From time to time certain of the underwriters and their affiliates have provided us, and continue to provide us, with commercial, investment banking and other financial services for which they have received and continue to receive customary fees and commissions. See "Certain Relationships and Related Transactions." Affiliates of Morgan Stanley & Co. Incorporated (including certain accounts over which such affiliates exercise discretion), Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets,

LLC beneficially owned a portion of our outstanding shares as of March 31, 2004, and are selling shareholders in the offering. An executive officer of Morgan Stanley & Co. Incorporated is a relative of one of our executive officers and directors. In addition, Mr. Andrew H. Rush, one of our directors, is a managing director of Credit Suisse First Boston in the Private Equity Group and a member of the Investment Committee of DLJ Merchant Banking Partners III, L.P., both of which are affiliates of Credit Suisse First Boston LLC, and Mr. Jeffrey C. Walker, one of our directors, is the Managing Partner of J.P. Morgan Partners and a member of the Executive Committee and Vice Chairman of J.P. Morgan Chase & Co., both of which are affiliates of J.P. Morgan Securities Inc. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., acted as administrative agent and a lender for our former $550 million credit facility and acts in the same capacity for our new $750 million credit facility. In addition, affiliates of Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC act as lenders under our credit facility. We have also entered into investment advisory agreements with affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC.

        Because more than ten percent of the proceeds of this offering, not including underwriting compensation, will be received by affiliates of the underwriters, this offering is being conducted pursuant to Conduct Rule 2710(h) of the NASD. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as a bona fide independent market (as defined in the NASD Conduct Rules) exists in the common shares.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. Debevoise & Plimpton LLP will act as counsel to the selling shareholders. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has acted as special counsel to us in connection with United States tax and regulatory matters. The validity of the issuance of common shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Clyde & Co., special United Kingdom counsel, has advised us on all matters of United Kingdom law in connection with this offering. William Fry, special Irish counsel, has advised us on all matters of Ireland law in connection with this offering. Bär & Karrer, special Switzerland counsel, has advised us on all matters of Switzerland law in connection with this offering. David King & Co., special Barbados legal counsel, has advised us on all matters of Barbados law in connection with this offering.

EXPERTS

        The consolidated financial statements of AXIS Capital and its subsidiaries included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov.

        Our common shares are listed on the NYSE under the symbol "AXS." You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

        We have filed a registration statement on Form S-1 with the SEC. This prospectus is part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington D.C., as well as through the SEC's website.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAWS AND OTHER MATTERS

        AXIS Capital is organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of its assets and their assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult or impossible for investors to effect service of process within the United States upon its non-U.S. directors and officers or to recover against AXIS Capital, or its non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, AXIS Capital may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, its U.S. agent, irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AXIS CAPITAL HOLDINGS LIMITED

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
of AXIS Capital Holdings Limited

        We have audited the accompanying consolidated balance sheets of AXIS Capital Holdings Limited and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2003 and 2002 and the period from November 8, 2001 (date of incorporation) to December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AXIS Capital Holdings Limited and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002 and the period from November 8, 2001 to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE
Hamilton, Bermuda

February 19, 2004

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

As at December 31, 2003 and 2002

(Expressed in thousands of U.S. dollars, except share amounts)

	December 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$605,175	$729,296
Investments at fair market value (Amortized cost 2003: $3,359,102; 2002: $1,677,506)	3,385,576	1,702,990
Accrued interest receivable	29,530	16,502
Net receivable for investments sold	3,371	—
Insurance and reinsurance premium balances receivable	660,530	337,708
Deferred acquisition costs	136,281	77,166
Prepaid reinsurance premiums	164,999	49,673
Reinsurance recoverable	124,899	1,703
Intangible assets	24,579	14,079
Other assets	37,333	19,204

Total Assets	$5,172,273	$2,948,321

Liabilities
Reserve for losses and loss expenses	$992,846	$215,934
Unearned premiums	1,143,447	555,962
Insurance and reinsurance balances payable	151,381	104,896
Accounts payable and accrued expenses	67,451	24,119
Net payable for investments purchased	—	86,377

Total Liabilities	2,355,125	987,288

Shareholders' Equity
Share capital
(Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2003: 152,474,011; 2002: 138,168,520)	1,906	1,727
Additional paid-in capital	2,000,731	1,686,599
Deferred compensation	—	(20,576)
Accumulated other comprehensive gain	25,164	25,484
Retained earnings	789,347	267,799

Total Shareholders' Equity	2,817,148	1,961,033

Total Liabilities & Shareholders' Equity	$5,172,273	$2,948,321

See accompanying notes to consolidated financial statements

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the years ended December 31, 2003 and 2002 and the period from November 8, 2001 to December 31, 2001

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Revenues
Gross premiums written	$2,273,645	$1,108,003	$26,746
Premiums ceded	(365,258)	(89,726)	—
Change in unearned premiums	(472,157)	(481,427)	(24,862)

Net premiums earned	1,436,230	536,850	1,884
Net investment income	73,961	71,287	4,763
Net realized gains	22,567	26,070	394
Other insurance related income (loss)	25,019	(639)	—

Total revenues	1,557,777	633,568	7,041

Expenses
Net losses and loss expenses	734,019	229,265	963
Acquisition costs (related party 2003: $86,118; 2002: $34,267; 2001: $44)	229,712	103,703	832
General and administrative expenses	94,589	46,521	2,566
Foreign exchange gains	(32,215)	(9,610)	—

Total expenses	1,026,105	369,879	4,361

Income before income taxes	531,672	263,689	2,680
Income tax recovery	678	1,430	—

Net Income	532,350	265,119	2,680

Other comprehensive income, net of tax
Unrealized gains (losses) arising during the period	14,372	25,805	(456)
Adjustment for re-classification of losses (gains) realized in income	(14,692)	135	—

Comprehensive income	$532,030	$291,059	$2,224

Weighted average common shares and common share equivalents — basic	144,262,881	135,442,240	105,103,400

Weighted average common shares and common share equivalents — diluted	155,690,763	138,480,623	105,103,400

Earnings per share — basic	$3.69	$1.96	$0.03

Earnings per share — diluted	$3.42	$1.91	$0.03

See accompanying notes to consolidated financial statements

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the years ended December 31, 2003 and 2002 and the period from November 8, 2001 to December 31, 2001

(Expressed in thousands of U.S. dollars)

	December 31, 2003	December 31, 2002	December 31, 2001
Share Capital
Balance at beginning of period	$1,727	$1,689	$—
Cumulative effect of change in accounting for unearned stock grant compensation	(23)	—	—
Issued during period	202	38	1,689

Balance at end of period	1,906	1,727	1,689

Additional paid-in capital
Balance at beginning of period	1,686,599	1,646,950	—
Cumulative effect of change in accounting for unearned stock grant compensation	(20,553)	—	—
Shares issued during period, net of costs	334,192	39,649	1,581,807
Option exercise	68	—	—
Option expense	425	—	—
Fair value of issued warrants	—	—	65,143

Balance at end of period	2,000,731	1,686,599	1,646,950

Deferred Compensation
Balance at beginning of period	(20,576)	(1,311)	—
Cumulative effect of change in accounting for unearned stock grant compensation	20,576	(25,480)	(1,400)
Deferred compensation issued during period	—	—	—
Amortization of deferred compensation	—	6,215	89

Balance at end of period	—	(20,576)	(1,311)

Accumulated other comprehensive gain (loss)
Balance at beginning of period	25,484	(456)	—
Change in unrealized gains	989	25,940	(456)
Change in deferred tax liability	(1,309)	—	—

Balance at end of period	25,164	25,484	(456)

Retained earnings
Balance at beginning of period	267,799	2,680	—
Dividends paid	(10,802)	—	—
Net income for period	532,350	265,119	2,680

Balance at end of period	789,347	267,799	2,680

Total Shareholders' Equity	$2,817,148	$1,961,033	$1,649,552

See accompanying notes to consolidated financial statements

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2003 and 2002 and the period from November 8, 2001 to December 31, 2001

(Expressed in thousands of U.S. dollars)

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Cash flows provided by operating activities:
Net income	$532,350	$265,119	$2,680
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net realized gains on sales of investments	(22,567)	(26,070)	(394)
Amortization of discounts on fixed maturities	36,200	5,665	—
Amortization of deferred compensation	8,212	6,215	89
Amortization of intangible assets	3,375	—	—
Accrued interest receivable	(13,028)	(8,036)	(8,466)
Insurance and reinsurance premium balances receivable	(322,822)	(314,012)	(23,696)
Reinsurance recoverable	(123,196)	(1,703)	—
Deferred acquisition costs	(59,115)	(74,951)	(2,215)
Prepaid reinsurance premiums	(115,326)	(49,673)	—
Other assets	(22,368)	(12,926)	(2,040)
Reserve for loss and loss expenses	776,912	214,971	963
Unearned premiums	587,485	531,100	24,862
Insurance and reinsurance balances payable	46,485	104,896	—
Accounts payable and accrued expenses	31,023	19,987	4,132

Total adjustments	811,270	395,463	(6,765)

Net cash provided by (used in) operating activities	1,343,620	660,582	(4,085)
Cash flows provided by (used in) investing activities:
Net cash paid in acquisition of subsidiaries	(34,664)	(40,399)	—
Purchases of available-for-sale securities	(13,338,244)	(7,326,772)	(1,168,438)
Sales and maturities of available-for-sale securities	11,585,056	6,664,246	285,554

Net cash used in investing activities	(1,787,852)	(702,925)	(882,884)
Cash flows provided by (used in) financing activities:
Dividend	(10,802)	—	—
Issue of shares, net	330,913	9,969	1,648,639

Net cash provided by financing activities	320,111	9,969	1,648,639
(Decrease)/increase in cash and cash equivalents	(124,121)	(32,374)	761,670
Cash and cash equivalents — beginning of period	729,296	761,670	—

Cash and cash equivalents — end of period	$605,175	$729,296	$761,670

See accompanying notes to consolidated financial statements

AXIS CAPITAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. dollars, except share and per share amounts)

1. History

        AXIS Capital Holdings Limited (the "Company") is a holding company organized under the laws of Bermuda. The Company was incorporated on December 9, 2002. AXIS Specialty Limited ("AXIS Specialty") commenced operations on November 20, 2001. AXIS Specialty and its subsidiaries became wholly owned subsidiaries of the Company pursuant to an exchange offer consummated on December 31, 2002 (the "Exchange Offer"). In the Exchange Offer, the shareholders of AXIS Specialty exchanged their shares for identical shareholdings in the Company. Following the Exchange Offer, AXIS Specialty distributed its wholly owned subsidiaries to the Company. The Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost. As a result, the consolidated financial information presented gives effect to the exchange of equity interests as though it occurred as of the inception date of AXIS Specialty on November 8, 2001. The Company through its subsidiaries provides a broad range of insurance and reinsurance products on a worldwide basis.

        AXIS Specialty Holdings Ireland Limited, a wholly owned subsidiary of the Company, was incorporated in Ireland on January 28, 2002 and acts as a holding company for AXIS Specialty Europe Limited and AXIS Re Limited. AXIS Specialty Europe Limited became licensed as an Irish insurer in May 2002. AXIS Re Limited also became entitled to carry on reinsurance business from Ireland in May 2002. AXIS Specialty London was established in June 2003 as a U.K. branch of AXIS Specialty Europe Limited. The branch commenced underwriting facultative business in London during September 2003. AXIS Re Europe was established in August 2003 as a Swiss branch of AXIS Re Limited. The branch commenced underwriting reinsurance business in Zurich during November 2003.

        AXIS Specialty U.S. Holdings Inc. ("AXIS U.S. Holdings"), a wholly owned subsidiary of the Company, was incorporated in Delaware on March 11, 2002. It acts as a holding company for the Company's United States operations. AXIS Reinsurance Company is domiciled in New York and is licensed to write insurance and reinsurance in all 50 states in the United States, the District of Columbia and Puerto Rico. AXIS Specialty Insurance Company is domiciled in Connecticut and is a surplus lines-eligible insurer in 37 of the states and the District of Columbia. AXIS Surplus Insurance Company is licensed in Illinois and Alabama, and is a surplus lines-eligible insurer in 45 states and the District of Columbia.

2. Summary of Significant Accounting Policies

a)    Basis of Presentation

        These consolidated financial statements include the accounts of the Company and all of its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). All significant inter-company accounts and transactions have been eliminated. The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

        Actual results could differ significantly from those estimates. The major estimates reflected in the Company's consolidated financial statements include, but are not limited to, the reserves for losses and loss expenses and premium estimates for business written on a line slip or proportional basis. The terms "FAS" and "FASB" used in these notes refer to Statements of Financial Accounting Standards issued by the United States Financial Accounting Standards Board.

b)    Investments

        The Company's investments are considered to be "available for sale" under the definition included in FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and are reported at fair market value. The fair market value of investments is based upon quoted market values. The net unrealized gain or loss on investments is included as accumulated other comprehensive gain (loss) in shareholders' equity.

        The Company routinely assesses whether declines in fair value of its investments represent impairments that are other than temporary. There are several factors that are considered in the assessment of a security, which include (i) the time period during which there has been a significant decline below cost, (ii) the extent of the decline below cost, (iii) the Company's intent to hold the security, (iv) the potential for the security to recover in value, (v) an analysis of the financial condition of the issuer and (vi) an analysis of the collateral structure and credit support of the security, if applicable. Where the Company has determined that there is impairment in the fair value of the security, the cost of the security is written down to the fair value and the unrealized loss at the time of the determination is realized and charged to income.

        Purchases and sales of investments are recorded on a trade date basis. Realized gains or losses on sales of investments are determined based on the specific identification method. Net investment income includes interest and dividend income together with amortization of market premiums and discounts and is net of investment management, custody and investment accounting fees. For mortgage-backed securities and any other holdings for which there is a prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any adjustments required due to the resultant change in effective yields and maturities are recognized on a prospective basis through yield adjustments.

        Cash and cash equivalents include fixed interest deposits placed with a maturity of under 90 days when purchased.

c)     Premiums and Acquisition Costs

        Premiums written are recorded in accordance with the terms of the underlying policies. Reinsurance premiums assumed are estimated based upon information received from ceding companies and any subsequent differences arising on such estimates are recorded in the period they are determined. Premiums are generally contractually stated except for business written on a line slip or proportional basis. Under FAS 60 "Accounting and Reporting by Insurance Enterprises" a company is permitted to book premium as long as it is reasonably estimable. For line slip premiums, the Company will receive an initial estimate of expected premium from the client via the broker. In the case of proportional contracts, the Company will receive an estimate of the expected premium to be ceded from its client. The Company actively monitors the emergence of actual premium data on line slip policies and proportional reinsurance contracts and adjusts its estimates of written premiums to reflect reported premiums on a periodic basis as reliable information becomes available.

        Premiums are earned over the terms of the policies in proportion to the risks to which they relate. Unearned premiums represent the portion of premiums written that is applicable to the unexpired portion of the policies in force.

        Acquisition costs, primarily fees paid to brokers, commissions and taxes, vary with and are directly related to the acquisition of policies and are deferred and amortized over the period in which the related premiums are earned. Deferred acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed.

d)    Reinsurance

        In the normal course of business, the Company seeks to reduce the loss that may arise from events that could cause unfavorable underwriting results by reinsuring certain levels of risk in various lines of business with other reinsurers. Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded on the unexpired term of the policies in force. Amounts recoverable from reinsurers are estimated in a manner consistent with the loss reserve associated with the underlying policy.

e)     Losses and Loss Expenses

        Reserves for losses and loss expenses include reserves for unpaid reported losses and loss expenses and for losses incurred but not reported ("IBNR"). The reserves for unpaid reported losses and loss expenses are established by management based on amounts reported from insureds or ceding companies and on additional case reserves established on known events where official notification has not been reported or is not considered adequate. The reserves represent the estimated ultimate costs of events or conditions that have been reported to or specifically identified by the Company.

        The reserve for losses incurred but not reported has been estimated by management in consultation with independent actuaries. Estimated IBNR is derived using the Bornhuetter-Ferguson method. This method takes as a starting point an assumed ultimate loss and loss expense ratio and blends in the loss and loss expense ratio implied by the experience to date. For the Company's assumed ultimate loss and loss expense ratio for the insurance book of business, the initial expected loss and loss expense ratios selected are based on benchmarks provided by independent actuaries, derived from comparable client data, as well as market information. These benchmarks are then adjusted for any rating increases that had been observed in the market. For the Company's assumed ultimate loss and loss expense ratio for the reinsurance book of business, contract by contract initial expected loss and loss expense ratios are derived during pricing. Applying these loss and loss expense ratios to our earned premium derives the estimated ultimate costs of the losses from which paid losses and reported case reserves are deducted to generate the Company's IBNR.

        While management believes that the reserves for unpaid losses and loss expenses are sufficient to pay losses that fall within coverages assumed by the Company, the actual losses and loss expenses incurred by the Company may be greater or less than the reserve provided. Due to the start up nature of the Company's operations, actual loss experience is limited; this increases the potential for significant deviation from currently estimated amounts. The methods of determining such estimates and establishing the resulting reserve are reviewed quarterly and any adjustments are reflected in operations in the period in which they become known.

f)     Foreign Currency Translation

        The functional currency of the Company and its subsidiaries is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are translated at year end exchange rates, with the resulting foreign exchange gains and losses recognized in the consolidated statements of operations and comprehensive income. Revenues and operating expenses are translated at average exchange rates during the year.

g)     Stock Compensation

        The Company accounts for stock compensation in accordance with FAS No. 123, "Accounting for Stock-Based Compensation." Compensation expense for stock options and for restricted stock awards granted to employees is recorded over the vesting period using the fair value method.

        The Company adopted FAS No. 123 effective January 1, 2003 by applying the prospective method permitted under FAS No. 148 "Accounting for Stock-Based Compensation — Transition and Disclosure." Prior to 2003, the Company followed Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock compensation. With respect to unvested restricted stock awards, the amount of deferred compensation is eliminated from share capital and additional paid-in-capital. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FAS 123 to all of its stock-based compensation.

		Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Net income, as reported		$532,350	$265,119	$2,680
Add:	Stock-based employee compensation expense included in net income, net of related tax effects	7,526	6,233	89
Deduct:	Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(12,968)	(11,387)	(1,183)

Pro-forma net income		$526,908	$259,965	$1,586

Earnings per share:
	Basic — as reported	$3.69	$1.96	$0.03

	Basic — pro forma	$3.65	$1.91	$0.02

	Diluted — as reported	$3.42	$1.91	$0.03

	Diluted — pro forma	$3.38	$1.87	$0.02

h)    Segment Reporting

        The Company reports segment results in accordance with FAS No. 131 "Segment Reporting." Under FAS 131, reportable segments represent an aggregation of operating segments that meet certain criteria for aggregation.

i)     Derivative Instruments

        The Company accounts for its derivative instruments using FAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." FAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value with movements in fair value reflected in earnings.

Derivative Contracts

        Certain contracts underwritten by the Company have been determined to meet the definition of a derivative under FAS 133, and are therefore recorded at their fair value. The fair values of these contracts are modeled on prevailing market conditions and on the terms and the structure of the contract. When data is not readily available from the market, the Company seeks to use data from independent counterparties. The change resulting from a movement in fair value of such contracts is included in the statement of operations and comprehensive income in other insurance related income.

Investment Related Derivative Instruments

        The Company uses investment derivatives to manage duration and currency exposure, for yield enhancement or to obtain exposure to a particular financial market. None of these derivatives are designated as hedges, and accordingly, financial futures, options, swaps and foreign currency forward contracts are carried at fair value in investments, with the corresponding realized and unrealized gains and losses included in realized gains and losses in the consolidated statements of operations.

j)     Intangible Assets

        The Company accounts for intangible assets in accordance with FAS No. 142 "Goodwill and Other Intangible Assets." The Company does not amortize goodwill or identifiable intangible assets with indefinite lives, but rather re-evaluates on a yearly basis, or whenever changes in circumstances warrant, the recoverability of the assets. If it is determined that an impairment exists, the Company adjusts the carrying value of the assets to the fair value.

        The Company has recorded the purchase of numerous U.S. state licenses as intangible assets with indefinite lives, as they provide a legal right to transact business indefinitely and could be resold.

k)    Taxation

        The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferral of tax losses is evaluated based upon managements' estimates of the future profitability of the Company's taxable entities based upon current forecasts and the period for which losses may be carried forward. A valuation allowance against the deferred tax asset is provided for if and when the Company believes that a portion of the deferred tax asset may not be realized in the foreseeable future.

l)     New Accounting Pronouncements

        On April 30, 2003, the FASB issued FAS No.149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to FAS 133 in its entirety or as hybrid instruments with debt host contracts and embedded derivative features. FAS 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relationships designated after June 30, 2003. The provisions that relate to the forward purchases or sales of "when issued" securities or other securities that do not yet exist should be applied to both existing contracts and new contracts entered into after June 30, 2003.

        With effect from July 1, 2003, the Company adopted FAS 149. As a result, some of our mortgage-backed securities are required to be classified as derivatives and the unrealized gains (losses) associated with these securities that were previously recorded in accumulated other comprehensive income are now recorded in net realized gains (losses).

3. Segment Information

        The Company consists of four underwriting segments — global insurance (formerly specialty lines), global reinsurance (formerly treaty reinsurance), U.S. insurance and U.S. reinsurance. In addition, there is a corporate segment that includes the investment and financing operations of the Company. The Company evaluates the performance of each underwriting segment based on underwriting results. Other items of revenue and expenditure are not evaluated at the segment level. In addition, management does not allocate its assets by segment as it considers the underwriting results of each segment separately from the results of its investment portfolio.

        Certain business written by the Company has loss experience generally characterized as low frequency and high severity. This may result in volatility in both the Company's and an individual segment's results and operational cash flows.

Global Insurance

        The Company's global insurance segment principally consists of specialty lines business sourced outside of the U.S. In this segment, we offer clients tailored solutions in order to respond to their distinctive risk characteristics. Since most of the lines in this segment are for property and not for casualty coverage, the segment is principally short to medium tail business. This means that claims are generally made and settled earlier than in long tail business, which facilitates our reserving process for this segment.

Global Reinsurance

        The Company's global reinsurance segment principally consists of treaty reinsurance business sourced outside of the U.S. and provides severity-driven products, primarily for catastrophic risks. This business is short tail in nature, which typically allows us to determine the ultimate loss experience within a relatively short time after a contract has expired. Global reinsurance contracts can be written on either an excess of loss basis or a proportional basis.

U.S. Insurance

        The Company's U.S. insurance segment principally consists of specialty lines business sourced in the U.S. and primarily includes the following risk classifications: commercial property, commercial liability and professional lines.

U.S. Reinsurance

        The Company's U.S. reinsurance segment principally consists of reinsurance business sourced in the U.S. and focuses almost exclusively on exposures in the U.S. The underlying property and casualty business classes covered by the treaties we write in our U.S. reinsurance segment include: professional lines, property, marine and aviation. U.S. reinsurance contracts can be written on either an excess of loss basis or a proportional basis.

        The following is an analysis of the underwriting results (before general and administrative expenses) by segment together with a reconciliation of underwriting profit (loss) to income before income taxes:

Year ended December 31, 2003

	Global Insurance	Global Reinsurance	U.S. Insurance	U.S. Reinsurance	Total
Gross premiums written	$980,661	$462,938	$625,898	$204,148	$2,273,645
Net premiums written	939,908	453,568	314,100	200,811	1,908,387
Gross premiums earned	832,023	426,252	354,649	88,091	1,701,015
Net premiums earned	763,339	418,235	168,252	86,404	1,436,230
Other insurance related income (loss)	24,467	552	—	—	25,019
Net losses and loss expenses	(387,953)	(174,391)	(108,497)	(63,178)	(734,019)
Acquisition costs	(115,359)	(71,090)	(21,130)	(22,133)	(229,712)

Underwriting results (before general and administrative expenses)	284,494	173,306	38,625	1,093	497,518
General and administrative expenses					(94,589)

Underwriting profit					402,929
Net investment income					73,961
Realized gains on investments					22,567
Foreign exchange gains					32,215

Income before income taxes					$531,672

Net loss and loss expense ratio	50.8%	41.7%	64.5%	73.1%	51.1%
Acquisition cost ratio	15.1%	17.0%	12.6%	25.6%	16.0%
General and administrative expense ratio					6.6%

Combined ratio					73.7%

Reserve for losses and loss expenses	$481,729	$227,351	$223,765	$60,001	$992,846

Year ended December 31, 2002

	Global Insurance	Global Reinsurance	Total
Gross premiums written	$793,759	$314,244	$1,108,003
Net premiums written	704,033	314,244	1,018,277
Gross premiums earned	354,667	222,237	576,904
Net premiums earned	314,613	222,237	536,850
Other insurance related income (loss)	(639)	—	(639)
Net losses and loss expenses	(137,848)	(91,417)	(229,265)
Acquisition costs	(56,683)	(47,020)	(103,703)

Underwriting results (before general and administrative expenses)	119,443	83,800	203,243
General and administrative expenses			(46,521)

Underwriting profit			156,722
Net investment income			71,287
Realized gains on investments			26,070
Foreign exchange gains			9,610

Income before income taxes			$263,689

Net loss and loss expense ratio	43.8%	41.1%	42.7%
Acquisition cost ratio	18.0%	21.2%	19.3%
General and administrative expense ratio			8.7%

Combined ratio			70.7%

Reserve for losses and loss expenses	$132,628	$83,306	$215,934

Period ended December 31, 2001

	Global Insurance	Global Reinsurance	Total
Gross premiums written	$24,465	$2,281	$26,746
Net premiums written	24,465	2,281	26,746
Gross premiums earned	1,713	171	1,884
Net premiums earned	1,713	171	1,884
Other insurance related income	—	—	—
Net losses and loss expenses	(886)	(77)	(963)
Acquisition costs	(320)	(512)	(832)

Underwriting results (before general and administrative expenses)	507	(418)	89
General and administrative expenses			(2,566)

Underwriting loss			(2,477)
Net investment income			4,763
Realized gains on investments			394

Income before income taxes			$2,680

Net loss and loss expense ratio	51.7%	45.0%	51.1%
Acquisition cost ratio	18.7%	299.4%	44.2%
General and administrative expense ratio			136.2%

Combined ratio			231.5%

Reserve for losses and loss expenses	$886	$77	$963

        The following table shows an analysis of the Company's gross premiums written by domicile of subsidiary for the years ended December 31, 2003 and 2002 and the period ended December 31, 2001:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Period Ended December 31, 2001
Bermuda	$995,454	$1,015,057	$26,746
Ireland	415,356	90,192	—
United States	862,835	2,784	—

Total	$2,273,645	$1,108,033	$26,746

4.    Business Combinations

      On February 28, 2003, the Company completed the acquisition of all of the issued and outstanding shares of capital stock of Sheffield Insurance Corporation, an Illinois domiciled surplus lines company, and subsequently renamed it AXIS Surplus Insurance Company ("AXIS Surplus"). The Company paid a purchase price of $34.7 million. The results of AXIS Surplus' operations have been included in the consolidated financial statements from the effective purchase date of January 1, 2003. The purchase of AXIS Surplus was made to expand the Company's ability to write insurance on a non-admitted basis within the U.S.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition of AXIS Surplus.

Cash and investments		$54,638
Premium balances receivable		11,083
Reinsurance recoverable		15,034
Prepaid reinsurance		14,854
Deferred acquisition costs		1,384
Intangible assets
With a definite life:
Value of business acquired	$2,250
With an indefinite life:
Insurance licenses	3,000

		5,250
Goodwill		2,750

Total assets acquired		104,993
Reserve for losses and loss expenses		20,901
Unearned premiums		39,707
Insurance and reinsurance balances payable		8,402
Other liabilities		1,319

Total liabilities acquired		70,329

Net assets acquired		$34,664

        On February 17, 2003, the Company acquired the renewal rights to the directors and officers insurance and related product lines written by the Financial Insurance Solutions Group ("FIS") of Kemper Insurance Companies ("Kemper") in exchange for an agreement to make an override payment. The override payment is based on a percentage of gross written premiums of all FIS accounts that are renewed by the Company. The Company has recorded the fair value of the renewal rights as an intangible asset and will amortize the cost over an estimated useful life of four years. The Company acquired these rights to broaden its U.S. product range within its U.S. insurance segment.

        On November 27, 2002, the Company completed the purchase of Royal & SunAlliance Personal Insurance Company, which is licensed in all 50 states of the United States, the District of Columbia and Puerto Rico, and was subsequently renamed AXIS Reinsurance Company. The Company paid a purchase price of $23.1 million. On October 1, 2002, the Company completed the purchase of the Connecticut Specialty Insurance Company, a surplus lines-eligible carrier in 38 states, which was subsequently renamed AXIS Specialty Insurance Company. The Company paid a purchase price of $17.4 million. The Company purchased these companies as the foundation for commencing its U.S. operations.

        These purchases have been accounted for under the purchase method of accounting. The assets of the two companies (fixed income securities $23.0 million, cash $3.4 million and licenses $14.1 million) were recorded at their fair values on the date of completion of the acquisitions. The process of determining the fair value of the acquired assets, as required under purchase accounting, included independent valuations. The purchase prices have been fully allocated against the fair values of the assets; consequently, no goodwill was recorded. At the dates that AXIS Specialty Insurance and AXIS Reinsurance were acquired, the pre-acquisition liabilities had been assumed by the sellers or their affiliates. The respective sellers further agreed to indemnify the acquired companies and our U.S. holding company from and against any and all such liabilities. Some of the underlying liabilities have been reinsured with third parties. Other liabilities are being novated or collateralized by an irrevocable letter of credit and/or securities. In the event that the reinsurance and, if applicable, the letter of credit are insufficient to pay all covered insurance claims, and the sellers do not fulfill their obligations under the indemnification, the Company would have liability for such claims. Given the remote possibility of this event, the Company did not record any of the claim liabilities.

5.    Investments

        Net investment income is derived from the following sources:

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Fixed maturities and cash equivalents	$79,728	$74,996	$5,089
Investment expenses	(5,767)	(3,709)	(326)

Net investment income	$73,961	$71,287	$4,763

        The following represents an analysis of gross realized gains (losses) and the change in unrealized gains on investments included within Accumulated other comprehensive gain (loss):

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Gross realized gains	$51,088	$47,003	$1,469
Gross realized losses	(23,533)	(24,488)	(1,075)

Net realized gains on fixed maturities	27,555	22,515	394
Net realized and unrealized (losses) gains on derivative instruments	(4,988)	3,555	—

Net realized gains on investments	$22,567	$26,070	$394

Change in unrealized gains (losses) on fixed maturities	$989	$25,940	$(456)

        All investments are held as available for sale. The amortized cost and fair market values are as follows:

	Year ended December 31, 2003
Type of Investment	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
U.S. government and agency securities	$1,248,941	$5,828	$(2,120)	$1,252,649
Non-U.S. government securities	16,777	555	(5)	17,327
Corporate debt securities	706,383	13,516	(2,023)	717,876
Mortgage-backed securities	1,005,164	10,429	(2,661)	1,012,932
Asset-backed securities	187,775	2,244	(284)	189,735
States, municipalities and political subdivisions	194,062	1,608	(613)	195,057

Total fixed income maturities	$3,359,102	$34,180	$(7,706)	$3,385,576

	Year ended December 31, 2002
Type of Investment	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
U.S. government and agency securities	$426,939	$7,365	$(101)	$434,203
Non-U.S. government securities	97,949	1,191	(652)	98,488
Corporate debt securities	295,050	11,184	(482)	305,752
Mortgage-backed securities	725,161	12,203	(2,753)	734,611
Asset-backed securities	119,259	2,014	(4,740)	116,533
States, municipalities and political subdivisions	13,148	255	—	13,403

Total fixed income maturities	$1,677,506	$34,212	$(8,728)	$1,702,990

        The unrealized losses on fixed income securities were split as follows:

	Year ended December 31, 2003	Year ended December 31, 2002
Six months or less	$4,966	$2,520
Greater than six months but less than 12 months	2,571	5,369
Greater than or equal to 12 months	169	839

	$7,706	$8,728

        As of December 31, 2003, there were approximately 640 securities (2002: 145) in an unrealized loss position with a fair market value of $1,027.9 million (2002: $342.8 million). Of these securities, there are six securities (2002: nine) that have been in an unrealized loss position for 12 months or greater, with a fair market value of $5.9 million (2002: $33.8 million). Each of these securities is current on all principal and interest payments and as of December 31, 2003, none of these securities were considered to be impaired.

        The following table sets forth certain information regarding the credit ratings of the Company's bond portfolio:

	December 31, 2003		December 31, 2002
Ratings*	Amortized Cost	Percentage	Amortized Cost	Percentage
AAA	$2,617,526	77.9%	$1,382,702	82.4%
AA	130,573	3.9%	31,458	1.9%
A	384,773	11.5%	146,354	8.7%
BBB	226,230	6.7%	116,992	7.0%

Total	$3,359,102	100.0%	$1,677,506	100.0%

*
Ratings as assigned by Standard & Poor's Corporation

        The contractual maturities of fixed maturity securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2003		December 31, 2002
	Amortized Cost	Fair Market Value	Amortized Cost	Fair Market Value
Due in one year or less	$117,353	$117,684	$76,350	$76,475
Due after one year through five years	1,282,267	1,288,981	479,517	487,549
Due after five years through ten years	614,990	623,757	223,676	232,088
Due after ten years	151,553	152,486	53,543	55,734

	2,166,163	2,182,908	833,086	851,846
Mortgage- and asset-backed securities	1,192,939	1,202,668	844,420	851,144

Total fixed maturities	$3,359,102	$3,385,576	$1,677,506	$1,702,990

        At December 31, 2003, $24.4 million (2002: $17.5 million) of securities were on deposit with various state or government insurance departments in order to comply with relevant insurance regulations.

6.    Losses and Loss Expenses

        Unpaid losses and loss expenses consist of:

	December 31, 2003	December 31, 2002
Reserve for reported losses and loss expenses	$179,881	$60,956
Reserve for losses incurred but not reported	812,965	154,978

Unpaid losses and loss expenses	$992,846	$215,934

        Net losses and loss expenses incurred consist of:

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Losses and loss expense payments	$100,457	$16,958	$—
Change in unpaid losses and loss expenses	752,771	214,010	963
Reinsurance recoveries	(119,209)	(1,703)	—

Net losses and loss expenses incurred	$734,019	$229,265	$963

        The following table represents an analysis of paid and unpaid losses and loss expenses and a reconciliation of the beginning and ending unpaid losses and loss expenses for the periods indicated:

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Unpaid losses and loss expenses at beginning of period	$215,934	$963	$—
Reinsurance recoverable at beginning of period	(1,703)	—	—

Net unpaid losses and loss expenses at beginning of period	214,231	963	—
Increase in net losses and loss expenses incurred in respect of losses occurring in:
Current year	789,807	230,063	963
Prior year	(55,788)	(798)	—

Total incurred losses and loss expenses	734,019	229,265	963
Less net losses and loss expenses paid in respect of losses occurring in:
Current year	43,314	16,943	—
Prior year	46,096	15	—

Total net paid losses	89,410	16,958	—
Net losses acquired	5,867
Foreign exchange loss	3,240	961	—

Net unpaid losses and loss expenses at end of period	867,947	214,231	963
Reinsurance recoverable	124,899	1,703	—

Gross unpaid losses and loss expenses at end of period	$992,846	$215,934	$963

        Certain business written by the Company has loss experience generally characterized as low frequency and high severity in nature. This may result in volatility in the Company's financial results. Actuarial assumptions used to establish the liability for losses and loss expenses are periodically adjusted to reflect comparisons to actual losses and loss expense development, inflation and other considerations. The favorable loss experience on prior year loss reserves relates to our global insurance and global reinsurance segments. We use the Bornhuetter-Ferguson method to estimate the ultimate cost of losses, which takes as a starting point an assumed loss and loss expense ratio and blends in the loss and loss experience to date. During the year ended December 31, 2003, the lack of reported claims produced a favorable impact on our experience to date, which caused a reduction in prior years' ultimate losses.

7.    Reinsurance

        Some of the Company's underwriting segments purchase reinsurance to reduce the risk of exposure to loss. Our global insurance and reinsurance segments purchase reinsurance to reduce exposure to large losses. The Company's U.S. insurance segment purchases significant reinsurance to reduce the volatility in severity-driven classes of business. The segments purchase three types of reinsurance cover: facultative; excess of loss; and quota share. Facultative covers are typically assumed with the original business. Excess of loss covers provide a contractually set amount of cover after an excess point has been reached. Generally these covers are purchased on a package policy basis, as they provide cover for a number of lines of business within one contract. Quota share covers provide a proportional amount of coverage from the first dollar of loss. All of these reinsurance covers provide for recovery of a portion of losses and loss reserves from reinsurers. The Company remains liable to the extent that reinsurers do not meet their obligations under these agreements and, therefore, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. Provisions are made for amounts considered potentially uncollectible. The allowance for uncollectible reinsurance recoverable was $794 as at December 31, 2003 (2002 and 2001: $nil). The breakdown of reinsurance by type of cover for the years ended December 31, 2003 and 2002 and the period ended December 31, 2001 is as follows:

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Quota Share	$209,638	$—	$—
Excess of Loss	129,164	79,259	—
Facultative	26,456	10,467	—

	$365,258	$89,726	—

        Gross premiums written, ceded and net amounts of premiums written and premiums earned for the years ended December 31, 2003 and 2002 and the period ended December 31, 2001 are as follows:

	Year ended December 31, 2003		Year ended December 31, 2002		Period ended December 31, 2001
	Premiums written	Premiums earned	Premiums written	Premiums earned	Premiums written	Premiums earned
Gross	$2,273,645	$1,701,016	$1,108,003	$576,904	$26,746	$1,884
Ceded	(365,258)	(264,786)	(89,726)	(40,054)	—	—

Net	$1,908,387	$1,436,230	$1,018,277	$536,850	$26,746	$1,884

8.    Acquisition Costs

      The following analysis details the composition of the Company's acquisition costs for the years ended December 31, 2003 and 2002 and the period ended December 31, 2001 are as follows:

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Amortized deferred policy acquisition costs	$186,296	$91,200	$195
Allocated underwriting personnel expenses	43,416	12,503	637

	$229,712	$103,703	$832

9.    Derivative Instruments

      The Company writes certain contracts that are classified as derivatives under FAS 133. In addition, the Company may enter into derivative instruments such as futures, options, interest rate swaps and foreign currency forward contracts in order to manage duration and foreign currency exposure, obtain exposure to a particular financial market or for yield enhancement. The Company manages the exposure to these instruments based on guidelines established by management. These derivative instruments are carried at fair value with the corresponding changes in fair value recognized in income in the period that they occur.

a)    Derivative Contracts

        From time to time the Company will enter into contracts that meet the definition of a derivative contract under FAS 133. The Company has recorded these contracts at fair value with any changes in the value reflected in other insurance related income in the consolidated statement of operations and comprehensive income. Generally, the contracts are modeled on prevailing market conditions and certain other factors relating to the structure of the contracts. When data is not readily available from the market, the Company uses data from independent counterparties. The Company's model takes into account movements on credit spreads and credit qualities. The change in fair value recorded for the year ended December 31, 2003 was $25.0 million (2002: $(0.6) million). As at December 31, 2003, a net asset of $5.5 million (2002: ($10.1) million) was included in insurance and reinsurance premiums receivable. The notional value of such contracts at December 31, 2003 was $343.4 million (2002: $315 million).

b)    Investment Derivatives

        The Company currently uses foreign currency forward contracts to minimize the effect of fluctuating foreign currencies and to gain exposure to interest rate differentials between differing market rates. Forward currency contracts purchased are not specifically identifiable against cash, any single security or any groups of securities and, therefore, do not qualify and are not designated as a hedge for financial reporting purposes. All realized gains and unrealized gains and losses on foreign currency forward contracts are recognized in the statements of operations and comprehensive income. During the year ended December 31, 2003, the Company recorded $0.5 million (2002: $1.3 million; 2001: $nil) realized and unrealized gains on foreign currency forward contracts. As at December 31,

2003 the net contractual amount of foreign currency forward contracts was $3.8 million (2002: $0.4 million; 2001: $nil), with a negligible fair market value (2002 $negligible; 2001: $nil).

        With effect from July 1, 2003, the Company adopted FAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". As a result, some of the Company's mortgage-backed securities are required to be classified as derivatives and the unrealized gains (losses) associated with these securities that were previously recorded in accumulated other comprehensive income are now recorded in net realized gains (losses). During the year ended December 31, 2003, the Company recorded $5.5 million of realized and unrealized losses on mortgage-backed investment derivatives. As at December 31, 2003, the Company did not hold any mortgage-backed investment derivatives in its investment portfolio.

        During the first half of 2002, the Company utilized other investment derivatives as was permitted by our guidelines in effect at that time. During the year ended December 31, 2002, the Company recorded $2.3 million of realized and unrealized gains on other investment derivatives.

10.    Commitments and Contingencies

a)    Concentrations of Credit Risk

        The investment portfolio is managed by external advisors in accordance with prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue and issuers. The Company did not have an aggregate exposure in a single entity, other than in U.S. Government and U.S. Government agency securities, of more than 2% of shareholders' equity at December 31, 2003.

b)    Brokers

        The Company produces its business through brokers and direct relationships with insurance companies. During the year ended December 31, 2003, three brokers accounted for approximately 64.5% (2002: 69.2%; 2001: 81.8%) of the total gross premiums written by the Company. One broker accounted for approximately 33.7% (2002: 37.9%; 2001: 22.7%), the second for approximately 19.3% (2002: 20.7%; 2001: 39.5%) and the third for approximately 11.5% (2002: 10.6%; 2001: 19.6%). Each of these brokers is a large, well established company. No other broker and no one insured or reinsured accounted for more than 10% of gross premiums written in the years ended December 31, 2003 and 2002 and the period ended December 31, 2001.

c)     Credit Facilities

        As at December 31, 2003, the Company had a $550 million revolving credit facility available from a syndicate of commercial banks. Up to $550 million may be used to issue letters of credit and up to $100 million for general corporate purposes with total borrowing not to exceed $550 million. As at December 31, 2003, the Company had letters of credit of $127.3 million (2002: $10.0 million) outstanding. Associated with the Company's bank commitments are various loan covenants that include, among other things, the requirement that the Company maintain a minimum level of capital and surplus of $1.4 billion and a debt to total capitalization ratio not greater than 0.35:1.00. The Company was in compliance with all covenants at December 31, 2003. There was no debt outstanding as at December 31, 2003 or December 31, 2002.

d)    Lease Commitments

        The Company and its subsidiaries lease office space in the countries in which they operate under operating leases which expire at various dates. The Company renews and enters into new leases in the ordinary course of business as required. Total rent expense with respect to these operating leases for the year ended December 31, 2003 was approximately $5,088 (2002: $1,885: 2001: $89).

        Future minimum lease payments under the leases are expected to be as follows:

Year
2004	$4,036
2005	2,965
2006	2,739
2007	2,274
2008	2,003
Later years	7,871

Total minimum future lease commitments	$21,888

11.    Earnings Per Share

      The following table sets forth the comparison of basic and diluted earnings per share:

	Year ended December 31, 2003	Year ended December 31, 2002	Period ended December 31, 2001
Basic earnings per share
Net income	$532,350	$265,119	$2,680

Weighted average common shares outstanding	144,262,881	135,442,240	105,103,400

Basic earnings per share	$3.69	$1.96	$0.03

Diluted earnings per share
Net income	$532,350	$265,119	$2,680

Weighted average common shares outstanding	144,262,881	135,442,240	105,103,400

Share equivalents
Warrants	8,936,187	2,537,387	—
Options	1,847,847	395,510	—
Restricted Stock	643,848	105,486	—

Weighted average common shares outstanding — diluted	155,690,763	138,480,623	105,103,400

Diluted earnings per share	$3.42	$1.91	$0.03

12.    Shareholders' Equity

a)    Authorized Shares

        The authorized share capital is 800,000,000 common shares, par value of $0.0125 per share. The following table is a summary of changes in common shares issued and outstanding:

	December 31, 2003	December 31, 2002
Issued and outstanding shares, beginning of period	138,168,520	135,122,688
Cumulative effect of change in accounting for unearned stock grant compensation	(1,718,000)	—
Shares issued	16,023,491	3,045,832
Issued and outstanding shares, end of period	152,474,011	138,168,520

        On July 7, 2003, the Company issued 15,410,000 common shares in connection with its initial public offering. The Company received proceeds of $316.0 million after deducting costs associated with the offering of $23.0 million. The amount received in excess of the par value of the common shares was recorded in additional paid-in capital.

b)    Share Warrants

        In connection with its formation, the Company issued warrants to the founding group of shareholders which entitle them to purchase up to 12% of the aggregate number of outstanding shares, calculated on a fully diluted basis, on the exercise date at a price of $12.50 per share. The warrants are subject to anti-dilution provisions that adjust both the exercise price and the number of shares issuable upon exercise of the warrants in the event of dividends, distributions or stock adjustments. These provisions ensure that the holder is in the same position as if the warrant had been exercised immediately before the dividend, distribution or stock adjustment.

        As at December 31, 2003, 19,690,692 common shares (2002: 19,543,304: 2001: 18,780,664) would be issued pursuant to the warrants, if all warrants were exercised at a price of $12.43 (2002 and 2001 $12.50). The expiration date for the warrants is November 20, 2011.

        The warrants were granted to the founding group of shareholders as an inducement to purchase stock in the Company; therefore, no compensation expense has been recorded in connection with the warrants. The fair value of the warrants as at November 20, 2001 of $65.1 million has been included in additional paid-in capital. This value has been calculated using the Black-Scholes option-pricing model. The assumptions used were: risk-free interest rate 5.1%; expected life 7 years; and dividend yield nil.

13.    Benefit Plans

(a)    Employee Benefit Plans

1)    Pension Plans

        The Company provides pension benefits to eligible employees through various plans sponsored by the Company. All pension plans are structured as defined contribution plans. During the year ended December 31, 2003, pension expenses totaled $3.9 million (2002: $1.0 million; 2001: $67).

2)    Long Term Equity Compensation Plan

        The Company has adopted a Long-Term Equity Compensation Plan that provides for the granting of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance share and performance unit awards and share purchase rights. The maximum number of common shares with respect to which awards may be granted under the plan is 14,855,192, of which 1,200,000 are available for issuance pursuant to share purchase rights and of which 13,655,192 are available for issuance under all other awards. The plan is administered by the Compensation Committee of the Board of Directors.

(i)    Options

        Options granted under the plan generally expire 10 years after the date of grant and generally vest ratably on an annual basis over three years from the date of grant. Exercise prices are established at the fair value of the Company's common shares at the date of grant.

        Effective January 1, 2003, the Company adopted, prospectively, the fair value recognition provisions of FAS No. 123 "Accounting for Stock-Based Compensation ("SFAS No. 123") for all stock options granted after January 1, 2003. During the year ended December 31, 2003, the Company expensed $425 (2002: $18; 2001: $nil) related to the grant of options. The weighted average fair value of options granted during 2003 was $1,099 (2002: $7,676: 2001: $8,321). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2003: risk free interest rates of 4.0% (2002: 3.8%; 2001: 5.1%), expected life of 7 years (2002 and 2001: 7 years), a dividend yield of 1.0% (2002 and 2001: nil) and an expected volatility of 22% (2001: nil).

        The following is a summary of stock options and related activity:

	Years ended				Period ended
	December 31, 2003		December 31, 2002		December 31, 2001
	Number of Options	Average Exercise Price	Number of Options	Average Exercise Price	Number of Options	Average Exercise Price
Outstanding — beginning of period	4,475,512	$13.03	2,589,112	$12.50	—	—
Granted	210,000	18.18	1,886,400	13.71	2,589,112	12.50
Exercised	(13,333)	(12.50)	—	—	—	—
Forfeited	(48,667)	(13.10)

Outstanding — end of period	4,623,512	$13.26	4,475,512	$13.03	2,589,112	$12.50

        The following table summarizes information about the Company's stock options for options outstanding as of December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise prices	Number of Options	Average Exercise Price	Average Remaining Contractual Life	Number of Options	Average Exercise Price
$12.50-$13.75	3,371,512	$12.55	7.98 years	2,077,542	$12.53
$13.76-$15.00	1,042,000	$14.41	8.71 years	380,670	$14.41
$15.01-$16.25	126,000	$16.25	9.04 years	—	—
$16.26-$25.65	84,000	$25.65	9.83 years	—	—

(ii)    Restricted Stock

        During the year ended December 31, 2003, 79,800 (2002: 1,652,000; 2001: 384,000) restricted common shares were awarded to employees of the Company and its subsidiaries and 36,000 restricted common shares were cancelled bringing the total issued to date to 2,079,800. Of this total, 200,000 shares were awarded outside of the plan to an employee of the Company and vested immediately upon issuance. The other restricted shares generally vest three years after the date of grant or upon the employee's earlier retirement, death, permanent disability or a change in control of the Company. Restricted shares are entitled to vote and dividends but may not be transferred during the period of restriction and are forfeited if the employee's employment terminates prior to vesting. Compensation equivalent to the estimated fair market value at the date of grant is amortized over a three-year vesting period. During the year ended December 31, 2003, the Company expensed $8,185 (2002: $6,215; 2001: $89) of restricted stock to income.

(iii)    Share Purchase Rights

        The maximum number of shares that may be offered for purchase under the plan pursuant to share purchase rights is 1,200,000 shares. Share purchase rights may only be granted to employees. In order to assist employees in purchasing shares pursuant to a grant of share purchase rights, the Company guaranteed full recourse loans secured by the shares purchased with the loan proceeds to employees who were not executive officers of the Company. During the year ended December 31, 2003, share purchase rights exercisable for 583,240 common shares (2002: 338,320; 2001: nil) were awarded to employees of the Company and its subsidiaries and 921,560 common shares were issued pursuant to outstanding share purchase rights. At December 31, 2003, there were no unexercised share purchase rights outstanding.

(d)    Director Benefit Plans

(i)    2003 Directors Long-Term Equity Compensation Plan

        The Company has adopted a Directors Long-Term Equity Compensation Plan that provides for the granting of non-qualified stock options and stock awards (restricted and unrestricted) to non-employee directors of the Company. The maximum number of common shares with respect to which awards may be granted under the plan is 1,200,000. The plan is administered by the Board of Directors. In 2003, the directors were awarded a grant of 8,000 stock options plus $20 worth of common shares pursuant to a restricted stock grant. In addition, directors may elect to receive their fees in common shares rather than cash. All awards are made at the fair market value of the common shares at the time of grant. As at December 31, 2003, 32,000 (2002: nil) stock options, 4,866 (2002: 19,584) common shares and 2,448 (2002: nil) restricted stock awards had been granted under the plan.

(ii)    2003 Directors Deferred Compensation Plan

        The Company has an unfunded nonqualified deferred compensation plan that allows participating directors to elect (i) the amount, if any, of cash or stock as fees for services to be deferred and (ii) the form in which payment is to be made. Directors who choose to defer fees otherwise payable in shares are credited a number of phantom stock units equal in amount to the number of shares of stock deferred. In the event a cash dividend is declared on the stock, the portion of the participant's deferral account denominated in phantom share units shall be credited with additional phantom share units (or portions thereof). Directors who choose to defer fees otherwise payable in cash shall be credited with interest on their cash deferral at a rate for the year of deferral that is 100 basis points above the 12-month LIBOR rate for deposits of U.S. dollars. Amounts deferred are 100% vested at all times. Generally, benefits are paid upon termination of service as a director. As at December 31, 2003, 17,620 (2002: 9,336) phantom share units had been issued under the plan.

14.    Related Party Transactions

        The transactions listed below are classified as related party transactions, as each counterparty has either a direct or indirect shareholding in the Company.

        AXIS Specialty entered into two agreements in November 2001 under which parties associated with certain of the Company's founding investors provided assistance in connection with the formation of AXIS Specialty. In connection with the first agreement, MMC Capital, Inc. received $25.8 million and John R. Charman received $2.5 million. In connection with the second agreement, Marsh & McLennan Companies, Inc. ("Marsh") received $8.4 million.

        AXIS Specialty entered into an advisory agreement in November 2001 with MMC Capital, Inc. ("MMC Capital"). Under this agreement, MMC Capital from time to time provides advice and assistance to the Company in connection with transactions and other matters as may be agreed by MMC Capital and the Company for a period of five years. During the term of this agreement, AXIS Specialty pays an annual fee of $1.0 million. During the year ended December 31, 2003, AXIS Specialty incurred $1.0 million (2002: $1.0 million; 2001: $115) of fees and expenses to MMC Capital pursuant to this agreement of which $250 (2002: $nil) was included in accounts payable and accrued expenses.

        AXIS Specialty entered into an agreement in November 2001 with The Putnam Advisory Company, L.L.C. ("Putnam") under which Putnam was appointed as an investment manager of part of the Company's investment portfolio. This agreement was entered into on an arms length basis on terms generally available in the market. During the year ended December 31, 2003, AXIS Specialty incurred $704 (2002: $671; 2001: $73) of fees pursuant to this agreement of which $176 (2002: $172) was included in accounts payable and accrued expenses.

        AXIS Specialty entered into agreements in November 2001 and December 2002 with J.P. Morgan Investment Management Inc. and its affiliates ("J.P. Morgan Investment Management") under which J.P. Morgan Investment Management was appointed as an investment manager of part of the Company's investment portfolio. These agreements were entered into on an arms length basis on terms available generally in the market. During the year ended December 31, 2003, AXIS Specialty incurred $530 (2002: $441; 2001: $57) of fees pursuant to these agreements of which $146 (2002: $240) was included in accounts payable and accrued expenses.

        During the year ended December 31, 2003, JPMorgan Chase Bank acted as administrative agent and lender for the Company's $550 million revolving credit facility. In addition, certain subsidiaries of the Company hold several bank accounts with JPMorgan Chase Bank. During the year ended December 31, 2003, the Company incurred fees in relation to these transactions of $678 (2002: $658), of which $210 (2002: $4) was included in accounts payable and accrued expenses.

        The Company's subsidiaries use Marsh and its subsidiaries for accounting and human resources consulting services. During the year ended December 31, 2003, the Company incurred $619 (2002: $570) in fees in connection with these transactions of which $44 (2002:$185) was included in accounts payable and accrued expenses. In addition, the Company pays brokerage and commissions to Marsh, which vary based on the amount of business produced. During the year ended December 31, 2003, the Company incurred $86.1 million (2002: $34.3 million; 2001: $44) in brokerage fees and commissions in connection with these transactions.

        In connection with its initial public offering, the Company used the investment banking services of J.P. Morgan Securities Inc. and Credit Suisse First Boston LLC. For these services, they received fees of $1.9 million and $2.4 million, respectively.

15.    Taxation

        Under current Bermuda law, the Company is not required to pay any taxes in Bermuda on its income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, the Company will be exempt from taxation in Bermuda until March 2016. The Company has operating subsidiaries and branch operations in the United States, Ireland, the United Kingdom and Switzerland and is subject to the relevant taxes in those jurisdictions.

        Income tax recovery for the year ended December 31, 2003 and December 31, 2002, was as follows:

	December 31, 2003	December 31, 2002
Current income tax	$8,306	$641
Deferred income tax recovery	(8,984)	(2,071)

Total income tax recovery	$(678)	$(1,430)

        There was no expense or payable in 2001 as the only operating company was located in Bermuda.

        Deferred income taxes reflect the tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the net deferred tax asset (liability) are as follows:

	December 31, 2003	December 31, 2002
Deferred tax assets:
Discounting of loss reserves	$6,818	$112
Unearned premium	6,845	32
Other	1,399	2,007

	$15,062	$2,151

Deferred tax liabilities:
Deferred acquisition costs	($5,021)	($80)
Other	(1,916)	—

	(6,937)	(80)

Net deferred tax asset	$8,125	$2,071

16.    Statutory Financial Information

      The Company's insurance and reinsurance operations are subject to insurance laws and regulations in the jurisdictions in which they operate, including Bermuda, Ireland and the United States. Statutory capital and surplus as reported to the relevant regulatory authorities for the principal operating subsidiaries of the Company as of December 31, 2003 was as follows:

	Bermuda	Ireland	United States
Required statutory capital and surplus	$776,259	$28,928	$47,900
Actual statutory capital and surplus	1,696,141	717,349	679,499

        The difference between statutory financial statements and statements prepared in accordance with U.S. GAAP vary by jurisdiction; however, the primary difference is that statutory financial statements do not reflect deferred policy acquisition costs, net deferred tax assets, intangible assets, unrealized appreciation on investments or any unauthorized/authorized reinsurance charges.

        The Company's U.S. operations required statutory capital and surplus is determined using risk based capital tests, which is the threshold that constitutes the authorized control level. If a Company falls below the control level, the commissioner is authorized to take whatever regulatory actions considered necessary to protect policyholders and creditors.

        As at December 31, 2003, there are no statutory restrictions on the payment of dividends from retained earnings by the Company as the minimum statutory capital and surplus requirements were satisfied by the share capital and additional paid-in capital of the Company in all jurisdictions in which it operates.

        As at December 31, 2003, the minimum levels of solvency and liquidity were met in all jurisdictions in which the Company operates.

17.    Stock Split

        These financial statements have been retroactively adjusted for an 8 for 1 share split, which was effective on June 30, 2003.

18.    Condensed Unaudited Quarterly Financial Data

	Quarters ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Gross premiums written	$608,587	$551,450	$633,942	$479,665
Net premiums earned	302,427	335,592	397,466	400,744
Net income	107,119	117,754	146,982	160,495
Comprehensive income	112,514	124,595	148,851	146,303
Net income per share — basic	$0.79	$0.86	$0.97	$1.05
Net income per share — diluted	$0.75	$0.81	$0.90	$0.97
	Quarters ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Gross premiums written	$265,679	$260,721	$252,260	$329,342
Net premiums earned	55,602	94,470	167,703	219,074
Net income	31,717	30,007	92,123	111,271
Comprehensive income	14,109	51,903	115,187	109,860
Net income per share — basic	$0.23	$0.22	$0.68	$0.82
Net income per share — diluted	$0.23	$0.22	$0.68	$0.80

GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS

Acquisition costs:	The aggregate of policy acquisition costs, including commissions and the portion of administrative, general and other expenses attributable to underwriting operations.
Acquisition cost ratio:
The acquisition cost ratio measures the ratio of acquisition costs to net premiums written, if determined in accordance with SAP, or the ratio of acquisition costs (adjusted by deferred policy acquisition costs) to net premiums earned if determined in accordance with U.S. GAAP.
Additional case reserves ("ACR"):	The reserves set aside on events that are known but not yet reported, based on the possibility of a claim. This amount is adjusted as claims notifications are received.
Attachment point:	The amount of loss (per occurrence or in the aggregate) above which excess of loss reinsurance becomes operative.
Broker:
One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other service rendered, between (i) a policyholder and a primary insurer, on behalf of the insured party, (ii) a primary insurer and reinsurer, on behalf of the primary insurer or (iii) a reinsurer and a retrocessionaire, on behalf of the reinsurer.
Casualty insurance:
Insurance that is primarily concerned with the losses caused by injuries to third persons (in other words, persons other than the policyholder) and the legal liability imposed on the insured resulting from those injuries.
Cede; Cedent; Ceding company:	When a party reinsures its liability with another, it "cedes" business and is referred to as the "cedent" or "ceding company."
Ceding commission:
A fee based upon the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense), which also may include a profit factor.
Combined ratio:
The combined ratio is the sum of the net loss and loss expense ratio, the acquisition cost ratio and the general and administrative expense ratio, determined in accordance with either SAP or U.S. GAAP. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income.

Excess of loss:
A generic term describing reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "level" or "retention." Also known as non-proportional reinsurance. Excess of loss reinsurance is written in layers. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of a reinsurer's insolvency.
General and administrative expense ratio:	The ratio of general and administrative expenses to net premiums earned.
Gross premiums written:	Total premiums for insurance written and reinsurance assumed during a given period.
Incurred but not reported ("IBNR"):
Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on losses which are known to the insurer or reinsurer.
Layer:	The interval between the retention or attachment point and the maximum limit of indemnity for which a reinsurer is responsible.
Line slip:	An application submitted by a broker to the underwriters at Lloyd's of London which, when accepted by underwriters of syndicates, becomes a binder of insurance.
Loss reserves:
Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss expenses.
Losses and loss expenses:
The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs (also known as claim adjustment expenses), plus losses incurred with respect to claims.
Net loss and loss expense ratio:	The ratio of net losses and loss expenses to net premiums earned, determined in accordance with either SAP or U.S. GAAP.
Net losses and loss expenses	Losses and loss expenses net of reinsurance recoveries.
Net premiums earned:	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.
Net premiums written:	Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.

Proportional reinsurance:
A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the reinsured. Proportional reinsurance is also known as pro rata reinsurance, quota share reinsurance or participating reinsurance. In proportional reinsurance, the reinsurer generally pays the ceding company a ceding commission.
Reinsurance:
An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.
Reserves:
Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for loss expenses and for unearned premiums. Loss reserves consist of "case reserves," or reserves established with respect to individual reported claims, and "IBNR reserves." For reinsurers, loss expenses reserves are generally not significant because substantially all of the loss expenses associated with particular claims are incurred by the primary insurer and reported to reinsurers as losses. Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also "Loss reserves."
Retention:
The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level up to the outer limit of the program, if any, are paid by the reinsurer. In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage.
Retrocessional reinsurance; Retrocessionaire:
A transaction whereby a reinsurer cedes to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Specialty lines:	Lines of insurance and reinsurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard commercial products carriers.
Statutory accounting principles ("SAP"):
Recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by United States state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.
Submission:
An unprocessed application for (i) insurance coverage forwarded to a primary insurer by a prospective policyholder or by a broker on behalf of such prospective policyholder, (ii) reinsurance coverage forwarded to a reinsurer by a prospective ceding insurer or by a broker or intermediary on behalf of such prospective ceding insurer or (iii) retrocessional coverage forwarded to a retrocessionaire by a prospective ceding reinsurer or by a broker or intermediary on behalf of such prospective ceding reinsurer.
Treaty reinsurance:
The reinsurance of a specified type or category of risks defined in a reinsurance agreement between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer, and the reinsurer is obligated to accept, a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.
Underwriting capacity:
The maximum amount that an insurance company can write. The limit is generally determined by the company's retained earnings and investment capital. Reinsurance serves to increase a company's underwriting capacity by reducing its exposure from particular risks.
U.S. generally accepted accounting principles ("U.S. GAAP"):
United States generally accepted accounting principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board. U.S. GAAP is the method of accounting used by AXIS Capital for reporting to shareholders.

Joint Book-Running Managers

MORGAN STANLEY	CITIGROUP

JPMORGAN

CREDIT SUISSE FIRST BOSTON	DEUTSCHE BANK SECURITIES	MERRILL LYNCH & CO.

COCHRAN, CARONIA & CO.	FOX-PITT, KELTON	WACHOVIA SECURITIES

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Table of Contents
PROSPECTUS SUMMARY
THE COMPANY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON SHARES
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY BACKGROUND
BUSINESS
Gross Premiums Written by Business Segment
Global Insurance — Gross Premiums Written by Line
Global Reinsurance — Gross Premiums Written by Line
Global Reinsurance — Gross Premiums Written by Geographic Area
U.S. Insurance — Gross Premiums Written by Line
U.S. Reinsurance — Gross Premiums Written by Line
Types of Securities in Our Fixed Income Portfolio and Their Fair Market Values and Amortized Costs
REGULATION
MANAGEMENT
Summary Compensation Table
PRINCIPAL SHAREHOLDERS
SELLING SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MATERIAL TAX CONSIDERATIONS
DESCRIPTION OF SHARE CAPITAL
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
Relationship with Underwriters
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AXIS CAPITAL HOLDINGS LIMITED
INDEPENDENT AUDITORS' REPORT
AXIS CAPITAL HOLDINGS LIMITED CONSOLIDATED BALANCE SHEETS As at December 31, 2003 and 2002 (Expressed in thousands of U.S. dollars, except share amounts)
AXIS CAPITAL HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME For the years ended December 31, 2003 and 2002 and the period from November 8, 2001 to December 31, 2001 (Expressed in thousands of U.S. dollars, except share and per share amounts)
AXIS CAPITAL HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For the years ended December 31, 2003 and 2002 and the period from November 8, 2001 to December 31, 2001 (Expressed in thousands of U.S. dollars)
AXIS CAPITAL HOLDINGS LIMITED CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended December 31, 2003 and 2002 and the period from November 8, 2001 to December 31, 2001 (Expressed in thousands of U.S. dollars)
AXIS CAPITAL HOLDINGS LIMITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Expressed in thousands of U.S. dollars, except share and per share amounts)
GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS